Exhibit 2.3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-  - - - - - - - - - - - - - - - - - - - - - - - x

                                                 :   Chapter 11
                           In re
                                                 :   Case No.  99 B 11577 (PCB)
AMERICAN BANKNOTE CORPORATION,
                                                 :
                                 Debtor.
                                                 x
-  - - - - - - - - - - - - - - - - - - - - - - -


                        DISCLOSURE STATEMENT WITH RESPECT
                      TO SECOND AMENDED REORGANIZATION PLAN
                        OF AMERICAN BANKNOTE CORPORATION



                                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                                LLP Attorneys for American
                                                Banknote Corporation, Debtor and
                                                Debtor-in-Possession

                                                Kayalyn A. Marafioti
                                                Frederick D. Morris
                                                Four Times Square
                                                New York, New York  10036-6522
                                                (212) 735-3000
Dated:   New York, New York
         September 12, 2000

                                   DISCLAIMER

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED TO THE PLAN, AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTOR, THE NOTEHOLDERS' COMMITTEE, OR ANY OTHER PARTY IN INTEREST HAVE BEEN SUBMITTED TO OR APPROVED BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION REGARDING SUCH DESCRIPTIONS.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTOR.

                                TABLE OF EXHIBITS

I    INTRODUCTION.............................................................1

II   THE BANKRUPTCY PLAN VOTING  INSTRUCTIONS AND PROCEDURES..................2

     A.  Definitions..........................................................2

     B.  Notice To Holders Of Claims And Interests............................2

     C.  Solicitation Package.................................................3

     D.  Voting Procedures, Ballots, And Voting Deadline......................3

     E.  Confirmation Hearing And Deadline For Objections To Confirmation.....4

III  GENERAL INFORMATION......................................................5

     A.  Introduction.........................................................5

     B.  ABN..................................................................6

         1.   Holding Company Structure.......................................6

         2.   Realignment Of Operations.......................................6

         3.   International Expansion.........................................7

         4.   Product Lines...................................................7

         5.   Sales And Marketing.............................................9

         6.   Patents........................................................10

         7.   Raw Materials..................................................10

         8.   Environmental Matters..........................................10

     C.  Outstanding Securities..............................................10

         1.   10 3/8% Senior Notes...........................................10

         2.   11 5/8% Senior Notes...........................................10

         3.   11 1/4% Senior Subordinated Notes..............................10

         4.   Convertible Subordinated Notes.................................11

         5.   Preferred Stock................................................11

         6.   Common Stock...................................................11

     D.  Events Leading To The Filing Of The Chapter 11 Case.................11

         1.   Pre-petition Developments......................................11

         2.   Negotiations With The Noteholders' Committee...................12

         3.   Possible Restatement Of Financials; Securities Actions.........12

         4.   Suspension Of Trading In Common Stock..........................13

     E.  Purposes And Effects Of The Plan....................................13

IV   BUSINESS PLAN FOR REORGANIZED ABN.......................................14

     A.   Business And Operating Strategies Of ABN...........................14

     B.   Risk Factors Related To ABN's Business Plan........................14

          1.  Competition....................................................14

          2.  Foreign Operations.............................................15

V    CORPORATE STRUCTURE AND MANAGEMENT OF ABN...............................15

     A.  Board Of Directors Of ABN...........................................15

     B.  Management Of ABN...................................................16

     C.  Employment Arrangements.............................................17

     D.  Management Incentive Plan...........................................17

     E.  Management Bonuses..................................................18

VI   CERTAIN EVENTS IN THE CHAPTER 11 CASE...................................19

     A.  "First-Day" Orders..................................................19

         1.   Order Authorizing Maintenance Of Existing Bank Accounts And
              Continued Use Of Cash Management System........................19

         2.   Order Extending Stay Against Utilities.........................19

         3.   Order Authorizing Payment Of Pre-petition Wages, Salaries,
              And Contributions To Employee Benefit Plans....................19

         4.   Order Setting Bar Date For The Filing Of Claims Against ABN....19

         5.   Order Scheduling Hearing To Consider Approval Of
              The Disclosure Statement And Confirmation Of
              The Plan.......................................................20

     B.  Retention Of Professionals..........................................20

     C.  Appointment Of Equity Committee.....................................20

     D.  SEC Investigation...................................................20

     E.  United States Attorney Investigation................................20

     F.  Litigation With Bank Of Lithuania...................................21

     G.  Consultant Settlement Agreement.....................................21

VII  SUMMARY OF THE PLAN.....................................................23

     A.  Introduction........................................................23

     B.  Classification And Treatment Of Claims And Interests................24

         1.   Unclassified Claims............................................24

         2.   Unimpaired Classes Of Claims...................................26

         3.   Impaired Classes Of Claims And Interests.......................27

     C.  Special Provision Regarding Unimpaired Claims.......................35

     D.  Special Provisions Regarding Certain Class 11 Claims................35

     E.  Other Provisions Of The Plan........................................36

         1.   Continued Corporate Existence..................................36

         2.   Cancellation Of Existing Securities And Agreements.............36

         3.   Revesting Of Assets............................................36

         4.   Effectuating Documents; Further Transactions...................37

         5.   Exemption From Certain Transfer Taxes..........................37

         6.   Compromises And Settlements....................................37

         7.   Payment Of Statutory Fees......................................39

         8.   Severability Of Plan Provisions................................39

         9.   Revocation, Withdrawal, Or Non-Consummation....................39

         10.  Plan Supplement................................................40

         11.  Indemnification Obligations....................................40

         12.  Term Of Injunctions Or Stays...................................40

         13.  Governing Law..................................................40

         14.  Distributions Under The Plan...................................41

         15.  Resolution And Treatment Of Disputed, Contingent, And
              Unliquidated Claims............................................44

         16.  Surrender And Cancellation Of Securities Or Instruments........45

         17.  Treatment Of Executory Contracts And Unexpired Leases..........46

         18.  Retention Of Jurisdiction......................................48

         19.  Bar Dates......................................................48

         20.  Miscellaneous..................................................49

     F.  Confirmation Of The Plan............................................50

         1.   Confirmation Hearing...........................................50

         2.   Requirements For Confirmation Of The Plan......................51

         3.   Confirmation Without Acceptance Of All Impaired Classes -
              Cramdown"......................................................52

         4.   Conditions To Confirmation And Consummation....................53

         5.   Modifications And Amendments...................................56

     G.  Effects Of Confirmation.............................................57

         1.   Binding Effect.................................................57

         2.   Discharge Of ABN...............................................57

         3.   Permanent Injunction...........................................57

         4.   Debtor Releases................................................57

         5.   Other Releases.................................................58

         6.   Waiver Of Enforcement Of Subordination.........................59

         7.   Committees.....................................................59

VIII TREATMENT OF EMPLOYEES  DURING THE CHAPTER 11 CASE......................59

IX   FINANCING DURING AND  AFTER THE CHAPTER 11 CASE.........................59

     A.  Dividends And Intercompany Advances.................................59

     B.  Rabbi Trust Funds...................................................60

X    CERTAIN FACTORS TO BE CONSIDERED........................................60

     A.  Maintenance Of Operations And Post-Petition Financing...............60

     B.  Certain Bankruptcy Considerations...................................61

         1.   Effect On Non-Filing Subsidiaries Or Affiliates................61

         2.   Failure To Confirm The Plan....................................61

         3.   Failure To Consummate The Plan.................................61

         4.   Failure To Resolve Bank Of Lithuania Claim.....................61

         5.   United States Attorney Investigation...........................62

     C.  Certain Tax Considerations..........................................62

     D.  Inherent Uncertainty Of Financial Projections.......................62

     E.  Dividends...........................................................63

     F.  Competition.........................................................63

XI   SECURITIES TO BE ISSUED IN  CONNECTION WITH THE PLAN....................63

     A.  Description Of Securities To Be Issued..............................63

         1.   New Common Stock...............................................63

         2.   New Warrants...................................................64

         3.   Management Incentive Options...................................64

         4.   Consultant Options.............................................64

         5.   Equity Options.................................................65

         6.   Rights Offering................................................65

     B.  Resale Of Securities Of Reorganized ABN.............................65

         1.   Registration Of New Common Stock...............................65

         2.   Registration Rights Agreement..................................67

         3.   Lack Of Established Market For New Securities..................67

XII  CERTAIN UNITED STATES FEDERAL INCOME  TAX CONSEQUENCES OF THE PLAN......68

     A.  U.S. Federal Income Tax Consequences To ABN.........................69

         1.   Cancellation Of Indebtedness Income............................69

         2.   Deductions Of Accrued Interest And Original Issue Discount
              By Reorganized ABN.............................................70

         3.   Limitations On NOLs And Other Tax Attributes...................70

         4.   Alternative Minimum Tax........................................71

     B.  U.S. Federal Income Tax Consequences To Holders Of Claims
         And Interests.......................................................72

         1.   U.S. Federal Income Tax Consequences To Holders Of Allowed
              Class 4 11 4/8% Senior Note Claims..............................73

         2.   U.S. Federal Income Tax Consequences To Holders Of Allowed
              Class 5 10 3/8% Senior Note Claims..............................73

         3.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 6 1 1/4% Senior Subordinated Note Claims.........75

         4.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 7 Convertible Subordinated
              Note Claims....................................................76

         5.   U.S. Federal Income Tax Consequences To Holders Of Allowed
              Class 8 Unsurrendered Preferred Stock Claims...................76

         6.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 9 Preferred Stock Interests......................76

         7.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 10 Common Stock Interests........................77

         8.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 11 Securities Claims.............................78

         9.   U.S. Federal Income Tax Consequences To Holders Of
              Allowed Class 12 Warrants Interests............................78

XIII FEASIBILITY OF THE PLAN AND THE BEST  INTERESTS OF CREDITORS TEST.......78

     A.  Feasibility of The Plan.............................................78

     B.  Best Interests Test.................................................80

     C.  Liquidation Analysis................................................81

     D.  Valuation Of Reorganized ABN........................................82

         1.   Valuation Overview.............................................82

         2.   Methodology....................................................83

         3.   Valuation Of Reorganized ABN...................................84

XIV  ALTERNATIVES TO CONFIRMATION AND  CONSUMMATION OF THE PLAN..............85

     A.  Alternative Plan....................................................86

     B.  Liquidation Under Chapter 7 Or Chapter 11...........................86

XV   SOLICITATION; VOTING PROCEDURES.........................................87

XVI  SPECIAL NOTE FOR HOLDERS OF SECURITIES..................................88

     A.  Beneficial Owners...................................................88

     B.  Brokerage Firms, Banks, And Other Nominees..........................89

     C.  Fiduciaries And Other Representatives...............................89

     D.  Parties In Interest Entitled To Vote................................90

     E.  Classes Impaired Under The Plan.....................................90

XVII FINANCIAL ADVISORS; INFORMATION  AGENT; FEES AND EXPENSES...............91

XVIII RECOMMENDATION AND CONCLUSION..........................................92

     A.  Introduction........................................................1

     B.  Summary Of Significant Assumptions..................................1

     C.  Special Note Regarding Forward-Looking Statements...................5

     D.  Financial Projections...............................................6


EXHIBIT  NAME

     A   Second Amended Reorganization Plan Of American Banknote Corporation

     B   Unaudited Financial Information

     C   Liquidation Analysis

     D   Projected Financial Information

                                EXECUTIVE SUMMARY

     American Banknote Corporation ("ABN" or the "Debtor") filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on December 8, 1999. On that date, the Debtor also filed its plan of reorganization (as subsequently amended, the "Plan"), which sets forth the manner in which Claims against and Interests in the Debtor will be treated following the Debtors' emergence from Chapter 11. This Disclosure Statement describes certain aspects of the Plan, the Debtor's business operations, significant events occurring in its Chapter 11 case, and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and certain matters related to the Debtor's business. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THE DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement and the Plan.

A.   SUMMARY OF THE PLAN

     Under the Plan, Claims against and Interests in the Debtor are divided into Classes. Certain unclassified Claims, including Administrative Claims, Priority Tax Claims, and certain Other Priority Claims, will receive payment in Cash either on the Consummation Date, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed with the holders of such Claims. All other Claims and all Interests are classified into 12 Classes and will receive the distributions and recoveries (if any) described in the table below.

     The table below summarizes the classification and treatment of the principal pre-petition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under the section of the Disclosure Statement entitled "Summary of the Plan - Certain Matters Regarding Classification and Treatment of Claims and Interests." Estimated Claim amounts are based upon ABN's books and records as of October 31, 2000. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may be significantly different from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is attached hereto as Exhibit A.

     THE DEBTOR STRONGLY URGES ACCEPTANCE OF THE PLAN. THE DEBTOR HAS NEGOTIATED THE TERMS OF THE PLAN WITH AN INFORMAL COMMITTEE OF UNAFFILIATED NOTEHOLDERS (THE "NOTEHOLDERS' COMMITTEE") OF THE DEBTOR'S 11 1/4% SENIOR SUBORDINATED NOTES DUE 2007. THE NOTEHOLDERS' COMMITTEE, WHICH INCLUDES HOLDERS OF AT LEAST 85% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE 11 1/4% SENIOR SUBORDINATED NOTES DUE 2007, AND AT LEAST 56% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE 103/8% SENIOR NOTES DUE JUNE 1, 2002, STRONGLY RECOMMENDS THAT ALL CREDITORS VOTE TO ACCEPT THE PLAN. MOREOVER, THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS (THE "EQUITY COMMITTEE") ALSO STRONGLY RECOMMENDS THAT ALL EQUITY SECURITY HOLDERS VOTE TO ACCEPT THE PLAN.

               SUMMARY OF ANTICIPATED DISTRIBUTIONS UNDER THE PLAN

Class Description                  Treatment Under The Plan
---------------------------------- ---------------------------------------------
Administrative                     Subject to the requirements of Article
Claims ESTIMATED AMOUNT:           XIV.A.2 of the Plan, each holder of an
$2,700,000                         Allowed Administrative Claim shall receive,
                                   in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed
                                   Administrative Claim or (ii) such other
                                   treatment as to which ABN and such holder have agreed upon in writing; PROVIDED, HOWEVER, that Allowed Administrative Claims with respect to liabilities incurred by ABN in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. ESTIMATED RECOVERY - 100%

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Priority Tax                       Each holder of an Allowed Priority Tax Claim
Claims ESTIMATED AMOUNT:           shall receive, in full satisfaction,
$15,400                            settlement, release, and discharge of and in
                                   exchange for such Allowed Priority Tax Claim,
                                   (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) in the sole discretion of ABN, deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed
                                   Priority Tax Claim in an aggregate principal amount equal to the amount of such Allowed
                                   Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest
                                   Rate, as provided in section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such other treatment as to which ABN and such holder shall have agreed upon in writing. ESTIMATED
                                   RECOVERY - 100%

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Class 1- Other Priority            UNIMPAIRED - Each holder of an Allowed Other
Claims ESTIMATED AMOUNT:           Priority Claim shall receive, in full
NONE                               satisfaction, settlement, release, and
                                   discharge of and in exchange for such Allowed
                                   Other Priority Claim, in the sole discretion of ABN, (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such other treatment as to which ABN and such holder shall have agreed upon in WRITING.ESTIMATED RECOVERY - 100%

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Class 2 - Other Secured            UNIMPAIRED - Class 2 consists of all Secured
Claims1 ESTIMATED AMOUNT:          Claims other than the 10 3/8% Senior Note
NONE                               Claims. Each holder of an Allowed Other
                                   Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Other
                                   Secured Claim, in the sole discretion of ABN,
                                   (i) receive Cash in an amount equal to such Allowed Other Secured Claim, (ii) receive deferred Cash payments totaling at least the allowed amount of such Allowed Other Secured
                                   Claim, of a value, as of the Consummation
                                   Date, of at least the value of such holder's interest in the Estate's interest in the collateral securing the Allowed Other Secured
                                   Claim, (iii) upon abandonment by ABN, receive the collateral securing such holder's Allowed
                                   Other Secured Claim, (iv) receive payments or liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the collateral securing the Allowed Other Secured Claim, (v) have its
                                   Allowed Other Secured Claim Reinstated, or
                                   (vi) receive such other treatment as ABN and such holder shall have agreed upon in writing.ESTIMATED RECOVERY - 100%

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Class 3 - General Unsecured        UNIMPAIRED - Each holder of an Allowed
Claims ESTIMATED AMOUNT:           General Unsecured Claim shall, in full
$7,584,987                         satisfaction, settlement, release, and
                                   discharge of and in exchange for such Allowed
                                   General Unsecured Claim, in the sole
                                   discretion of ABN, (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed
                                   General Unsecured Claim entitles the holder of such Claim, (ii) have its Allowed General
                                   Unsecured Claim Reinstated, or (iii) receive such other treatment as to which ABN and such holder shall have agreed upon in writing.
                                   ESTIMATED RECOVERY: 100%

--------
1 Each secured Creditor will be placed in a separate subclass of Class 2; each subclass will be treated as a separate Class for voting and distribution purposes.

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Class 4 - 11 5/8% Senior Note      UNIMPAIRED -Each holder of an Allowed 11 5/8%
Claims ESTIMATED AMOUNT:           Senior Note Claim shall, in full
$9,751,563.84                      satisfaction, settlement, release, and
                                   discharge of and in exchange for such Allowed
                                   11 5/8% Senior Note Claim, (i) have its
                                   Allowed 11 5/8% Senior Note Claim Reinstated
                                   (including by paying accrued but unpaid
                                   interest due pursuant to the terms of the 11
                                   5/8% Senior Notes Indenture), or (ii) receive such other treatment as to which ABN and such holder shall have agreed upon in writing.
                                   ESTIMATED RECOVERY: 100%

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Class 5 - 10 3/8% Senior Note      IMPAIRED - Each holder of an Allowed 10 3/8%
Claims ESTIMATED AMOUNT:           Senior Note Claim shall, in full
$66,339,769.27                     satisfaction, settlement, release, and
                                   discharge of and in exchange for such Allowed
                                   10 3/8% Senior Note Claim, have its Allowed
                                   10 3/8% Senior Note Claim Reinstated, except that (a) the definition of the term "Change in Control" in the 10 3/8% Senior Notes
                                   Indenture shall be deemed amended to exclude a Change in Control, if any, that results solely from the Chapter 11 Case, confirmation of the Plan, and/or the distributions to be received by holders of Claims and Interests under the Plan, (b) ABN shall have the option to make interest payments in kind ("PIK") in the form of additional 10 3/8% Senior Notes for any interest payments that becomes or has become due on or prior to June 1, 2002, at ABN's sole option, (c) covenants relating to limitations on restricted payments, limitations on indebtedness, and limitations on liens shall be deemed amended as set forth more fully in the Plan and Disclosure
                                   Statement, (d) on the Consummation Date, the outstanding principal amount of the indenture shall be increased by $1,130,000 (equal to 2%
                                   of the outstanding principal amount of 10
                                   3/8% Senior Notes), to be shared Pro Rata among the holders of Allowed Class 5 10 3/8%
                                   Senior Note Claims and to be payable in
                                   accordance with the terms of the 10 3/8%
                                   Senior Notes Indenture, as amended, (e) the
                                   10 3/8% Senior Notes Indenture shall be
                                   amended to provide that the maturity of the 10 3/8% Senior Notes shall be extended one year, and (f) the 10 3/8% Senior Notes
                                   Indenture shall be amended to provide that the asset sale basket in connection with the limitation on use of proceeds from asset sales shall be increased from $5 million to $7.5 million.ESTIMATED RECOVERY - 100%


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Class 6 - 11 1/4% Senior           IMPAIRED - Each holder of an Allowed 11 1/4%
Subordinated Note                  Senior Subordinated Note Claim shall receive,
Claims ESTIMATED AMOUNT:           in full satisfaction, settlement, release,
$106,219,277.34                    and discharge of and in exchange for such
                                   Allowed 11 1/4% SenioR Subordinated Note
                                   Claim, its Pro Rata share of 10,621,928
                                   shares of New Common Stock, representing approximately 90% of the initial shares of New Common Stock, subject to dilution by the exercise of the New Warrants, the Management
                                   Incentive Options, the Rights, the Equity
                                   Options, and the Consultant Options. Each holder of an 11 1/4% Senior Subordinated Note
                                   Claim shall be deemed to havE released the Debtor, each Subsidiary Guarantor, and their agents and employees from any and all claims and liability arising from or under the 11
                                   1/4% Senior Subordinated Notes and each sucH
                                   Subsidiary Guarantor's Subsidiary Guarantee, and the Debtor shall be deemed to have released each holder of an 11 1/4% SenioR
                                   Subordinated Note Claim and their agents and employees from any and all claims and liability arising from or under the 11 1/4%
                                   SenioR Subordinated Notes and each such
                                   Subsidiary Guarantor's Subsidiary
                                   Guarantee.ESTIMATED RECOVERY - 100%

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Class 7 - Convertible              IMPAIRED - Each holder of an Allowed
Subordinated Note                  Convertible Subordinated Note Claim shall
Claims ESTIMATED AMOUNT:           receive, in full satisfaction, settlement,
$3,692,880.76                      release, and discharge of and in exchange for
                                   such Allowed Convertible Subordinated Note
                                   Claim, its Pro Rata share of 221,573 shares of New Common Stock (representing approximately 1.9 % of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive
                                   Options, the Rights, the Equity Options, and the Consultant Options. Each holder of an Allowed Convertible Subordinated Note Claim shall be deemed to have released the Debtor, the Reorganized Debtor, and each of their officers, directors, agents, and professionals from any and all claims and liability arising from or related in any way to the Convertible Subordinated Notes, as more fully set forth in the Plan and Disclosure Statement, and the Debtor and Reorganized Debtor will release each holder of a Convertible Subordinated Note Claim and each of their officers, directors, agents, and professionals from any and all claims and liability arising from or relating in any way to the Convertible Subordinated Notes, as more fully set forth in the Plan and Disclosure STATEMENT.ESTIMATED RECOVERY - 60%

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Class 8 - Unsurrendered            IMPAIRED - Unsurrendered Preferred Stock
Preferred Stock Claims             Claims will be subordinated in payment to all
ESTIMATED AMOUNT:                  other Unsecured Claims pursuant to section
$432,448.75                        510(c) of the Bankruptcy Code. Each holder of
                                   an Allowed Unsurrendered Preferred Stock
                                   Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsurrendered
                                   Preferred Stock Claim, its Pro Rata Share of
                                   43,245 shares of New Common Stock
                                   (representing approximately 0.4% of the
                                   initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the
                                   Equity Options, and the Consultant
                                   Options.ESTIMATED RECOVERY: 100%

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Class 9 - Preferred Stock          IMPAIRED - Immediately prior to the
Interests                          Distribution Date, each holder of a Class 9
                                   Preferred Stock Interest shall be deemed to have converted each such Preferred Stock
                                   Interest into a Common Stock Interest, and each such Common Stock Interest shall be deemed to be outstanding as of the Distribution Record Date. On the Distribution
                                   Date, the Preferred Stock Interests shall be cancelled, and on the Distribution Date, 915,396 shares of New Common Stock
                                   (representing approximately 7.7% of the
                                   initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the
                                   Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Series 1 Warrants and New Series 2
                                   Warrants, and representing the right to
                                   purchase approximately 5% of the New Common
                                   Stock, subject to dilution by the Management
                                   Incentive Options, the Rights, the Equity
                                   Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, each holder of an Allowed
                                   Class 9 Preferred Stock Interest, other than the Consultant, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed
                                   Class 9 Preferred Stock Interest, (i) 60% of the New Common Stock in the Equity Reserve multiplied by the Class 9 Quotient, (ii) 60% of the New Series 1 Warrants held in the Equity Reserve multiplied by the Class 9
                                   Quotient, (iii) 60% of the New Series 2
                                   Warrants held in the Equity Reserve
                                   multiplied by the Class 9 Quotient, (iv) the 177,061 Equity Options multiplied by the Class 9 Quotient, and (v) any New Common
                                   Stock properly subscribed for by any such holder under the Rights Offering pursuant to
                                   Article IV.C.3 of the Plan, representing a total distribution to Class 9 of 51,015 shares of New Common Stock (and any New
                                   Common Stock properly subscribed for), 17,346
                                   New Series 1 Warrants, 17,346 New Series 2
                                   Warrants, and 16,446 Equity Options. The entry of a Final Order approving the Class
                                   Action Settlements shall be a condition
                                   precedent to the occurrence of the
                                   Consummation Date.

-------------------------------------------------------------------------------

Class 10 - Common Stock Interests  IMPAIRED - On the Distribution Date, the
                                   Common Stock Interests shall be cancelled, and 915,396 shares of New Common Stock (representing approximately 7.7% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Series 1 Warrants and New Series 2 Warrants, and representing the right to purchase approximately 5% of the New Common Stock, subject to dilution by the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, each holder of an Allowed Class 10 Common Stock Interest, other than the Consultant, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 10 Common Stock Interest, (i) 60% of the New Common Stock in the Equity Reserve multiplied by the Class 10 Quotient, (ii) 60% of the New Series 1 Warrants held in the Equity Reserve multiplied by the Class 10 Quotient, (iii) 60% of the New Series 2 Warrants held in the Equity Reserve multiplied by the Class 10 Quotient, (iv) the 177,061 Equity Options multiplied by the Class 10 Quotient, and (v) any New Common Stock properly subscribed for by any such holder under the Rights Offering pursuant to
                                   Article IV.C.3 of the Plan, representing a total distribution to Class 10 of 498,223 shares of New Common Stock (and any New Common Stock properly subscribed for), 169,399 New Series 1 Warrants, 169,399 New Series 2 Warrants, and 160,615 Equity Options. The entry of a Final Order approving the Class Action Settlements shall be a condition precedent to the occurrence of the Consummation Date.

-------------------------------------------------------------------------------

Class 11(a) - ABN Securities       IMPAIRED - The ABN Securities Claims will be
Claims                             subordinated in payment to all other
                                   Unsecured Claims under section 510(b) of the Bankruptcy Code. On the Consummation Date,
                                   915,396 shares of New Common Stock
                                   (representing approximately 7.7% of the
                                   initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the
                                   Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Warrants, and representing the right to purchase approximately 5% of the New
                                   Common Stock, subject to dilution by the Management Incentive Options, the Rights, the
                                   Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. Under the Plan, 40% of the New Common Stock and New
                                   Warrants in the Equity Reserve shall be
                                   distributed to the holders of Allowed Class
                                   11(a) and 11(b) claims. On the Distribution
                                   Date, or as soon thereafter as the District
                                   Court Claims Administrator can effectuate the distributions described herein, each holder of an Allowed Class 11(a) ABN Securities
                                   Claim, other than an Opt-Out ABN Securities
                                   Claim, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 11(a) ABN
                                   Securities Claim, its share of the New Common
                                   Stock and New Warrants pursuant to an
                                   allocation formula to be approved by the District Court in connection with the Class
                                   Action Settlements. The proposed allocation formula is set forth in greater detail in
                                   Article III.C.7 of the Plan. Holders of
                                   Opt-Out ABN Securities Claims shall receive a distribution from the Securities Claims
                                   Reserve in accordance with Article IV.C.4 of the Plan. The entry of a Final Order approving the Class Action Settlements shall be a condition precedent to the occurrence of the Consummation Date.

-------------------------------------------------------------------------------

Class 11(b) - ABNH Securities      IMPAIRED - The ABNH Securities Claims will be
Claims                             subordinated in payment to all other
                                   Unsecured Claims under section 510(b) of the Bankruptcy Code. On the Consummation Date,
                                   915,396 shares of New Common Stock
                                   (representing approximately 7.7% of the
                                   initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the
                                   Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Warrants, and representing the right to purchase approximately 5% of the New
                                   Common Stock, subject to dilution by the Management Incentive Options, the Rights, the
                                   Equity Options and the Consultant Options) shall be placed in the Equity Reserve. Under the Plan, 40% of the New Common Stock and New
                                   Warrants in the Equity Reserve shall be
                                   distributed to the holders of Allowed Class
                                   11(a) and 11(b) claims. On the Distribution
                                   Date, or as soon thereafter as the District
                                   Court Claims Administrator can effectuate the distributions described herein, each holder of an Allowed Class 11(b) ABNH Securities
                                   Claim, other than an Opt-Out ABNH Securities
                                   Claim, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 11(b) ABNH
                                   Securities Claim, its share of the New Common
                                   Stock and New Warrants pursuant to an
                                   allocation formula to be approved by the District Court in connection with the Class
                                   Action Settlements. The proposed allocation formula is set forth in greater detail in
                                   Article III.C.7 of the Plan. Holders of
                                   Opt-Out ABNH Securities Claims shall receive a distribution from the Securities Claims
                                   Reserve in accordance with Article IV.C.4 of the Plan. The entry of a Final Order approving the Class Action Settlements shall be a condition precedent to the occurrence of the Consummation Date.

-------------------------------------------------------------------------------

Class 12 - Warrants Interests      IMPAIRED - Each holder of an Allowed Warrants
                                   Interest shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Warrants INTEREST.ESTIMATED RECOVERY: 0%

-------------------------------------------------------------------------------

     After careful review of the Debtor's current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, the Debtor has concluded that the recovery to creditors will be maximized by the Debtor's continued operation as a going concern. The Debtor believes that its business and assets have significant value that would not be realized in the liquidation of the Debtor, either in whole or in substantial part. According to the liquidation analysis prepared by the Debtor with its financial advisors, the Debtor is worth considerably more to its Creditors in general as a going concern.

B.   SUMMARY OF POST-CONFIRMATION OPERATIONS

     Attached hereto as Exhibit D are financial statements which project the financial performance of Reorganized ABN, on a consolidated basis with its Subsidiaries, through December 31, 2003. These projections are based on the current business plan for Reorganized ABN. These projections were based upon information available as of December 1999, and were updated in June 2000 to reflect the subsequent operating performance of the Subsidiaries.

                                 I INTRODUCTION

     ABN, debtor and debtor-in-possession, hereby transmits this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on its reorganization plan, filed with the United States Bankruptcy Court for the Southern District of New York on December 8, 1999, as amended on August 17, 2000 (the "Plan"), and as it may be further amended from time to time in accordance with its terms and in accordance with 11 U.S.C. ss. 1127. A copy of the PlaN is annexed to this Disclosure Statement as Exhibit A.

     This Disclosure Statement sets forth certain information regarding the Debtor's pre-petition history, the nature of the Chapter 11 Case, and the anticipated organization and operations of Reorganized ABN. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims or Interests in Impaired Classes must follow for their votes to be counted.

     FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, PLEASE SEE "SUMMARY OF THE PLAN" AND "CERTAIN FACTORS TO BE CONSIDERED."

     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH ABN BELIEVES THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR'S MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. ABN IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

     NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING ABN OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR ALLOWED INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

                         II THE BANKRUPTCY PLAN VOTING
                            INSTRUCTIONS AND PROCEDURES

A.   DEFINITIONS

     Unless otherwise defined elsewhere in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan.

B.   NOTICE TO HOLDERS OF CLAIMS AND INTERESTS

     This Disclosure Statement is being transmitted to certain holders of Claims against and Interests in ABN. The purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of a Claim against or an Interest in ABN, to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

     On September 12, 2000, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against and Interests in ABN to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

     ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan and considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Case.

     THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning ABN other than the information contained herein.

     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS.

     Except with respect to the projections set forth in Appendix D annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither ABN nor Reorganized ABN intends to update the Projections. Accordingly, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. The delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT.

C.   SOLICITATION PACKAGE

     Accompanying this Disclosure Statement are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"), and, if applicable, (iii) one or more Ballots (and return envelopes) that you may use in voting to accept or to reject the Plan. If you did not receive a Ballot in your package and believe that you should have, please contact the Information Agent at the address or telephone number set forth in the next subsection.

D.   VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

     After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. HOLDERS OF SECURITIES SHOULD REFER TO "SOLICITATION; VOTING PROCEDURES - SPECIAL NOTE FOR HOLDERS OF SECURITIES" FOR FURTHER INFORMATION REGARDING VOTING PROCEDURES.

     Each Ballot has been coded to reflect the Class of Claims or Class of Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

     FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN OCTOBER 23, 2000, AT 5:00 P.M. (EDT) (THE "VOTING DEADLINE") BY MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 (THE "INFORMATION AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

     If you have any questions about the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received, please contact the Information Agent:

              MacKenzie Partners, Inc.
              156 Fifth Avenue
              New York, New York 10010
              Att'n:  Edith A. Lohman
              Telephone:  (212) 929-5500
              Telephone:  (800) 322-2885
              Att'n:  American Banknote Corporation

     If you wish to obtain, at your own expense unless otherwise specifically required by Fed. R. Bank. P. 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Information Agent or log on to the Bankruptcy Court's website at HTTP://WWW.NYSB.USCOURTS.GOV.

     If you have any questions about the amount of your Claim, please contact the Information Agent at the address and telephone numbers set forth above.

     Additionally, pursuant to the terms and conditions of the Rights Offering Procedures annexed to the Plan as Exhibit C, each holder of a Class 9 Preferred Stock Interest or a Class 10 Common Stock Interest whose Interest is allowed for voting purposes may elect to subscribe up to an amount equal to its pro rata share (as determined in accordance with the Rights Offering Procedures) of Rights, which Rights consist of the right to purchase up to 10% of the issued and outstanding shares of New Common Stock as of the Distribution Date, subject to the terms of the Rights Offering Procedures. PLEASE REFER TO EXHIBIT C TO THE PLAN FOR THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES.

E.   CONFIRMATION HEARING AND DEADLINE FOR OBJECTIONS TO CONFIRMATION

     Pursuant to section 1128 of the Bankruptcy Code and Fed. R. Bank. P. 3017(c), the Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") to commence on October 27, 2000 at 11:00 a.m. Eastern Daylight Time, or as soon thereafter as counsel may be heard, before the Honorable Prudence Carter Beatty, United States Bankruptcy Judge, in the United States Bankruptcy Court, Southern District of New York, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be filed with the clerk of the Bankruptcy Court and served so that they are RECEIVED on or before October 23, 2000 at 5:00 p.m. Eastern Daylight Time by:

         Counsel for ABN:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square
                    New York, New York 10036-6522
                    Att'n:  Kayalyn A. Marafioti, Esq.

         United States Trustee:

                    The Office of the United States Trustee
                    Southern District of New York
                    33 Whitehall Street
                    21st Floor
                    New York, New York 10004
                    Att'n: Tracy Hope Davis, Esq.

         Counsel for the Noteholders' Committee:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    590 Madison Avenue
                    New York, New York 10021
                    Att'n:  Lisa G. Beckerman, Esq.

         Counsel for the Equity Committee:

                    Andrews & Kurth LLP
                    805 Third Avenue
                    New York, New York  10022
                    Att'n:  Paul N. Silverstein, Esq.

     The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

IN ABN'S VIEW, THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES ELIGIBLE TO VOTE CONTEMPLATES A GREATER POTENTIAL RECOVERY FOR SUCH HOLDERS THAN WOULD BE AVAILABLE IN A LIQUIDATION. ACCORDINGLY, ABN BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS IN SUCH CLASSES, AND RECOMMENDS THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES ENTITLED TO DO SO VOTE TO ACCEPT THE PLAN.

                            III GENERAL INFORMATION

A.   INTRODUCTION

     The primary purpose of the Plan is to realign the capital structure of ABN so as to permit its present operations to continue and allow its future operating prospects to materialize. Currently, funds available to ABN are insufficient to meet all of its debt service requirements. Confirmation of the Plan would significantly reduce the principal amount of ABN's outstanding indebtedness by converting a substantial portion of that indebtedness into New Common Stock. By offering the holders of the 11 1/4% Senior Subordinated Notes approximately ninety percent (90%) of the equity of ABN on a post-restructuring basis, these holders will participate in the long term growth and appreciation of ABN's business which is expected to be enhanced by the significant reduction of its debt service obligations and the business plan described in more detail below.

B.   ABN

     1.   Holding Company Structure

     ABN is a holding company which, through its Subsidiaries in the United States, Brazil, Argentina, Australia, New Zealand, and France, provides secure products and systems through three principal product lines: transaction cards and systems; printing services and document management; and security printing solutions. ABN's principal Subsidiaries are American Banknote Company ("ABNCo"); American Bank Note Company Grafica e Servicos Ltda. ("ABNB"), a 77.5% owned Brazilian company; Transtex S.A., an Argentinean company; Leigh-Mardon Pty, Ltd. ("Leigh-Mardon"), an Australian company; and Sati Holdings S.A. ("Sati"), a French company.

     ABN was incorporated in 1993 in Delaware as United States Banknote Corporation and changed its name on July 1, 1995 to American Banknote Corporation. ABNCo, ABN's wholly-owned domestic Subsidiary, and ABNCo's predecessors have been in the business of providing security documents for more than 200 years.

     Only ABN is the subject of this Chapter 11 case. None of ABN's Subsidiaries is a debtor under the Bankruptcy Code. The financial viability and business of ABN is wholly dependent upon the businesses of its Subsidiaries. Thus, the following discussion of ABN's operations refers to the operations of its non-debtor Subsidiaries (ABN and its Subsidiaries are hereinafter referred to collectively as the "Company").

     2.   Realignment Of Operations

     In 1993, the Company made a strategic decision to (i) reduce its domestic manufacturing costs, (ii) diversify its products and services, and (iii) expand internationally. Between 1993 and 1999 the Company reduced the size of its corporate office, closed its Los Angeles and Chicago manufacturing facilities, opened a manufacturing facility in Colombia, Tennessee, and acquired businesses in Brazil, Australia, New Zealand, France, and Argentina. Despite the increase in domestic operating efficiencies and reductions in manufacturing and overhead costs, the Company has suffered a decline in demand for its domestic products due to the growth in electronic commerce. For example, volumes for food coupons, stock and bond certificates, and travelers checks have declined. Management is continuing to refine the Company's operations while at the same time pursuing new domestic product lines and opportunities. The Company's other product lines
- transaction cards and systems and printing service and document management - have shown growth internationally as transaction cards gain in use as a payment medium and companies outsource their document requirements.

     Effective July 20, 1998, ABN completed a public offering of all of its shares of American Bank Note Holographics, Inc. ("ABNH"), a former wholly-owned domestic Subsidiary. ABNH produced holograms for debit and credit cards as well as a variety of other secure documents and products, and operated within the Company's transaction cards and systems and printing services and document management product lines.

     3.   International Expansion

          a.   BRAZIL

     The Company's international expansion began in 1993 with the acquisition of ABNB, currently the largest private-sector security printer and manufacturer of transaction cards in Latin America and a leading stored-value telephone card manufacturer in Brazil. On July 1, 1995, ABNB acquired the security printing operations of Grafica Bradesco Ltda. from Banco Bradesco, S.A. in exchange for a 22.5% interest in ABNB. As of May 1, 1997, the Company acquired the plastic cards division of a company in Brazil, Menno Equipamentos para Escritorio Ltda. ABNB produces products in all three of the Company's product lines.

          b.   AUSTRALIA AND NEW ZEALAND

     The Company's international expansion continued in 1996 with the acquisition of Leigh-Mardon, Australia's and New Zealand's oldest, largest, and only fully integrated provider of secure document and transaction card solutions. On June 3, 1996, a 55% equity interest in Leigh-Mardon was acquired and on October 1, 1996 the remaining 45% interest was acquired. Leigh-Mardon is the leading transaction card manufacturer and security printer in Australasia, and it produces products in all three of the Company's product lines.

          c.   FRANCE

     In August 1997, the Company acquired Sati, one of France's leading providers of check personalization and electronic printing applications. Sati's operating companies, Sati S.A., Satel S.A., and Cidel S.A., personalize checks for bank and commercial customers. In March, 1998, the Company, through a Subsidiary of Sati, completed the acquisitions of MCE S.A. and CPS S.A. These companies operate within the Company's transaction cards and systems and printing services and document management product lines.

          d.   ARGENTINA

     In April, 1999, the Company acquired Transtex S.A., Argentina's leading manufacturer of transaction cards including debit, credit, and telephone cards. Transtex also maintains a sales office in Chile where the Company is also that country's leading supplier of secure-transaction cards. Transtex operates within the Company's transaction card and systems product lines.

     4.   Product Lines

     The Company serves its customers through three principal groups: transaction cards and systems; printing services and document management; and security printing solutions.

          a.   TRANSACTION CARDS AND SYSTEMS

     The Company is a leading supplier of a variety of transaction cards in the Latin American and Australasian markets. These activities include the manufacture and personalization of debit cards and credit cards, as well as stored value and pre-paid telephone cards for such issuers as Visa, MasterCard, AMEX, Telstra, and many of the newly created regional telephone companies in Brazil. In France, Sati is a leading personalizer of pre-paid cards for France Telecom as well as smart cards for use in GSM cellular telephones. The Company's Subsidiary in Brazil has formed a joint venture company with Gemplus S.A., the world's leading systems designer and manufacturer of smart cards. This joint venture company will market and sell smart card systems and products. Discussions are underway for similar joint ventures with Gemplus in other countries.

     The Company's Subsidiaries in Brazil and Australasia are leading suppliers of driver licenses as well as leading managers of issuing systems, including management of Motor Vehicle Departments, for a number of states in Brazil.

     The Company is modernizing its card manufacturing facilities, so as to reduce costs and expand product capability to include both contact and contactless smart cards.

          b.   TRANSACTION PROCESSING

     In 1997, the Company added capabilities in transaction processing to its domestic operations and began the acquisition of merchant processing portfolios. The Company services credit, debit, ATM, and Electronic Benefit Transfers transactions and loyalty and university card programs through proprietary computer and telephone switching hardware and software that processes financial transactions and provides customized client reporting, customer service, and support. Additionally, the Company is pursuing electronic gift card and loyalty programs.

          c.   ELECTRONIC PRINTING APPLICATION

     The Company is a full-service provider of electronic printing applications to a number of its corporate and government customers. Electronic printing applications encompass secure data handling, electronic printing, personalization, and mailing of documents. This process involves the computerized printing of an array of variable data onto customer-specific pre-printed paper. Some of the primary applications are billing and fund collection systems, check and credit card statements, letter checks, and invoices.

     In Australia, New Zealand, Brazil and France, the Company provides electronic printing application services for institutions in the banking, insurance, utilities, and telecommunication industries, as well as for a number of state and federal government agencies. In Australia and New Zealand, for example, Leigh-Mardon has been awarded contracts by Commonwealth Bank, Victoria Workcover, the Department of Social Security, and Gas & Fuel. In Brazil, the Company is a leading provider to the banking industry, including Banco Bradesco, Banco Itau, and Unibanco.

          d.   PRINTING, STORAGE, AND DISTRIBUTION

     As public and private sector institutions increasingly outsource their in-house printing, personalization, and document processing operations around the world, the Company has expanded its printing services and document management business. Utilizing state of the art digital printing, advanced inventory control systems, and "just-in-time" distribution capabilities, the Company helps businesses and governmental institutions effectively lower costs by supplying all of their printing, storage, processing, and distribution needs.

     The Company prints products such as business forms and checks and provides storage and distribution services to the end user on behalf of its customers. For example, in addition to printing, the Company stores and distributes food coupons for the United States Department of Agriculture. In Australia, the Company prints and distributes medical forms for the Australian Health Insurance Commission, a government agency. In connection with this contract, the Company prints, stores, and distributes more than 500 million Medicare Direct Bill Payment Program forms annually to more than 45,000 doctors throughout Australia. In Brazil, the Company performs print and document management and distribution services for leading financial institutions.

          e.   SECURITY PRINTING SOLUTIONS

     The Company is the leading private sector supplier of personalized checks for major banks in Brazil, Australia, New Zealand, and France. The Company also believes that it is the largest producer of listed companies' intaglio stock and bond certificates, and maintains a library of engraving plates for more than 80% of publicly traded listed securities. Additionally, the Company has produced travelers checks for leading issuers as well as secure gift certificates for leading retailers.

          f.   GOVERNMENT PRODUCTS

     Government products include a variety of security documents printed for federal, state, and local governments throughout the world. The Company has manufactured food coupons, currency, passports, visas, tax revenue stamps, postal stamps and panels, social security cards, and similar products for a number of federal governments.

     5.   Sales And Marketing

     The Company sells its products and services through a combination of direct sales personnel, commissioned sales personnel, and independent sales representatives. The Company markets and sells secure products and services to a number of financial institutions, corporations, governments, and government agencies worldwide. The sales force is supported by marketing professionals who provide research and product development assistance. The sales and marketing activity is focused on the three main product groups with markets defined by geographic territories.

     6.   Patents

     The Company currently holds, or is licensed under, many United States and foreign patents, trademarks, and copyrights. The Company continues to pursue patent, trademark, and copyright protection when such protection is available in strategic markets.

     7.   Raw Materials

     The Company is not materially dependent upon any one supplier for raw materials used in its business. Certain raw materials used are available from a limited number of suppliers. The Company's relationships with its primary suppliers are generally reliable.

     8.   Environmental Matters

     The Company engages in the use or disposal of substances that may be toxic or hazardous under applicable environmental laws. The Company believes that its compliance with such laws has not had, and will not have, a material effect on its capital expenditures, earnings, financial position, or competitive position.

C.   OUTSTANDING SECURITIES

     1.   10 3/8% Senior Notes

     In May, 1992, ABN issued and sold $126.5 million aggregate principal amount of 10 3/8% Senior Notes due 2002. The 10 3/8% Senior Notes are secured by a pledge of the capital stock of the Restricted Subsidiaries. In October 1998, ABN redeemed for cash $70 million aggregate principal amount of the outstanding 10 3/8% Senior Notes. ABN did not make the semi-annual interest payments due on December 1, 1999 and June 1, 2000 on the 10 3/8% Senior Notes. As of October
31, 2000, $56,500,000 in principal amount of the 10 3/8% Senior Notes and $8,709,769 in accrued and default interest will be outstanding.

     2.   11 5/8% Senior Notes

     In April, 1994, ABN issued and sold $65 million aggregate principal amount of 11 5/8% Senior Notes due 2002 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In September, 1994, ABN consummated an exchange offer pursuant to which it issued an equal amount of 11 5/8% registered senior notes in exchange for the notes issued in April 1994. On September 25, 1997, ABN commenced a tender offer to purchase for cash up to all of the 11 5/8% Senior Notes. ABN did not make the semi-annual interest payment due on August 1, 1999 on the 11 5/8% Senior Notes. As of October 31, 2000, $8,002,000 in principal amount of the 11 5/8% Senior Notes and 1,749,564 in accrued and default interest will be outstanding.

     3.   11 1/4% Senior Subordinated Notes

     In December, 1997, ABN issued $95 million aggregate principal amount of 11 1/4% senior subordinated notes due 2007. THE 11 1/4% Senior Subordinated Notes are subordinated in payment to all Senior Indebtedness (as defined in the 11 1/4% Senior SubordiNAted Notes Indenture), and are guaranteed on a subordinated basis by the Subsidiary Guarantors. As of October 31, 2000, $95,000,000 in principal amount of 11 1/4% Senior Subordinated Notes and $11,219,277 in accrued and default interest will be outstanding.

     4.   Convertible Subordinated Notes

     ABN sold the zero coupon Convertible Subordinated Notes, plus warrants, in private placements in July and November of 1997. As of October 31, 2000, there was approximately $3,692,881 in accreted value of Convertible Subordinated Notes outstanding.

     5.   Preferred Stock

     ABN has authorized 5,000,000 shares of preferred stock. Of that amount, 2,500,000 has been designated as Series B preferred stock, of which 2,404,845 shares are outstanding. The shares of the Series B preferred stock are nonvoting but are otherwise substantially similar to ABN's common stock. The series B Preferred stock is convertible into common stock on a share for share basis at the option of the Series B Preferred stockholder. ABN has also designated 300,000 shares as Series A preferred stock, of which no shares are outstanding.

     In addition, in May and June of 1992, United States Banknote Corporation, the predecessor to ABN, redeemed its issued and outstanding cumulative preferred stock, par value $.01. Pursuant to the terms of the redemption, after June 25, 1992, holders of cumulative preferred stock who did not tender their shares became entitled to receive, upon surrender of their stock, $18 per share plus accrued dividends through the date of redemption, without interest. According to ABN's books and records, approximately 24,000 shares have not been surrendered as of the Petition Date.

     6.   Common Stock

     ABN's common stock was listed on the New York Stock Exchange (the "NYSE"). As of August 11, 2000, there were 25,089,230 shares of common stock issued and outstanding. Effective August 3, 1999, the NYSE suspended trading of the common stock in light of ABN's failure to meet certain listing standards. NYSE subsequently notified ABN of the removal of the common stock from listing and registration effective February 29, 2000. See "Events Leading To The Filing Of The Chapter 11 Case - Suspension Of Trading Of Common Stock."

D.   EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASE

     1.   Pre-petition Developments

     As the Company embarked upon its international expansion program, it acquired companies in foreign countries primarily for cash. The source of these funds was internally generated cash and external borrowings both in the local markets and in privately and publicly placed debt in the United States. The terms of local borrowings have generally restricted ABN's ability to upstream cash to service its U.S. debt and to pay it's corporate operating expenses. Additionally, devaluation of currencies in Australia and Brazil, particularly, have reduced the amount of U.S. dollar funds available for repatriation. For example, since the introduction of the real in Brazil in 1995, its currency has devalued by more than 100% against the U.S. dollar, resulting in a significant reduction in available cash in U.S. currency to be upstreamed to ABN. These events have severely affected ABN's ability to receive from its Subsidiaries sufficient cash to service its debt which is denominated in U.S. dollars. Additionally, the domestic Subsidiaries have required restructuring of operations due to a sales decline in product lines as a result of expanded electronic commerce replacing traditional paper products, including food stamps and travelers checks. These events taken as a whole have reduced in U.S. currency available cash flow from the Subsidiaries to service ABN's debt obligations. Additionally, ABN's requirements have caused strain on the Subsidiaries in light of the devaluation of the local currencies.

     2.   Negotiations With The Noteholders' Committee

     On May 28, 1999, ABN announced that it would not make the semi-annual interest payment due June 1, 1999 on the 11 1/4% Senior Subordinated Notes, and that it had commenced discussions with holders of approximately 50% in aggregate principal amount of the 11 1/4% Senior Subordinated Notes over the terms of a restructuring of ABN's indebtedness. Shortly thereafter, holders OF more than 85% in aggregate principal amount of the 11 1/4% Senior Subordinated Notes formed the Noteholders' Committee. DiscussioNS with the Noteholders' Committee, whose members also hold more than 56% in aggregate principal amount of the 10 3/8% Senior Notes, and with certain other creditor groups resulted in an agreement in principle that is reflected in the Plan. ABN also did not make the semi-annual interest payments due on December 1, 1999 or June 1, 2000 on the 11 1/4% Senior Subordinated Notes.

     3.   Possible Restatement Of Financials; Securities Actions

     On April 20, 1999, ABN announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 1998 had been delayed, and that its financial statements for the years ended December 31, 1997 and December 31, 1996, as well as the interim statements for each of the first three quarters of 1998, might require restatement if the financial statements of its former wholly-owned subsidiary, ABNH, were restated for the same periods. On November 15, 1999, ABNH announced that it had restated its financial statements. ABN is continuing to evaluate whether its financial statements require restatement in light of ABNH's restatement of its financial statements.

     On May 10, 1999, various actions against ABN were consolidated in two purported class action lawsuits in the United States District Court for the Southern District of New York (the "District Court"). The actions are captioned IN RE AMERICAN BANK NOTE HOLOGRAPHICS, INC. SECURITIES LITIGATION, No. 99 Civ. 0412(CM) (S.D.N.Y.) and IN RE AMERICAN BANKNOTE CORPORATION SECURITIES LITIGATION, No. 99 Civ. 0661(CM) (S.D.N.Y.). The actions name as defendants ABN and certain of its directors and officers, as well as others, and allege violations of the federal securities laws in connection with the July, 1998 initial public offering of shares of ABNH.

     ABN and the individual defendants moved to dismiss the Securities Actions. By order dated March 16, 2000, the Bankruptcy Court lifted the automatic stay solely to the extent necessary to enable the District Court to determine the motions to dismiss. On April 26, 2000, the District Court entered an order granting ABN's motion to dismiss the plaintiffs' claims under Section 11 of the 1933 Securities Act, and denying all other motions to dismiss.

     Subsequently, on June 23, 2000, ABN, ABNH, the plaintiffs in the ABN Securities Action, the plaintiffs in the ABNH Securities Action, and certain other defendants in those actions agreed to settle their claims (the "Memorandum of Understanding"). Pursuant to the Memorandum of Understanding, (i) the plaintiffs shall release ABN, ABNH, certain other defendants (other than Deloitte & Touche, LLP ("Deloitte")), and certain other officers and directors of ABN and ABNH from any claims plaintiffs may have against such parties in connection with the purchase or sale of the common stock of ABN, ABNH, or other acts and omissions relating thereto; (ii) National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union") shall deposit the sum of $12.5 million into an interest bearing escrow account for ultimate distribution to the plaintiffs; (iii) ABNH shall deliver to the plaintiffs' counsel 1,460,000 shares of ABNH common stock, subject to adjustment, and ABNH shall issue warrants to purchase 863,647 shares of ABNH common stock at an exercise price of $6.00 per share, subject to adjustment; (iv) ABN shall deliver to the plaintiffs' counsel forty percent (40%) of the allocation of the distribution of approximately 7.7% of the New Common Stock and New Warrants in accordance with the terms of the Plan; (v) defendants shall cooperate with continuing discovery in the settled actions and in the continuing action against Deloitte; (vi) claims that Deloitte may have against ABN and the other defendants for, among other things, contribution and/or indemnification shall be discharged, and plaintiffs shall reduce any judgment obtained against Deloitte by an amount defendants or their insurance carrier would be obligated to pay Deloitte; and (vii) the defendants and National Union shall release each other from claims relating to the ABN Securities Action or ABNH Securities Action. In the event of any conflict between the agreement described herein and the summary of this agreement provided herein and in the Plan, the terms of the agreement itself shall govern.

     4.   Suspension Of Trading In Common Stock

     In July, 1999, ABN was informed by the NYSE that trading in ABN's stock would be suspended prior to the opening of the NYSE on August 3, 1999, or such earlier date as (i) ABN commenced trading in another securities marketplace,
(ii) information was received that ABN did not meet the listing requirements of such other securities marketplace, or (iii) ABN made a material adverse news announcement. The NYSE took these actions in light of ABN's failure to meet certain listing standards. Following suspension, the NYSE applied to the Securities and Exchange Commission to delist the shares. ABN appealed the NYSE's suspension pursuant to the NYSE's internal appeal procedures. The NYSE subsequently notified ABN that effective as of the opening of the trading session on February 29, 2000, the common stock was removed from listing and registration on the NYSE by order of the Securities and Exchange Commission.

E.   PURPOSES AND EFFECTS OF THE PLAN

     The primary purposes of the Plan are to reduce ABN's debt service requirements and overall level of indebtedness, to realign its capital structure, and to provide it with greater liquidity. If consummated, the Plan would reduce the principal amount of ABN's indebtedness, significantly lessen it's debt service requirements, and transfer majority ownership of ABN from its present equity security holders primarily to the present holders of 11 1/4% Senior Subordinated Notes, with equity participation BY the holders of Convertible Subordinated Notes, existing equity security holders, holders of Securities Claims, the Consultant, and management.

                      IV BUSINESS PLAN FOR REORGANIZED ABN

     Because the financial viability and business of ABN is wholly dependent upon the businesses of its non-debtor Subsidiaries, the following discussion of the Company's business plan refers to the operations of its non-debtor Subsidiaries.

A.   BUSINESS AND OPERATING STRATEGIES OF ABN

     By reducing the debt service requirements of ABN and reducing corporate overhead, the Company's operating subsidiaries will be able to retain more of their operating cash flow to grow their respective businesses as well as invest in opportunities within their respective regions. In many of its markets, the Company is the leading producer of many of its products and is in a position to capitalize on these leading market positions. In addition, acquisitions present opportunities from time to time to enhance market penetration or even enter new markets within the operating geographic region. Reducing the cash needs of ABN naturally serves to strengthen the Subsidiaries. Strategically, the Company seeks to expand its presence in Asia in view of recent facility openings in Hong Kong and Taiwan. Additionally, the Company anticipates expanding its product lines in Argentina and, using that as a base, into other countries within Latin America. Similarly, with its position in France, the Company seeks to strengthen its presence in that and surrounding markets. In the United States, the further consolidation of ABN's domestic Subsidiary is expected to reduce costs and add to its competitiveness as it seeks to regain certain business and expand into new markets. The Company's growth may be achieved internally or through acquisitions, joint ventures, or strategic alliances.

B.   RISK FACTORS RELATED TO ABN'S BUSINESS PLAN

     1.   Competition

     Competition in the Company's markets is based upon price, service, quality, reliability, and the ability to offer a broad range of secure transaction products and services. Each of the Company's domestic and foreign operations conducts its business in highly competitive markets. Internationally, the Company has competitors in product lines, such as currencies and passports in the United Kingdom, Germany, France, and Canada. Domestically, the Company has several different competitors in various product lines. In Brazil and Australia, there is competition across certain product lines and services, but ABN believes that there is no other company which offers a full range of secure products and services on a national basis. In France, there is competition generally across all product lines. Certain of the Company's competitors also have greater financial resources than the Company. In certain of its products, ABN competes with commercial printers generally. Alternative goods or services, such as those involving electronic commerce, which can replace printed products, could also affect demand for the Company's products.

     2.   Foreign Operations

     The Company's foreign exchange exposure policy generally calls for selling its domestic manufactured product in U.S. dollars and, in the case of Leigh-Mardon, Transtex, ABNB, and Sati, selling in their respective national currencies, to minimize transactions occurring in currencies other than those of the originating country. The Company has, from time to time, entered into foreign currency option contracts to limit the effect of currency fluctuations on future expected cash receipts which are used for general Company purposes, including debt service. Currently, repatriation of earnings from ABNB is permitted, subject to certain governmental approvals. Dividends or distributions from Brazil could be subject to government restrictions in the future. In 1999, 1998, 1997 and 1996, the Company received $7.5 million, $7.8 million, $8.9 million and $9.9 million, respectively, in dividends from ABNB.

     Earnings on foreign investments, including operations and earnings of foreign companies in which the Company may invest or rely upon for sales, are generally subject to a number of risks, including high rates of inflation, currency exchange rate fluctuations, trade barriers, exchange controls, government expropriation, political instability, and other risks. These factors may affect the results of operations in selected markets included in the Company's growth strategy, such as in Latin America and Asia. The Company's financial performance on a dollar-denominated basis can be significantly affected by changes in currency exchange rates and inflation. Although the Company's cash balances and borrowings in foreign currency can mitigate the effects of fluctuating currency exchange rates, such borrowings and investments in foreign currency and markets may not be available or practical, and may face local interest rate and principal risks. In addition, adverse changes in foreign interest and exchange rates could adversely affect the Company's ability to meet its interest and principal obligations as well as applicable financial covenants with respect to its dollar-denominated debt, including the 10 3/8% Senior Notes, the 11 5/8% Senior Notes, and other indebtedness of ABN.

     The Company has from time to time reorganized and restructured, and may in the future reorganize and restructure, its foreign operations based on certain assumptions about the various tax laws (including capital gains and withholding tax), foreign currency exchange and capital repatriation laws, and other relevant laws of a variety of foreign jurisdictions. Although management believes that such assumptions are correct, there can be no assurance that foreign taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if such foreign jurisdictions were to change or modify such laws, the Company might suffer adverse tax and other financial consequences that could impair the Company's ability to meet its payment obligations on the 10 3/8% Senior Notes, the 11 5/8% Senior Notes, and other indebtedness of the Company.

                  V CORPORATE STRUCTURE AND MANAGEMENT OF ABN

A.   BOARD OF DIRECTORS OF ABN

     The Board of Directors of Reorganized ABN will consist of seven (7) members including two current directors, Sidney Levy and C. Gerald Goldsmith. Five (5) outside directors will be designated by the Noteholders' Committee, and will be identified in the Plan Supplement.

     SIDNEY LEVY. Mr. Levy has served as Managing Director of ABNB since February, 1994. Prior to joining ABNB, Mr. Levy was employed as Managing Director of De La Rue Lerchundi in Spain since 1991 and prior thereto was employed by Thomas De La Rue Grafica e Servicos Ltda. in Brazil, serving in various management capacities.

     C. GERALD GOLDSMITH. Mr. Goldsmith is a private investor. He has served as a Director of ABN since 1990. He is a Director of Palm Beach National Bank and Trust Company and Innkeepers, USA.

B.   MANAGEMENT OF ABN

     ABN contemplates the retention of certain members of its present senior management pursuant to existing or superseding employment contracts and arrangements. The following is a list of ABN's executive officers who are expected to continue in their positions with Reorganized ABN:

         Name                            Position(s) With ABN

Ira M. Horowitz, Esq................     Vice President, Legal

Patrick J. Gentile..................     Senior Vice President, Finance and
                                         Chief Accounting Officer

Sheldon Cantor......................     Vice President Corporate Services

Patrick D. Reddy....................     Vice President and Assistant Secretary


     IRA M. HOROWITZ. Mr. Horowitz has served as Vice President-Legal since September, 1998, and as General Manager of ABNCo since August, 1999.

     PATRICK J. GENTILE. Mr. Gentile has served as Senior Vice President and Chief Accounting Officer since September, 1998, as Vice President since June, 1995, and as Comptroller since 1989. Mr. Gentile also served as Assistant Comptroller of a predecessor of ABN since 1986.

     SHELDON CANTOR. Mr. Cantor has served as Vice President-Corporate Services since August, 1993, as Assistant Secretary since July, 1990, and as Treasurer from July, 1990 through August, 1993. Mr. Cantor also served as Treasurer of a predecessor of ABN from January, 1983 through July, 1990.

     PATRICK D. REDDY. Mr. Reddy has served as Vice President and Assistant Secretary since July, 1990, and as Vice President and Treasurer from February, 1990 through July, 1990. Mr. Reddy has held many positions with a predecessor of ABN since 1969, including Vice President, Treasurer, Secretary, and Comptroller.

C.   EMPLOYMENT ARRANGEMENTS

     ABN intends to assume employment agreements with Ira M. Horowitz, Patrick
J. Gentile, and Patrick D. Reddy, and the consulting agreement with Sidney Levy. ABN also currently intends to assume the employment agreement of Sheldon Cantor or modify such agreement in a manner acceptable to ABN and Sheldon Cantor. During the pendency of the Chapter 11 Case, ABN sought and obtained approval of a consulting, non-competition, and termination agreement (the "Consultant Settlement Agreement") with Morris Weissman, ABN's former Chairman and Chief Executive Officer. Prior to Confirmation, ABN may seek to modify the employment agreements of certain other employees or to settle any claims made thereunder.

D.   MANAGEMENT INCENTIVE PLAN

     In connection with the Plan, ABN or Reorganized ABN will adopt the Management Incentive Plan that is intended to provide incentives to senior management to continue their efforts to foster and promote the long term growth and performance of Reorganized ABN and to increase the market price for the New Common Stock. To achieve this purpose, the Management Incentive Plan provides authority for the grant of Management Incentive Options to its participants. A copy of the Management Incentive Plan will be included in the Plan Supplement.

     The principal terms of the Management Incentive Plan to be adopted by ABN or Reorganized ABN, as applicable, shall be as follows:

Initial Issuance:                  Management Incentive Options to purchase New
                                   Common Stock equal collectively to
                                   approximately 8.1% of the shares of New
                                   Common Stock, on a fully diluted basis.

Eligible Employees:                Key employees of ABN and key employees of
                                   ABN's Subsidiaries.

Initial Grants:                    To be determined after the Distribution Date
                                   by the compensation committee of the Board of Directors of Reorganized ABN.

Administrator:                     Committee of nonemployee members of the Board
                                   of Directors.

Types Of Options:                  Options may be qualified, nonqualified, or
                                   "incentive" options.

Exercisability:                    Initial grant will provide that options are
                                   exercisable upon the achievement of certain
                                   EBITDA goals. Options not earned in one year will be available to be earned in subsequent years. All options will become exercisable upon a change in control, and the Administrator may, in its discretion, accelerate the exercisability of the warrants.

Option Strike Price:               $2.50 per share.

Term:                              Options to expire on the earlier of (i) ten
                                   (10) years after the initial grant, (ii) 90 days after termination of employment for any reason other than death, disability, or cause, (iii) one year after termination of employment by reason of death, disability, or retirement, or (iv) termination of employment for cause. The duration of the Management Incentive Plan shall be ten (10) years.

Shareholder Approval:              Any modification to the plan will be
                                   presented to the shareholders for approval.

THIS SOLICITATION WILL BE DEEMED A SOLICITATION FOR APPROVAL OF THE MANAGEMENT INCENTIVE PLAN. ABN BELIEVES THAT THE CONFIRMATION ORDER SHOULD CONSTITUTE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN FOR THE PURPOSES OF SECTIONS 422 AND 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH SUCH POSITION.

E.   MANAGEMENT BONUSES

     The Challenge 2000 program was implemented by ABN in 1996 as an incentive bonus program for certain high level employees. The program provides eligible employees with the opportunity to receive bonuses amounting to a certain percentage of their salary if ABN were to achieve specific, measurable financial results. Additionally, the program provided for additional bonuses based upon the employees' surpassing individual objectives. Until ABN restates its financial statements in light of the restatement of ABNH's financial statements, or concludes that no such restatement is required, no employees shall receive any bonuses pursuant to the Challenge 2000 program, and any claims asserted by any such employees with respect to the Challenge 2000 program shall be deemed to be Disputed Claims. Certain of the employees who have asserted an entitlement to bonuses under the Challenge 2000 program are also indebted to ABN in respect of loans made to them by the Debtor. Pursuant to Article VII.L of the Plan, the holder of a Disputed Claim who asserts or is entitled to a right of setoff shall retain such right, subject to any defenses of the Debtor or Reorganized Debtor, until the earlier of the time when (i) such Disputed Claim becomes Allowed, in whole or in part, or (ii) such claim is expunged by entry of an order of the Bankruptcy Court.

                    VI CERTAIN EVENTS IN THE CHAPTER 11 CASE

A.   "FIRST-DAY" ORDERS

     On the Petition Date, ABN filed its petition for reorganization relief under Chapter 11 of the Bankruptcy Code, thereby commencing its Chapter 11 Case. ABN also requested on that day that the Bankruptcy Court enter certain orders essential to ABN's reorganization efforts. On December 10, 1999, the Bankruptcy Court entered the following orders:

     1. Order Authorizing Maintenance Of Existing Bank Accounts And Continued Use Of Cash Management System

     Among other things, this order (i) authorizes ABN to continue to use its existing cash management system, including the use, in the ordinary course of its business, of dividends and unsecured loans from its Subsidiaries and (ii) waives the requirement that ABN open new debtor-in-possession bank accounts, and permits ABN to continue to use existing checks, stationery, and other business forms.

     2.   Order Extending Stay Against Utilities

     Among other things, this order continues the stay under section 366 of the Bankruptcy Code by restraining utility companies from altering, refusing, or discontinuing utility service to ABN and finding that the utility companies are adequately assured of future payment for future services without the need for deposits or other security.

     3. Order Authorizing Payment Of Pre-petition Wages, Salaries, And Contributions To Employee Benefit Plans

     Among other things, this order (i) authorizes ABN to incur post-petition indebtedness in the ordinary course of its business, consistent with pre-petition practice, to (ii) pay employee wages, salaries, vacation pay, holiday, and other accrued compensation and benefits, (iii) reimburse pre-petition employee business expenses, and (iv) pay all costs and expenses incident to the foregoing payments and contributions and directs applicable banks to honor and pay all related checks drawn on ABN's bank accounts.

     4.   Order Setting Bar Date For The Filing Of Claims Against ABN

     This order set January 24, 2000, as the bar date for the filing of proofs of Claim against ABN. Pursuant to the order, any Creditor whose Claim is listed in ABN's schedules as disputed, contingent, or unliquidated must file a proof of Claim by the bar date. After Confirmation of its Plan, ABN will ask the Bankruptcy Court to expunge and disallow all disputed, contingent, or unliquidated Claims for which no timely proof of Claim was filed.

     5. Order Scheduling Hearing To Consider Approval Of The Disclosure Statement And Confirmation Of The Plan

     This order set January 28, 2000 as the date for the hearing to consider approval of ABN's Disclosure Statement with respect to the Plan, and March 7, 2000 as the date to consider Confirmation of the Plan. Subsequently the hearing dates were adjourned in open court.

B.   RETENTION OF PROFESSIONALS

     In addition to the foregoing, ABN also requested that the Bankruptcy Court enter, among others, the following: (i) Order Authorizing The Retention Of Skadden, Arps, Slate, Meagher & Flom LLP As Counsel To Debtor-in-Possession,
(ii) Order Authorizing The Retention Of Mackenzie Partners, Inc. As Balloting And Noticing Agent To Debtor-in-Possession, and (iii) Order Authorizing The Retention Of Ernst & Young LLP As Debtor's Independent Accountants, Auditors, and Tax Advisors. The Bankruptcy Court subsequently approved those requests (other than Ernst & Young LLP, which remains pending), and also authorized ABN to retain Morgan, Lewis & Bockius LLP, Schulte Roth & Zabel LLP, and August and Debouzy as special counsel to ABN.

C.   APPOINTMENT OF EQUITY COMMITTEE

     On April 12, 2000, the United States Trustee appointed a nine-member committee of equity security holders of ABN. By application filed April 27, 2000, the Equity Committee sought to retain Andrews & Kurth L.L.P. as its counsel, which application was granted by order entered August 21, 2000.

D.   SEC INVESTIGATION

     On January 20, 2000, ABN filed a Form 8-K/A with the Securities and Exchange Commission ("SEC") which stated, in part, that ABN "has been advised by the staff of the Securities and Exchange Commission that it is prepared to recommend to the Commission that enforcement proceedings be commenced against [ABN] in the United States District Court seeking injunctive relief and monetary disgorgement." ABN and the staff of the SEC have agreed in principle to a settlement of the proposed enforcement proceedings. This settlement in principle has not yet been approved by the SEC. Under the terms of the settlement in principle, the SEC will file a complaint against ABN in the United States District Court and, without admitting or denying the allegations of the SEC's complaint, ABN will consent to the entry of a judgment that enjoins it from violating the antifraud provisions of the Securities Act of 1933 (Section 17(a)) and the antifraud, periodic reporting, internal accounting controls and record-keeping provisions of the Securities Exchange Act of 1934 (Sections 10(b), 13(a) and 13(b)(2)(A) and (B) and Rules 10b-5, 12b-20, 13a-1 and 13a-13
thereunder). The settlement in principle does not contemplate that the SEC will assert any monetary claim against ABN.

E.   UNITED STATES ATTORNEY INVESTIGATION

     On January 20, 2000, ABN filed a Form 8-K/A with the SEC which stated, in part, that ABN "has been advised by the United States Attorney's Office for the Southern District of New York that it is a target of an investigation relating to the revenue recognition issues involving its former subsidiary, American Bank Note Holographics, Inc." ABN's status has not changed.

F.   LITIGATION WITH BANK OF LITHUANIA

     On August 5, 1993, ABN and Lietuvos Bankas, a/k/a the Bank of Lithuania ("the Bank of Lithuania") entered into an agreement (the "Memorandum Agreement") resolving all disputes arising out of earlier printing contracts, providing for ABN's printing of banknotes for the Bank of Lithuania and the government of Lithuania. On April 7, 1997, in accordance with the Memorandum Agreement, ABN commenced an arbitration proceeding (the "Arbitration") before the International Chamber of Commerce in Paris, France asserting claims under the Memorandum Agreement. ABN's claim was withdrawn without prejudice, but the Bank of Lithuania asserted a counterclaim in the Arbitration which remains pending.

     On January 21, 2000, the Bank of Lithuania filed with the Bankruptcy Court a proof of claim in the amount of $6,418,328. On February 18, 2000, the Bank of Lithuania moved in the Bankruptcy Court for modification of the automatic stay to liquidate its claim against ABN in the Arbitration. The Bankruptcy Court denied the Bank of Lithuania's request for modification of the automatic stay on March 7, 2000. ABN subsequently filed a counterclaim and an amended objection to the Bank of Lithuania's proof of claim. The Bank then appealed to the United States District Court for the Southern District of New York from the Bankruptcy Court's denial of its motion for relief from the automatic stay. On March 24, 2000, the Bank of Lithuania sought a stay pending appeal. On July 6, 2000, the District Court heard oral argument on the Bank of Lithuania's stay request and the merits of its appeal of the Bankruptcy Court order. The District Court denied the Bank of Lithuania's request for a stay pending appeal, and reserved decision on the merits.

G.   CONSULTANT SETTLEMENT AGREEMENT

     The Consultant filed a proof of claim with the Bankruptcy Court on January 24, 2000, asserting a claim for accrued vacation pay in the amount of $369,200 and accrued bonuses of $1,958,664, for a total of $2,327,864, after adjustment to reflect certain authorized payments (the "Consultant Claim"). By motion dated March 15, 2000, ABN sought Bankruptcy Court approval of a settlement agreement with the Consultant. On June 29, 2000, the Bankruptcy Court entered an order approving the Consultant Settlement Agreement. The principal economic terms of the Consultant Settlement Agreement are as follows:

     o The Consultant agreed to (i) resign his positions as Chairman, Chief Executive Officer, and director of ABN, ABNCo, and each of the subsidiaries for which he serves in such capacities, and (ii) withdraw the Consultant Claim with prejudice.

     o ABN will engage the Consultant on a consulting basis for a term of three years. The Consultant will focus solely on asset dispositions, mergers and acquisitions, joint ventures, investments, sales, and strategic planning for ABN and its Subsidiaries. The Consultant's compensation will consist of a yearly fee of $300,000; a transaction fee of 1.0% of any consideration received by ABN based upon a transaction initiated by the Consultant that is approved by the Board of Directors, except for transactions relating to the disposition of ABN's lease of its headquarters, the sale of certain of the Debtor's Subsidiaries, and the sale of any proofs, specimens, or other materials from ABN's archives, for which the transaction fee will vary as set forth in the Settlement Agreement; options to purchase up to 0.64% of the common stock of reorganized ABN at a strike price of $2.50 per share; and certain insurance benefits and reimbursement of expenses relating to his consulting services including an office and secretarial services.

     o The outstanding receivable owed by the Consultant to ABN in the amount of $1,620,000 plus interest will be forgiven over a seven (7)-year period in full settlement of the Consultant Claim and conditioned upon the Consultant's agreement not to compete with ABN for an 84-month period.

     o Three existing life insurance policies maintained by ABN on the Consultant's life at an annual cost of approximately $450,000 will be assigned to the Consultant, who will execute a note in favor of ABN in an amount equal to the cash surrender value of the policies (approximately $270,000). ABN will have no further liability for the premiums on the life insurance policies, and will reimburse the Consultant up to $100,000 during the term of the Consultant Settlement Agreement only for premiums on a term life insurance policy.

     o The Consultant will elect survivorship benefits under his supplemental employment retirement benefit ("SERP"), and will be paid an annual SERP benefit in the approximate of amount of $297,000 per year for approximately the next six years, and $275,000 per year thereafter. Upon the Consultant's death, the benefit will be paid to his current spouse until her death.

     o Unless waived by the Consultant, if (i) ABN's Chapter 11 case is converted to a case under Chapter 7 of the Bankruptcy Code, or (ii) a reorganization plan consistent with the Consultant Settlement Agreement is not consummated, the consulting arrangement will terminate, the mutual releases contained in the Consultant Settlement Agreement will be null and void, and the Consultant's employment agreement will be deemed to have been rejected as of the date the Bankruptcy Court approved the Consultant Settlement Agreement, with all parties reserving all of their rights under the Employment Agreement and under applicable law. In these circumstances, the Consultant could assert a claim against ABN in excess of $5 million.

     o If the Consultant Settlement Agreement is terminated for "Cause" (which includes Consultant's pleading guilty to or being convicted of a felony or crime which is reasonably likely to have a material adverse effect on the Company or its business), the Consultant will not be entitled to any further consulting fees. He will, however, be entitled to any earned transaction fee. In addition, if the Consultant is terminated for Cause due to a conviction which is later reversed, the Consultant will be entitled to receive any consulting fees that he would otherwise have received but for such conviction.

     o The Consultant, ABN, and ABNCo shall release each other from any and all claims except for those arising under the Consultant Settlement Agreement.

                            VII SUMMARY OF THE PLAN

A.   INTRODUCTION

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

     THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF ABN'S PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN ABN UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE CONSUMMATION DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN ABN, ITS ESTATE, REORGANIZED ABN, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

     Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not be and have not been classified). ABN also is required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in ABN into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

     The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Company believes that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See "Summary Of The Plan - Confirmation Of The Plan." Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

     1.   Unclassified Claims

          a.   ADMINISTRATIVE CLAIMS (UNIMPAIRED)

     The Plan provides that Administrative Claims are Unimpaired. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Case that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating ABN's business following the Petition Date (E.G., the post-petition salaries and other benefits for ABN's employees, post-petition rent, amounts owed to vendors providing goods and services to ABN during the Chapter 11 Case, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under 28 U.S.C. ss. 1930) and the actual, reasonable fees and expenses of the professionals retained by ABN and statutory committees, if appointed, in the Chapter 11 Case. All payments to professionals in connection with the Chapter 11 Case for compensation and reimbursement of expenses and all payments to reimburse expenses of members of statutory committees (if appointed) would be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and would be subject to approval of the Bankruptcy Court as being reasonable.

     Administrative expenses representing liabilities incurred in the ordinary course of business by ABN, consistent with past practice, will be paid by ABN in accordance with the terms and conditions of the particular transaction and any related agreements and instruments. All other holders of Allowed Administrative Claims will receive Cash equal to the unpaid portion of such Allowed Administrative Claim or such other treatment as to which ABN and such holder have agreed upon in writing.

     Pursuant to section 1129(a)(4) of the Bankruptcy Code and the Stipulation And Order Under 11 U.S.C. ss. 363(c)(2) AnD Fed.R.Bankr.P. 4001(d) Regarding Use Of Cash Collateral, entered December 10, 1999, and the Order Extending Use Of Cash Collateral, entered July 17, 2000 (together, the "Cash Collateral Order"), ABN or Reorganized ABN shall pay in full the reasonable post-petition fees and expenses of the Indenture Trustees and their respective professionals, and the Noteholders' Committee's professionals, on or before the Consummation Date without the need for such Indenture Trustees or such professionals to file a fee application or obtain further Bankruptcy Court approval of such fees and expenses.

     ABN, which is a holding company, has relatively few direct operating expenses, other than payroll, rent, utilities payments, and insurance. Most of the Administrative Claims against ABN were not paid as they came due during the Chapter 11 Case, and Administrative Claims to be paid on the Consummation Date, which are estimated to be approximately $2,700,000, will, for the most part, consist of the allowed but unpaid fees and expenses incurred by professionals retained in the Chapter 11 Case.

          b.   PRIORITY TAX CLAIMS (UNIMPAIRED)

     Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment. The Plan provides that Priority Tax Claims, if any, are Unimpaired.

     Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by ABN prior to the Consummation Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of ABN and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (ii) in the sole discretion of ABN, deferred Cash payments over a period not exceeding six years after the date of assessment of such Allowed Priority Tax Claim in an aggregate principal amount equal to the amount of such Allowed Priority Tax Claim, plus interest on the unpaid portion thereof at the Case Interest Rate, as provided in section 1129(a)(9)(C) of the Bankruptcy Code. The Debtor further reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty. ABN estimates that the aggregate amount of Allowed Priority Tax Claims will be approximately $15,400.

     2.   Unimpaired Classes Of Claims

          a.   CLASS 1: OTHER PRIORITY CLAIMS

     Class 1 Other Priority Claims include Claims, other than Administrative Claims, and Priority Tax Claims, that are entitled to priority under section 507(a) of the Bankruptcy Code, such as unsecured Claims for accrued employee compensation, including vacation, severance, and sick-leave pay, earned within 90 days before the Petition Date, to the extent of $4,300 per employee, and contributions to employee benefit plans arising from services rendered within the 180-day period preceding the Petition Date, but only for such plans to the extent of the number of employees covered by such plans multiplied by $4,300, less the aggregate amount paid to such employees for accrued employee compensation. Under the Plan, the holder of an Allowed Other Priority Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, in the sole discretion of ABN, receive (a) Cash equal to the unpaid portion of such Allowed Class 1 Other Priority Claim or (b) such other treatment as to which ABN and such holder have agreed upon in writing. ABN anticipates that it will have no Allowed Other Priority Claims because shortly after the Petition Date it obtained Bankruptcy Court approval to pay certain pre-petition employee claims in the ordinary course, and it has done so.

          b.   CLASS 2: OTHER SECURED CLAIMS

     Class 2 Other Secured Claims consists of all Secured Claims except the 10 3/8% Senior Note Claims. Each holder of a Class 2 Secured Claim will be treated as a separate class for all purposes under the Plan, and each holder of an Allowed Class 2 Secured Claim will receive the treatment set forth below. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the difference shall be treated as a Class 3 General Unsecured Claim. ABN specifically reserves all rights to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens and security interests.

     Under the Plan, each holder of an Allowed Other Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 2 Other Secured Claim, in the sole discretion of ABN, (i) receive Cash in an amount equal to such Allowed Class 2 Other Secured Claim,
(ii) receive deferred cash payments totaling at least the allowed amount of such Allowed Class 2 Other Secured Claim, of a value, as of the Consummation Date, of at least the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Other Secured Claim, (iii) upon abandonment by ABN, receive the Collateral securing such holder's Allowed Class 2 Other Secured Claim, (iv) receive payments or liens amounting to the indubitable equivalent of the value of such holder's interest in the Estate's interest in the Collateral securing the Allowed Class 2 Other Secured Claim, (v) have its Allowed Class 2 Other Secured Claim Reinstated, or (vi) receive such other treatment as ABN and such holder have agreed upon in writing. ABN estimates that it will have no Allowed Class 2 Other Secured Claims.

          c.   CLASS 3: GENERAL UNSECURED CLAIMS

     General Unsecured Claims consist of all Claims that are NOT Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, 10 3/8% Senior Note Claims, 11 5/8% Senior Note Claims, 11 1/4% Senior Subordinated Note Claims, ConvertibLE Subordinated Note Claims, Unsurrendered Preferred Stock Claims, or Securities Claims. Under the Plan, each holder of an Allowed Class 3 General Unsecured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 3 General Unsecured Claim, in the sole discretion of ABN, (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed General Unsecured Claim entitles the holder of such Claim, (ii) have its Allowed Class 3 General Unsecured Claim Reinstated, or (iii) receive such other treatment as to which ABN and such holder have agreed upon in writing. ABN estimates that Allowed Class 3 General Unsecured Claims will aggregate no more than $7,584,987. On December 8, 1999, ABN scheduled pre-petition compensation, benefits, and bonuses owing to certain of its officers as General Unsecured Claims. Prior to the hearing on the adequacy of the Disclosure Statement, ABN intends to amend these schedules to object to such officers' Challenge 2000 bonuses.

          d.   CLASS 4: 11 5/8% SENIOR NOTE CLAIMS

     11 5/8% Senior Note Claims consist of all Claims of holders of 11 5/8% Senior Notes, directly or indirectly arising under or relating in any way to the 11 5/8% Senior Notes. Under the Plan, each holder of an Allowed Class 4 11 5/8% Senior Note Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 4 11 5/8% Senior Note Claim, in the sole discretion of ABN, (i) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Allowed Class 4 11 5/8% Senior Note Claim entitles the holder of such Claim, (ii) have its Allowed Class 4 11 5/8% Senior Note Claim Reinstated (including by paying accrued but unpaid interest due pursuant to the terms of the 11 5/8% Senior Notes Indenture), or
(iii) receive such other treatment as to which ABN and such holder have agreed upon in writing. As of October 31, 2000, Allowed Class 4 11 5/8% Senior Note Claims will aggregate approximately $9,751,564.

     3.   Impaired Classes Of Claims And Interests

          a.   CLASS 5: 10 3/8% SENIOR NOTE CLAIMS

     10 3/8% Senior Senior Note Claims consists of all Claims of holders of 10 3/8% Senior Notes, directly or indirectly arising from or under or relating in any way to the 10 3/8% Senior Notes. Under the Plan, each holder of an Allowed Class 5 10 3/8% Senior Note Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 5 10 3/8% Senior Note Claim, have its Allowed Class 5 10 3/8% Senior Note Claim Reinstated, except that, the following amendments to the 10 3/8% Senior Notes Indenture shall supersede any contrary provision or provisions contained in the 10 3/8% Senior Notes Indenture and the 10 3/8% Senior Notes, which contrary provisions shall have no further force and effect: (a) the definition of the term "Change in Control" in the 10 3/8% Senior Notes Indenture shall be amended to exclude a Change in Control, if any, that results solely from the Chapter 11 Case, confirmation of this Plan, and/or the distributions to be received by holders of Claims and Interests hereunder, (b) ABN shall have the option to make interest payments in kind ("PIK") in the form of additional 10 3/8% Senior Notes for any interest payments that becomes or has become due on or prior to June 1, 2002, at ABN's sole option, (c) section 5.06 of the 10 3/8% Senior Notes Indenture shall be amended to provide that ABN and any Subsidiary (as defined in the 10 3/8% Senior Notes Indenture) shall be permitted to make an "Investment" (as defined in the 10 3/8% Senior Notes Indenture) of up to $20 million (instead of the current $15 million) in any "Unrestricted Subsidiary" (as defined in the 10 3/8% Senior Notes Indenture) and in a Subsidiary that is not "Wholly-Owned" (as defined in the 10 3/8% Senior Notes Indenture) by ABN or by a Subsidiary,
(d) section 5.07 of the 10 3/8% Senior Notes Indenture shall be amended to provide that ABN shall be permitted to enter into any new credit agreement in an amount of up to $5 million, (e) sections 5.07, 5.08, and 5.10 of the 10 3/8% Senior Notes Indenture shall be amended to provide that notwithstanding any restrictions on Indebtedness (as defined in the 10 3/8% Senior Notes Indenture) or on incurrence of Liens (as defined in the Indenture) that would otherwise prohibit the incurrence of Indebtedness and Liens, ABN and its Subsidiaries shall be permitted to incur up to $1 million in Indebtedness in the aggregate, in the form of one or more loans from one or more public finance authorities or private third-party lenders and to grant Liens to secure such Indebtedness, (f) the outstanding principal amount of the 10 3/8% Senior Notes Indenture shall be increased by $1,130,000 (equal to 2% of the outstanding principal amount of 10 3/8% Senior Notes), (g) the 10 3/8% Senior Notes Indenture shall be amended to provide that the maturity date of the 10 3/8% Senior Notes shall be extended one year, and (h) the definition of the term "Major Asset Sales" contained in section 5.15 of the 10 3/8% Senior Notes Indenture shall be amended to provide that the asset sale basket in connection with the limitation on use of proceeds from asset sales shall be increased from $5 million to $7.5 million. As of October 31, 2000, Allowed Class 5 10 3/8% Senior Note Claims aggregated approximately $66,339,769. The Restated 10 3/8% Senior Notes shall be distributed on the Distribution Date Pro Rata among the holders of Allowed Class 5 10 3/8% Senior Note Claims in exchange for the existing 10 3/8% Senior Notes and shall be payable in accordance with the terms of the 10 3/8% Senior Notes Indenture, as amended. As set forth in subsection (b) above, all unpaid interest which has accrued through the Consummation Date shall be paid in the form of Restated 10 3/8% Senior Notes on the Distribution Date.

          b.   CLASS 6: 11 1/4% SENIOR SUBORDINATED NOTE CLAIMS

     11 1/4% Senior Subordinated Note Claims consist of all Claims of holders of 11 1/4% Senior Subordinated Notes, directLY or indirectly arising from or under or relating in any way to the 11 1/4% Senior Subordinated Notes. On the Distribution Date, the 11 1/4% Senior Subordinated Notes shall be cancelled. Under the Plan, each holder of an Allowed Class 6 11 1/4% Senior Subordinated NoTE Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 11 1/4% Senior Subordinated Note Claim, its Pro Rata share of 10,621,928 shares of New Common Stock (representing approximately 90% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options. As of October 31, 2000, Allowed Class 6 11 1/4% Senior Subordinated Note Claims wiLL aggregate approximately $106,219,277.

     Effective on the Confirmation Date, (i) each holder of an 11 1/4% Senior Subordinated Note Claim shall be deemed to haVE released the Debtor, the Reorganized Debtor, and each Subsidiary Guarantor, and each of their respective officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property from any and all claims, obligations, rights, causes of action, and liabilities which any holder of an 11 1/4% Senior Subordinated Note Claim may be entitlED to assert, whether for tort, fraud, contract, violations of federal, state, or foreign securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Consummation Date in any way relating to the 11 1/4% SeniOR Subordinated Notes Indenture, the 11 1/4% Senior Subordinated Notes, or to each such Subsidiary Guarantor's Subsidiary Guarantee aND (ii) each holder of an 11 1/4% Senior Subordinated Note Claim, the Indenture Trustee, and their respective officers, directorS, agents, financial advisors, attorneys, employees, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtor or Reorganized Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Consummation Date in any way relating to the 11 1/4% Senior Subordinated Notes IndenturE, the 11 1/4% Senior Subordinated Notes, or to each such Subsidiary Guarantor's Subsidiary Guarantee. Upon the occurrence of tHE Consummation Date, the releases contained in the Plan shall additionally act as an injunction against (i) any holder of a 11 1/4% Senior Subordinated Note Claim and the Indenture Trustee from commencing or continuing any action, employment of process, or act to collect, offset, or recover any claim that is released under the Plan and (ii) the Debtor and the Reorganized Debtor from commencing or continuing any action, employment of process, or act to collect, offset, or recover any claim that is released under the Plan.

          c.   CLASS 7: CONVERTIBLE SUBORDINATED NOTE CLAIMS

     Convertible Subordinated Note Claims consist of all Claims of holders of Convertible Subordinated Notes, directly or indirectly arising from or under or relating in any way to the Convertible Subordinated Notes. On the Distribution Date, the Convertible Subordinated Notes shall be cancelled. Under the Plan, each holder of an Allowed Class 7 Convertible Subordinated Note Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 7 Convertible Subordinated Note Claim, its Pro Rata share of 221,573 shares of New Common Stock (representing 1.9% percent of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options. On the Petition Date, Allowed Class 7 Convertible Subordinated Note Claims aggregated approximately $3,692,881.

     Each of the Debtor and Reorganized Debtor and their respective officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which any holder of a Convertible Subordinated Note Claim may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Consummation Date in any way relating to the Convertible Subordinated Notes and each holder of a Subordinated Note Claim and their respective officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtor or Reorganized Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Consummation Date in any way relating to the Convertible Subordinated Notes. Upon the occurrence of the Consummation Date, the releases contained in the Plan shall additionally act as an injunction against (i) any holder of a Convertible Subordinated Note Claim from commencing or continuing any action, employment of process, or act to collect, offset, or recover any claim that is released under the Plan and (ii) the Debtor and the Reorganized Debtor from commencing or continuing any action, employment of process, or act to collect, offset, or recover any claim that is released under the Plan.

          d.   CLASS 8: UNSURRENDERED PREFERRED STOCK CLAIMS

     The Unsurrendered Preferred Stock Claims consists of all Claims, directly or indirectly arising from or under or relating in any way to, the Unsurrendered Preferred Stock. Unsurrendered Preferred Stock Claims will be subordinated in payment to all other Unsecured Claims pursuant to section 510(c) of the Bankruptcy Code. Under the Plan, each holder of an Allowed Class 8 Unsurrendered Preferred Stock Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 8 Unsurrendered Preferred Stock Claim, its Pro Rata Share of 43,245 shares of New Common Stock (representing approximately 0.4% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options.

     The Unsurrendered Preferred Stock is the Cumulative Preferred Stock of United States Banknote Corporation, ABN's predecessor, that was not tendered by its holders when the stock was redeemed (the "Redemption") more than seven (7) years ago, on or about June 24, 1992. ABN's transfer agent, First Chicago Trust Company of New York, which maintains the records for the Unsurrendered Preferred Stock, has informed ABN that its list of last known holders of Unsurrendered Preferred Stock is unreliable. Nonetheless, out of an abundance of caution, ABN caused a notice of the Bar Date to be served upon the holders of Unsurrendered Preferred Stock Claims at their last known addresses identified by the transfer agent.

     Because the Redemption occurred more than seven (7) years ago, ABN believes that the Unsurrendered Preferred Stock Claims attributable to the failure by holders to tender the Cumulative Preferred Stock are barred by laches, and ABN disputes such Claims. ABN believes, however, that under applicable law, the State of Delaware, ABN's state of incorporation, may hold an Unsurrendered Preferred Stock Claim against ABN arising under Delaware's escheat and abandoned property laws.

          e.   CLASS 9: PREFERRED STOCK INTERESTS

     The Preferred Stock Interests consist of all Interests, directly or indirectly arising from or under or relating in any way to, the Preferred Stock. Immediately prior to the Distribution Date, each holder of a Class 9 Preferred Stock Interest shall be deemed to have converted each such Preferred Stock Interest into a Common Stock Interest, and each such Common Stock Interest shall be deemed to be outstanding as of the Distribution Record Date. On the Distribution Date, the Preferred Stock Interests shall be cancelled, and on the Distribution Date, 915,396 shares of New Common Stock (representing approximately 7.7% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Series 1 Warrants and New Series 2 Warrants, and representing the right to purchase approximately 5% of the New Common Stock, subject to dilution by the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, each holder of an Allowed Class 9 Preferred Stock Interest, other than the Consultant, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 9 Preferred Stock Interest, (i) 60% of the New Common Stock in the Equity Reserve multiplied by the Class 9 Quotient, (ii) 60% of the New Series 1 Warrants held in the Equity Reserve multiplied by the Class 9 Quotient, (iii) 60% of the New Series 2 Warrants held in the Equity Reserve multiplied by the Class 9 Quotient, (iv) the 177,061 Equity Options multiplied by the Class 9 Quotient, and (v) any New Common Stock properly subscribed for by any such holder under the Rights Offering pursuant to Article IV.C.3 of the Plan, representing a total distribution to Class 9 of 51,015 shares of New Common Stock (and any New Common Stock properly subscribed for), 17,346 New Series 1 Warrants, 17,346 New Series 2 Warrants, and 16,446 Equity Options. The entry of a Final Order approving the Class Action Settlements is a condition precedent to the occurrence of the Consummation Date.

          f.   CLASS 10: COMMON STOCK INTERESTS

     The Common Stock Interests consist of all Interests, directly or indirectly arising from or under or relating in any way to, the Common Stock. On the Distribution Date, the Common Stock Interests shall be cancelled, and on the Distribution Date, 915,396 shares of New Common Stock (representing approximately 7.7% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Series 1 Warrants and New Series 2 Warrants, and representing the right to purchase approximately 5% of the New Common Stock, subject to dilution by the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, each holder of an Allowed Class 10 Common Stock Interest, other than the Consultant, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 10 Common Stock Interest, (i) 60% of the New Common Stock in the Equity Reserve multiplied by the Class 10 Quotient, (ii) 60% of the New Series 1 Warrants held in the Equity Reserve multiplied by the Class 10 Quotient, (iii) 60% of the New Series 2 Warrants held in the Equity Reserve multiplied by the Class 10 Quotient, (iv) the 177,061 Equity Options multiplied by the Class 10 Quotient, and (v) any New Common Stock properly subscribed for by any such holder under the Rights Offering pursuant to Article IV.C.3 of the Plan, representing a total distribution to Class 10 of 498,223 shares of New Common Stock (and any New Common Stock properly subscribed for), 169,399 New Series 1 Warrants, 169,399 New Series 2 Warrants, and 160,615 Equity Options. The entry of a Final Order approving the Class Action Settlements is a condition precedent to the occurrence of the Consummation Date.

          g.   CLASS 11: SECURITIES CLAIMS

     Class 11 consists of separate sub-Classes for the ABN Securities Claims and the ABNH Securities Claims. Each sub-Class is deemed to be a separate Class for all purposes under the Plan and the Bankruptcy Code. On the Distribution Date, all New Common Stock and New Warrants placed into the Equity Reserve for distribution to holders of Class 11 Claims as set forth below, less the Securities Claims Reserve, shall be transferred from the Equity Reserve to the District Court Claims Administrator to effectuate the distributions to holders of Class 11 Claims contemplated herein or as may be ordered by the District Court. Class 11 shall receive a total distribution of 366,159 shares of New Common Stock, 124,496 New Series 1 Warrants, and 124,496 New Series 2 Warrants.

                     (1) Class 11(a): ABN Securities Claims

     The ABN Securities Claims consist of any and all Claims for fraud, misrepresentation, rescission, reimbursement, contribution, indemnification, or damages arising from, under, or in connection with (i) all agreements entered into by ABN in connection with the issuance of the Common Stock, the Preferred Stock, or the Warrants or (ii) the purchase or sale of the Common Stock, the Preferred Stock, or the Warrants including, without limitation, any and all Claims asserted or that could have been asserted in the ABN Securities Action.

     The ABN Securities Claims will be subordinated in payment to all other Unsecured Claims under section 510(b) of the Bankruptcy Code. On the Consummation Date, 915,396 shares of New Common Stock (representing approximately 7.7% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Warrants, and representing the right to purchase approximately 5% of the New Common Stock, subject to dilution by the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, the Debtor shall transfer to the District Court Claims Administrator 347,851 shares of New Common Stock, 118,271 New Series 1 Warrants, and 118,271 New Series 2 Warrants, and as soon thereafter as the District Court Claims Administrator can effectuate the distributions described herein, each holder of an Allowed Class 11(a) ABN Securities Claim, other than an Opt-Out ABN Securities Claim, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 11(a) ABN Securities Claim, its share of the New Common Stock, New Series 1 Warrants and New Series 2 Warrants pursuant to the allocation formula set forth in subparagraph (iii) below, provided that such allocation is approved by the District Court in connection with the ABN Securities Action and the ABNH Securities Action, or as otherwise fixed by the District Court. Holders of Opt-Out ABN Securities Claims shall receive a distribution from the Securities Claims Reserve in accordance with Article IV.C.4 of the Plan. The entry of a Final Order approving the Class Action Settlements is a condition precedent to the occurrence of the Consummation Date.

                    (2) Class 11(b): ABNH Securities Claims

     The ABNH Securities Claims consist of any and all Claims for fraud, misrepresentation, rescission, reimbursement, contribution, indemnification, or damages arising from, under, or in connection with (i) all agreements entered into by ABN in connection with the issuance of any capital stock of ABNH or (ii) the purchase or sale of the common stock of ABNH including, without limitation, any and all Claims asserted or that could have been asserted in the ABNH Securities Action.

     The ABNH Securities Claims will be subordinated in payment to all other Unsecured Claims under section 510(b) of the Bankruptcy Code. On the Consummation Date, 915,396 shares of New Common Stock (representing approximately 7.7% of the initial shares of New Common Stock), subject to dilution by the New Warrants, the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options, and 622,481 New Warrants (consisting of all of the New Warrants, and representing the right to purchase approximately 5% of the New Common Stock, subject to dilution by the Management Incentive Options, the Rights, the Equity Options, and the Consultant Options) shall be placed in the Equity Reserve. On the Distribution Date, the Debtor shall transfer to the District Court Claims Administrator 347,851 shares of New Common Stock, 118,271 New Series 1 Warrants, and 118,271 New Series 2 Warrants, and as soon thereafter as the District Court Claims Administrator can effectuate the distributions described herein, each holder of an Allowed Class 11(b) ABNH Securities Claim, other than an Opt-Out ABNH Securities Claim, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 11(b) ABN Securities Claim, its share of the New Common Stock, New Series 1 Warrants and New Series 2 Warrants pursuant to the allocation formula set forth in subparagraph (iii) below, provided that such allocation is approved by the District Court in connection with the ABN Securities Action and the ABNH Securities Action, or as otherwise fixed by the District Court. Holders of Opt-Out ABNH Securities Claims shall receive a distribution from the Securities Claims Reserve in accordance with Article IV.C.4 of the Plan. The entry of a Final Order approving the Class Action Settlements is a condition precedent to the occurrence of the Consummation Date.

                        (3) Allocation Of Distributions

     The District Court Claims Administrator shall determine the distribution to be made to each holder of a Class 11(a) ABN Securities Claim and a Class 11(b) ABNH Securities Claim who files an acceptable proof of claim with the District Court in accordance with the procedures to be established by the District Court in connection with the proposed settlement of the ABN Securities Action and the ABNH Securities Action (each, an "Authorized Claimant").

     An Authorized Claimant's "Recognized Claim" from transactions in ABN common stock shall mean 47% of the difference, if a loss, between the amount paid (including brokerage commissions and transaction charges) for ABN common stock during the period from May 2, 1996 through and including January 25, 1999 (the "ABN Class Period"), and the sum for which such shares were sold at a loss (net of brokerage commissions and transaction charges) on or before January 25, 1999. As to those ABN shares which an Authorized Claimant purchased during the ABN Class Period and continued to hold as of January 25, 1999, Recognized Claim shall mean 47% of the difference, if a loss, between the amount paid for each such share purchased during the ABN Class Period and $0.551 per share, the average closing price of said shares for the 90-day period following January 25, 1999. Purchases of ABN common stock during the ABN Class Period will be matched against sales of ABN common stock during the ABN Class Period on a first-in, first-out basis. Transactions resulting in a gain shall not be included.

     An Authorized Claimant's "Recognized Claim" from transactions in ABNH common stock shall mean 100% of the difference, if a loss, between the amount paid (including brokerage commissions and transaction charges) for ABNH common stock during the period from July 15, 1998 through and including February 1, 1999 (the "ABNH Class Period"), and the sum for which such shares were sold at a loss (net of brokerage commissions and transaction charges) on or before February 1, 1999. As to those ABNH shares purchased during the ABNH Class Period which an Authorized Claimant continued to hold as of February 1, 1999, Recognized Claim shall mean 100% of the difference, if a loss, between the amount paid for each such share purchased during the ABNH Class Period and $2.312 per share, the average closing price of such shares for the 90-day period following February 1, 1999. Purchases of ABNH common stock during the ABNH Class Period will be matched against sales of ABNH common stock during the ABNH Class Period on a first-in, first-out basis. Transactions resulting in a gain shall not be included.

     Each Authorized Claimant shall be allocated a PRO RATA share of the distribution of New Common Stock and New Warrants allocated to Classes 11(a) and 11(b) based upon his, her, or its Recognized Claim as compared to the total Recognized Claims of all Authorized Claimants in Classes 11(a) and 11(b).

     The net shares of New Common Stock and New Warrants allocated to Classes 11(a) and 11(b), to the extent not previously sold or distributed by the District Court Claims Administrator as provided in the Class Action Settlements, will be distributed to the holders of claims in Classes 11(a) and 11(b) in proportion to the Authorized Claimant's Recognized Claims as determined by the District Court Claims Administrator.

     If, after distributions have been made to holders of Allowed Opt-Out ABN Securities Claims or Allowed Opt-Out ABNH Securities Claims, any shares of New Common Stock or New Warrants remain in the Securities Claims Reserve (representing 5% of the New Common Stock and New Warrants allocated to Class
11), such shares of New Common Stock and New Warrants shall be transferred to the District Court Claims Administrator for distribution to holders of Class 11(a) and 11(b) claims in accordance with the formula set forth above. The Debtor intends to object to the allowance of any Opt-Out ABN Securities Claims or Opt-Out ABNH Securities Claims.

          h.   CLASS 12: WARRANTS INTERESTS

     The Warrants Interests consist of all Interests, directly or indirectly arising from or under or relating in any way to, the Warrants. Under the Plan, on the Distribution Date, the Warrants Interests shall be cancelled and each holder of an Allowed Class 12 Warrants Interest shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Warrants Interest.

     Pursuant to section 1126(g) of the Bankruptcy Code, Class 12 is deemed to have rejected the Plan because the holders of Interests in Class 12 will not receive or retain any property or interest in property under the Plan. The Bankruptcy Court may confirm the Plan notwithstanding the deemed rejection by Class 12 provided that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to holders of Class 12 Warrants Interests. See "Summary Of The Plan - Confirmation Of The Plan - Confirmation Without Acceptance Of All Impaired Classes - `Cramdown'." ABN believes the Plan does not "discriminate unfairly" and is "fair and equitable" to Class 12.

C.   SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, nothing shall affect the Debtor's or Reorganized Debtor's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs against Unimpaired Claims or recoupments.

D.   SPECIAL PROVISIONS REGARDING CERTAIN CLASS 11 CLAIMS

     On the Distribution Date, the Debtor shall establish the Securities Claims Reserve. The New Common Stock and New Warrants which constitute the Securities Claims Reserve shall be transferred only from the portion of the Equity Reserve allocable to the holders of Allowed Class 11 Claims. Each holder of Allowed Opt-Out ABN Securities Claims and Allowed Opt-Out ABNH Securities Claims shall receive New Common Stock from the Securities Claims Reserve in an amount equal to the amount of such holders' Allowed Opt-Out ABN Securities Claim or Allowed Opt-Out ABNH Securities Claim multiplied by the aggregate amount of shares of New Common Stock to be distributed to holders of Allowed ABN and ABNH Securities Claims divided by the aggregate amount of Securities Claims allowed in the ABN Securities Action and ABNH Securities Action. In addition, each holder Allowed Opt-Out ABN Securities Claims and Allowed Opt-Out ABNH Securities Claims shall receive New Warrants from the Securities Claims Reserve in an amount equal to the amount of such holders' Allowed Opt-Out ABN Securities Claim or Allowed Opt-Out ABNH Securities Claim multiplied by the aggregate amount of New Warrants to be distributed to holders of Allowed ABN and ABNH Securities Claims divided by the aggregate amount of Securities Claims allowed in the ABN Securities Action and ABNH Securities Action. If the aggregate distribution to Allowed Opt-Out ABN Securities Claims and Allowed Opt-Out ABNH Securities Claims is greater than the amount held in the Securities Claims Reserve, each holder of an Allowed Opt-Out ABN Securities Claim and Allowed Opt-Out ABNH Securities Claim shall only be entitled to its Pro Rata share of the Securities Claims Reserve. Notwithstanding any other provision of the Plan, no distribution shall be made from the Securities Claims Reserve until all Allowed amounts of Opt-Out ABN Securities Claims and ABNH Securities Claims are determined and all distributions have been made to holders of Allowed ABN Securities Claims and Allowed ABNH Securities Claims pursuant to the Class Action Settlements.

     If there are no Opt-Out ABN Securities Claims or Opt-Out ABNH Securities Claims on the Distribution Date, the New Common Stock and New Warrants in the Securities Claims Reserve shall be transferred to the District Court Claims Administrator for distribution to holders of Allowed ABN Securities Claims and Allowed ABNH Securities Claims.

     If, after distributions have been made to holders of Allowed Opt-Out ABN Securities Claims and Allowed Opt-Out ABNH Securities Claims, any shares of New Common Stock or New Warrants remain in the Securities Claims Reserve, such shares of New Common Stock and New Warrants shall be transferred to the District Court Claims Administrator for distribution to holders of Allowed ABN Securities Claims and Allowed ABNH Securities Claims.

E.   OTHER PROVISIONS OF THE PLAN

     1.   Continued Corporate Existence

     Following confirmation and consummation of the Plan, ABN will continue to exist as a separate corporate entity in accordance with the laws of the State of Delaware and pursuant to the Reorganized ABN Certificate of Incorporation and By-laws. The Reorganized ABN Certificate of Incorporation will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The Reorganized ABN Certificate of Incorporation also will include, among other things, a provision authorizing a capital stock of 20 million shares of New Common Stock, $.01 par value per share.

     2.   Cancellation Of Existing Securities And Agreements

     On the Distribution Date, except as otherwise provided for in the Plan, (i) the Existing Securities, to the extent not already cancelled, shall be cancelled and (ii) the obligations of the Debtor under the Existing Securities and under the Debtor's certificate of incorporation, any agreements, indentures, or certificates of designations governing the Existing Securities shall be discharged; PROVIDED, HOWEVER, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, an agent, or a servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III of the Plan and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. The Indenture Trustees shall make the distributions required under the Plan to the holders in Classes 4, 5, and 6, as applicable.

     Any actions taken by an indenture trustee, agent, or servicer that are not for the purposes authorized in the Plan shall not be binding upon the Debtor. Notwithstanding the foregoing, the Debtor may terminate any indenture or other governing agreement and the authority of any indenture trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five
(5) days' written notice of termination to the indenture trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the indenture or other governing agreement, the Debtor shall designate a Disbursing Agent to act in place of the indenture trustee, agent, or servicer.

     3.   Revesting Of Assets

     The property of the Debtor's Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Debtor on the Confirmation Date. Thereafter, the Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Confirmation Date, all property of the Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, the Debtor may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses that it incurs after the Confirmation Date.

     4.   Effectuating Documents; Further Transactions

     The chairman of the board of directors, president, chief financial officer, or any other appropriate officer of ABN shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of ABN shall be authorized to certify or attest to any of the foregoing actions.

     5.   Exemption From Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment (other than standard filing fees), and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment (other than standard filing fees) and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

     6.   Compromises And Settlements

     The Plan incorporates and embodies the compromises and settlements reached by ABN, and pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), ABN shall effectuate the compromises and settlements described below.

          a.   SETTLEMENT BETWEEN ABN AND ABNH

     At the time of the public offering of the shares of ABNH, ABN and ABNH entered into a separation agreement. ABNH filed a proof of claim with the Bankruptcy Court in the amount of $47,844,299, based in part upon alleged obligations under the separation agreement and liabilities stemming from the alleged inaccurate financial statements filed by ABNH. ABN and ABNH have agreed to settle their respective claims as follows: (i) ABN and ABNH shall release each other from (a) any obligations pursuant to that certain separation agreement, dated as of July 20, 1998 and (b) any sums allegedly owing by each of them and their affiliates to the other; (ii) ABN shall be responsible for all income, franchise, or similar tax liabilities of ABNH or any person for which ABNH is or may be liable, including costs and expenses, for the period January 1, 1990 through July 20, 1998; (iii) ABNH shall remit to ABN any franchise or similar tax refunds for the periods prior to July 20, 1998; (iv) ABNH and ABNCo and Sati Group shall exchange mutual releases; (v) ABNH shall withdraw its proof of claim in the Chapter 11 Case with prejudice; and (vi) ABNH shall receive 25,000 shares of New Common Stock. The agreement between ABN and ABNH, which is a Plan Supplement document, is incorporated herein by reference.

          b. SETTLEMENT AMONG ABN, ABNH, AND PARTIES TO THE ABN AND ABNH SECURITIES ACTIONS

     The plaintiffs ABN Securities Action, the plaintiffs in the ABNH Securities Action, ABN, ABNH, and the certain other defendants in the aforementioned actions (other than Deloitte & Touche, LLP ("Deloitte")) have agreed to settle their respective claims as follows: (i) the plaintiffs shall release ABN, ABNH, certain other defendants (other than Deloitte), and certain other officers and directors of ABN and ABNH from any claims plaintiffs may have against such parties in connection with the purchase or sale of the common stock of ABN, ABNH, or other acts and omissions relating thereto; (ii) National Union Fire Insurance Company of Pittsburgh, Pa. ("National Union") shall deposit the sum of $12.5 million into an interest bearing escrow account for ultimate distribution to the plaintiffs; (iii) ABNH shall deliver to the plaintiffs' counsel 1,460,000 shares of ABNH common stock, subject to adjustment, and ABNH shall issue warrants to purchase 863,647 shares of ABNH common stock at an exercise price of $6.00 per share, subject to adjustment; (iv) ABN shall deliver to the plaintiffs' counsel forty percent of the allocation of the distribution of approximately 7.7% of the New Common Stock and New Warrants in accordance with the terms of this Plan; (v) defendants shall cooperate with continuing discovery in the settled actions and in the continuing action against Deloitte; (vi) any and all claims that Deloitte may have against the defendants for contribution shall be discharged, and plaintiffs shall reduce any judgment obtained against Deloitte by an amount defendants or their insurance carrier would be obligated to pay Deloitte; and (vii) the defendants and National Union shall release each other from claims relating to the ABN Securities Action or ABNH Securities Action. The agreement, which is a Plan Supplement document, is incorporated herein by reference. In the event of any conflict between the agreement described herein and the summary of this agreement provided herein and in the Plan, the terms of the agreement itself will govern.

          c. SETTLEMENT BETWEEN EQUITY COMMITTEE AND PLAINTIFFS IN ABN AND ABNH SECURITIES ACTIONS

     The plaintiffs in the ABN Securities Action and ABNH Securities Action (collectively, the "Plaintiffs") and the Equity Committee have agreed to resolve the issues concerning the appropriate allocation of New Securities between their respective constituencies as follows: (i) the Plaintiffs shall receive forty percent (40%) of the Equity Reserve and the existing common and preferred stockholders of ABN shall receive sixty percent (60%) of the Equity Reserve, respectively, and (ii) holders of Class 9 Interests and Class 10 Interests shall receive (a) any distribution which would otherwise be made to the Consultant in respect of shares of Common Stock held by the Consultant, and (b) any options or warrants previously contemplated to be distributed under any agreement, plan or grant to the Consultant (other than the Consultant Options). The agreement, which is annexed to the Plan as Exhibit E, is incorporated herein by reference.

          d.   SETTLEMENT BETWEEN CONSULTANT AND EQUITY COMMITTEE

     The Equity Committee and the Consultant have agreed as follows: the Consultant shall grant to the holders of Class 9 Preferred Stock Interests and Class 10 Common Stock Interests his entitlement to receive New Common Stock hereunder.

     Pursuant to Fed. R. Bankr. P. 9019(a), the Debtor may compromise and settle various Claims against it and/or claims that it may have against other Persons. The Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to the Reorganized Debtor pursuant to Articles IV.E and IV.F of the Plan.

     7.   Payment Of Statutory Fees

     All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Consummation Date. All such fees that arise after the Consummation Date but prior to the closing of the Chapter 11 Case shall be paid by Reorganized ABN.

     8.   Severability Of Plan Provisions

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     9.   Revocation, Withdrawal, Or Non-Consummation

     The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization subject to the consent of the Noteholders' Committee. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for Consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (c) constitute an admission of any sort by the Debtor or any other Person.

     10.  Plan Supplement

     Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court seven days prior to the date set for the hearing on Confirmation. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours or may be viewed on the Bankruptcy Court's website at [www.nysb.uscourts.gov]. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Article XIV.M of the Plan.

     11.  Indemnification Obligations

     Except as otherwise specifically limited in the Plan, any obligations or rights of the Debtor or Reorganized Debtor to defend, indemnify, reimburse, or limit the liability of its present and former directors, officers, or employees pursuant to the Debtor's or Reorganized Debtor's certificate of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors', officers', or employees' service with, for, or on behalf of the Debtor prior to the Consummation Date, shall survive confirmation of the Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date; PROVIDED, HOWEVER, that the Debtor's or Reorganized Debtor's obligation to defend, indemnify, reimburse, or limit the liability of any Person covered hereunder shall survive only to the extent that the foregoing obligations may be satisfied from the proceeds of the Debtor's or the Reorganized Debtor's directors and officers liability insurance coverage. Any such obligations that are not satisfied from the proceeds of the Debtor's or the Reorganized Debtor's directors and officers liability insurance coverage shall be discharged.

     12.  Term Of Injunctions Or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Consummation Date.

     13.  Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the state of Delaware shall govern corporate governance matters with respect to ABN, in either case without giving effect to the principles of conflicts of law thereof.

     14.  Distributions Under The Plan

          a.   GENERAL

     On or as soon as is practicable after the Consummation Date, to the extent that the Plan provides for distributions on account of Allowed Claims or Interests in the applicable Class, each holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class. Beginning on the Distribution Date, distributions will also be made, pursuant to Articles III, VII, and IX of the Plan, respectively, to (i) holders of Claims and Interests to whom a distribution has become deliverable during the period since the immediately preceding distribution date and (ii) to holders of Disputed Claims and Interests whose Claims or Interests were Allowed during the period since the immediately preceding distribution date. Such interim distributions will also be in the full amount that the Plan provides for Allowed Claims and Interests in the applicable Class. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions more frequently than once every 180 days.

     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized ABN to make payments pursuant to the Plan will be obtained from Reorganized ABN's existing Cash balances. ABN or such third party Disbursing Agent(s) as it may employ in its sole discretion will initially make all distributions of Cash, New Common Stock, New Warrants, Rights, Consultant Options, Equity Options, and other property required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent (including, if applicable, Reorganized ABN in its capacity as such) may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each third party Disbursing Agent will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized ABN on terms acceptable to Reorganized ABN.

     Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by Reorganized ABN, or by wire transfer from a domestic bank, at the option of Reorganized ABN. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a domestic bank. Cash payments to foreign creditors may be made, at the option of Reorganized ABN, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

          b.   DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE CONSUMMATION DATE

     Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Interests as of the Consummation Date will be made on the Distribution Date, or as soon thereafter as practicable, but in any event no later than sixty (60) days after the Consummation Date. Securities to be issued will be deemed issued as of the Distribution Date regardless of the date on which they are actually distributed. Distributions on account of Claims or Interests that first become Allowed Claims or Interests after the Consummation Date shall be made pursuant to Articles III, VII, and IX of the Plan.

          c. RECORD DATE FOR DISTRIBUTIONS TO HOLDERS OF 10 3/8% SENIOR NOTES, 11 5/8% SENIOR NOTES, 11 1/4% SENIOR SUBORDINATED NOTES, CONVERTIBLE SUBORDINATED NOTES, COMMON STOCK, AND PREFERRED STOCK

     The record date for distributions to holders of 10 3/8% Senior Notes, 11 5/8% Senior Notes, 11 1/4% Senior Subordinated NoteS, Convertible Subordinated Notes, Common Stock, and Preferred Stock will be the seventh (7th) Business Day following entry of the Confirmation Order (the "Distribution Record Date"). At the close of business on the Distribution Record Date, the transfer ledgers for the 10 3/8% Senior Notes, 11 1/4% Senior Subordinated Notes, Convertible Subordinated Notes, Common Stock, and PreferrED Stock, including but not limited to the transfer ledgers of the Indenture Trustee , will be closed, and there will be no further changes in the record holders of the 10 3/8% Senior Notes, 11 1/4% Senior Subordinated Notes, Convertible Subordinated Notes, CommON Stock, and Preferred Stock. Reorganized ABN, the Indenture Trustees, and the Disbursing Agent, if any, will have no obligation to recognize any transfer of such 10 3/8% Senior Notes, 11 1/4% Senior Subordinated Notes, Convertible Subordinated Notes, Common StocK, and Preferred Stock occurring after the Distribution Record Date, and will be entitled instead to recognize and deal for all purposes with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

          d. CALCULATION OF DISTRIBUTION AMOUNTS OF NEW COMMON STOCK AND NEW WARRANTS

     No fractional shares or units of New Securities, and no New Warrants, Rights, Consultant Options, Management Incentive Options, or Equity Options for fractional shares of New Common Stock, shall be issued or distributed under the Plan or by Reorganized ABN or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Common Stock or other New Securities will receive the total number of whole shares of New Common Stock or other New Securities to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock or a fraction of any of the New Securities, the Disbursing Agent will allocate separately one whole share, right, option, or warrant, as the case may be, to such Person and other Persons similarly entitled, in order of the fractional portion of its entitlement, starting with the largest such fractional portion, until all remaining whole shares and warrants have been allocated. Upon the allocation of a whole share or warrant to a Person in respect of the fractional portion of its entitlement, such fractional portion will be cancelled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares or warrants which remain to be allocated, the Disbursing Agent will allocate the remaining whole shares or warrants to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares, options, rights, and warrants authorized under the Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, shall not make any distribution of less than five (5) shares of New Common Stock, five
(5) Equity Options, or five (5) New Warrants with respect to any Claim or Interest unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

          e.   DELIVERY OF DISTRIBUTIONS

     Distributions to holders of Allowed Claims and Allowed Interests will be made by the Disbursing Agent or the appropriate indenture trustee, agent, or servicer, as the case may be, (i) at the addresses set forth on the proofs of Claim and Interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or Interest is filed or if ABN has been notified of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim or Interest, (iii) at the addresses reflected in the Schedules if no proof of Claim or Interest has been filed and the Disbursing Agent has not received a written notice of a change of address, (iv) in the case of the holder of a Claim or Interest that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (v) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to ABN. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer shall be returned to Reorganized ABN until such distributions are claimed. All claims for undeliverable distributions must be made on or before the second (2d) anniversary of the Consummation Date, after which date (i) all Cash in respect of such undeliverable distribution, including interest accrued thereon, shall revert to Reorganized ABN and (ii) all New Common Stock, Restated 11 3/8% Senior Notes, Equity Options, and New Warrants in respect of such undeliverable distribution shall be cancelled notwithstanding any federal or state escheat laws to the contrary. Notwithstanding anything to the contrary herein, any and all distributions to holders of Class 11 Claims (other than opt-outs) shall be made by the District Court Claims Administrator in accordance with the terms of the Class Action Settlements and the Plan.

          f.   FRACTIONAL DOLLARS; DE MINIMIS DISTRIBUTIONS

     Any other provision of the Plan notwithstanding, no payments of fractions of dollars will be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, will not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

          g.   PREPAYMENT

     Except as otherwise provided in this Plan or the Confirmation Order, the Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; PROVIDED, HOWEVER, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

     15.  Resolution And Treatment Of Disputed, Contingent, And Unliquidated
          Claims

          a.   OBJECTION DEADLINE; PROSECUTION OF OBJECTIONS

     ABN or Reorganized ABN, as the case may be, will be allowed up to 120 days after the Consummation Date (unless extended by an order of the Bankruptcy Court) to file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Notwithstanding the foregoing, nothing contained in the Plan will limit Reorganized ABN's right to object to Claims, if any, filed or amended more than 120 days after the Consummation Date.

     The foregoing shall apply to any and all Claims that are listed in the Schedules as disputed, contingent, and/or unliquidated ONLY IF the holder of any such Claim filed a proof of Claim on account of such Claim. The Debtor reserves its right to seek an order expunging and disallowing any Claim that is listed in the Schedules as disputed, contingent, and/or unliquidated, and for which no proof of Claim was timely filed. Additionally, the Debtor shall enter into a stipulation with the plaintiffs in the ABN Securities Action and ABNH Securities Action who are not also holders of Opt-Out ABN Securities Claims and Opt-Out ABNH Securities Claims, which shall provide that (i) such Persons shall not be required to file a proof of claim in the Bankruptcy Court, and such claims shall be determined by the District Court Claims Administrator, and (ii) any objection of the Debtor to such claims shall be asserted in the Securities Actions in the District Court.

          b.   NO DISTRIBUTIONS PENDING ALLOWANCE

     No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Interest unless and until all objections to such Disputed Claim or Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Interest, or some portion thereof, has become an Allowed Claim or Interest. Disputed Claims or Interests are Claims or Interests, or portions of Claims or Interests, that are neither Allowed Claims or Interests nor Disallowed Claims or Interests, as the case may be, and include, but are not limited to, Claims or Interests that have not been Scheduled by ABN; Claims or Interests that have been Scheduled at zero or as contingent, unliquidated, or disputed; Claims or Interests that are the subject of a proof of Claim that differs in nature, amount, or priority from ABN's Schedules; and Claims or Interests that have not yet been allowed or disallowed by a Final Order.

          c.   DISTRIBUTION RESERVE

     Reorganized ABN or the Disbursing Agent, as the case may be, will, on the Consummation Date or as soon thereafter as practicable, establish and fund (from the Cash, New Common Stock, Equity Options, New Warrants, or other property to be distributed under the Plan) the Distribution Reserve. In general, the purpose of the Distribution Reserve is to ensure that sufficient Cash, New Common Stock, Equity Options, New Warrants, or other property is set aside to distribute to holders of Disputed Claims (other than Securities Claims) and Interests the amounts to which they are entitled under the Plan if, as, and when their Disputed Claims or Interests become Allowed Claims or Interests. The amount of Cash or other property to be withheld by the Disbursing Agent on account of each Disputed Claim or Interest will be determined in accordance with the provisions of Article IX.C.1 of the Plan.

     Neither the Disbursing Agent, nor any other party, shall be entitled to vote any shares of the New Common Stock held in the Distribution Reserve or the Equity Reserve. In the event that any matter requires approval by the shareholders of Reorganized ABN prior to the distribution or cancellation of all shares of New Common Stock from the Distribution Reserve, the shares of New Common Stock held by the Disbursing Agent shall be deemed not to have been issued, for voting purposes only.

          d.   DISTRIBUTIONS AFTER ALLOWANCE

     Reorganized ABN or the Disbursing Agent, as the case may be, will make payments and distributions from the Distribution Reserve to each holder of a Disputed Claim or Interest that has become an Allowed Claim or Interest in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs. On the next succeeding interim distribution date after the date that the order or judgment of the Bankruptcy Court allowing all or part of such Claim or Interest becomes a Final Order, the Disbursing Agent will distribute to the holder of such Claim or Interest any Cash, New Common Stock, Equity Options, New Warrants, or other property in the Distribution Reserve that would have been distributed on the Distribution Date had such Allowed Claim or Interest been allowed on the Distribution Date. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim or Interest, (i) any New Common Stock, Equity Options, New Warrants, or other property held in the Distribution Reserve, will be distributed Pro Rata to holders of Allowed Claims or Interests entitled thereto under the terms of the Plan and (ii) any Cash or other property remaining in the Distribution Reserve will become property of Reorganized ABN. All distributions made under Article IX.D of the Plan on account of an Allowed Claim or Interest will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim or Interest had been an Allowed Claim or Interest on the Distribution Date. In no event, however, will the Disbursing Agent be required to make distributions under Article IX.D of the Plan more frequently than once every 180 days or to make any individual payments in an amount less than $25.00.

     16.  Surrender And Cancellation Of Securities Or Instruments

     On or before the Distribution Date, or as soon as practicable thereafter, each holder of an Existing Security evidenced by an instrument and which is not being fully Reinstated (including, without limitation, Unsurrendered Preferred Stock and 11 3/8% Senior Notes) (a "Certificate") must surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an indenture or other agreement, the respective indenture trustee, agent, or servicer, as the case may be, and, to the extent not previously cancelled, such Certificate will be cancelled. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until the Certificate is received by the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be. Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective indenture trustee, agent, or servicer, as the case may be, prior to the second (2d) anniversary of the Consummation Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and after such date (i) all Cash in respect of such forfeited distribution, including interest accrued thereon, shall revert to Reorganized ABN and (ii) all New Common Stock, Restated 11 3/8% Senior Notes, Equity Options and New Warrants in respect of such forfeited distribution shall be cancelled, notwithstanding any federal or state escheat laws to the contrary.

     17.  Treatment Of Executory Contracts And Unexpired Leases

     Under section 365 of the Bankruptcy Code, ABN has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If ABN rejects an executory contract or unexpired lease that was entered into before the Petition Date, the contract will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by section 502 of the Bankruptcy Code.

          a.   ASSUMED CONTRACTS AND LEASES; RELATED PAYMENTS

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Consummation Date, ABN will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by ABN, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date, or (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, in the Plan Supplement. The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and rejections described above, as of the Consummation Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights IN REM related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject filed on or before the Confirmation Date.

     Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of ABN , or the assignee of ABN assuming such contract or lease, by Cure. If there is a dispute regarding
(i) the nature or amount of any Cure, (ii) the ability of Reorganized ABN or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

          b.   REJECTED CONTRACTS AND LEASES; BAR TO REJECTION DAMAGES

     As of the date of this Disclosure Statement, ABN has not determined that any of the executory contracts and unexpired leases to which it is a party will be rejected; PROVIDED, HOWEVER, that pursuant to section 365 (d)(2) of the Bankruptcy Code, ABN reserves the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which it is a party.

     If the rejection by ABN, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and unenforceable against ABN or Reorganized ABN as the case may be, or the properties of either of them, unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel for ABN within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

          c.   COMPENSATION AND BENEFIT PROGRAMS

     Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, and except as set forth below, all employee compensation and Benefit Plans of the Debtor, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article VIII.A of the Plan, but only to the extent that rights under such programs are held by the Debtor or Persons who are employees of the Debtor as of the Confirmation Date, and the Debtor's obligations under such programs to Persons who are employees of the Debtor on the Confirmation Date shall survive confirmation of this Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or Benefit Plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any Benefit Plans or contracts; PROVIDED, HOWEVER, that the Debtor's obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.

     The Pension Benefit Guaranty Corporation ("PBGC") is the United States government agency that administers the mandatory termination insurance program for defined benefit pension plans under Title IV of the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. ss.ss. 1301-1461 (1994 & Supp. III
1997). A defined benefit pension plan is one that provides an employee, uPOn retirement, a fixed, periodic payment as determined by the terms of the plan. SEE 29 U.S.C. ss. 1002(35). The PBGC guarantees thE payment of certain pension benefits upon termination of a defined benefit pension plan. SEE 29 U.S.C. ss.ss. 1321, 1322.

     ABNCo, a subsidiary of the Debtor, established and maintains the Retirement Plan for certain of its employees known as the American Bank Note Company Retirement Plan. The Retirement Plan is covered by Title IV of ERISA. ABN understands that it and all members of its controlled group are obligated to contribute to the Retirement Plan at least the amounts necessary to satisfy ERISA'S minimum funding standards, 29 U.S.C. ss. 1082; 26 U.S.C. ss. 412. In addition, in the event of a termination of THe Retirement Plan, the Debtor and all members of its controlled group may be jointly and severally liable for the unfunded benefit liabilities of the Retirement Plan. SEE 29 U.S.C. ss. 1362(a). ABN further understands that the Retirement Plan may be terminateD only if the statutory requirements of either ERISA Section 4041 or ERISA Section 4042 are met. 29 U.S.C. ss.ss. 1341, 1342.

     The Debtor intends to continue its liability as a controlled group member to fund the Retirement Plan in accordance with the minimum funding standards under ERISA, pay all required PBGC insurance premiums, and comply with all applicable requirements of the Retirement Plan and ERISA. ABN has provided a sixty-day advance notice to affected parties of its intent to terminate the Retirement Plan in accordance with the standard termination procedures of Title IV of ERISA, 29 U.S.C. ss. 1341. In addition, thE Chapter 11 Case, and in particular the Plan, the Confirmation Order, and section 1141 of the Bankruptcy Code, shall not in any way be construed as discharging, releasing, or relieving the Debtor, or any other party, in any capacity, from any liability with respect to the Retirement Plan under any law, governmental policy, or regulatory provision. The PBGC and the Retirement Plan shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan or the Plan's Confirmation.

     18.  Retention Of Jurisdiction

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Bankruptcy Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan, as more fully set forth in Article XII of the Plan.

     19.  Bar Dates

          a.   ADMINISTRATIVE CLAIMS

     The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims (except for Professional Fees and the expenses of the members of the Equity Committee), which date will be 45 days after the Distribution Date. Holders of asserted Administrative Claims, except for Professional Fees, United States Trustee fees, and the expenses of the members of any statutory committee not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. ABN, or Reorganized ABN, as the case may be, will have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

          b.   PROFESSIONAL FEE CLAIMS

     All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to ABN or a statutory committee prior to the Consummation Date, including requests under section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Chapter 11 Case, must be filed and served on Reorganized ABN and its counsel no later than 45 days after the Distribution Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such professionals or other entities for compensation or reimbursement of expenses must be filed and served on Reorganized ABN and its counsel, and the requesting professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

          c.   OTHER CLAIMS AND INTERESTS

     By order entered December 10, 1999, the Bankruptcy Court entered an order (the "Bar Date Order") setting January 24, 2000 (the "Bar Date") as the last date for the filing of proofs of Claim against the Debtor on account of any Claim, as defined in section 101(5) of the Bankruptcy Code, against the Debtor, which arose prior to the Petition Date. Pursuant to the Bar Date Order and Fed.
R. Bankr. P. 3003(c)(2), any person or entity which is required to file a timely proof of claim in the form and manner specified by the Bar Date Order and that failed to do so on or before the Bar Date (or, (i) in the case of a claim based upon the Debtor's rejection of an unexpired lease or executory contract, before the Rejection Damages Bar Date, as defined in the Bar Date Order, or (ii) in the case of a claim of a governmental unit, before the date that is 180 days after the Petition Date in accordance with section 502(b)(9) of the Bankruptcy Code), shall not be entitled to vote on the Plan and shall not receive or retain, or be entitled to receive or retain, any property or any payment or distribution of property from the Debtor, its successors, or assigns with respect to such claim.

     20.  Miscellaneous

          a.   INTEREST ON CLAIMS

     Post-petition interest on and fees and expenses, if any, with respect to Allowed Class 2 Secured Claims and Allowed Class 4 11 5/8% Senior Note Claims, including, but not limited to, unpaid professional fees due the holders of such Claims, shall be paid on the Consummation Date if due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim. Post-petition interest on Unimpaired Claims shall be paid as required pursuant to section 1124 of the Bankruptcy Code at the Case Interest Rate.

          b.   PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF LITIGATION CLAIMS

     Except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized ABN will retain all claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that ABN or its Estate may hold against any person or entity (collectively, "Litigation Claims"), and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all of such Litigation Claims. The failure of ABN specifically to list any claim, right of action, suit, or proceeding herein or in the Plan does not, and will not be deemed to, constitute a waiver or release by ABN of such claim, right of action, suit, or proceeding, and Reorganized ABN will retain the right to pursue additional claims, rights of action, suits, or proceedings. In addition, at any time before the Consummation Date, notwithstanding anything in the Plan to the contrary, ABN or Reorganized ABN may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

          c.   WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with the Plan and all distributions thereunder, Reorganized ABN shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

F.   CONFIRMATION OF THE PLAN

     Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

     1.   Confirmation Hearing

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

     ABN will provide notice of the Confirmation Hearing to all known Creditors and Interest holders or their representatives (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be filed and served in the manner and within the time set forth in the Confirmation Notice and must (i) be in writing, (ii) comply with the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules, (iii) set forth the name of the objector, and the nature and amount of any Claim or Interest asserted by the objector against or in ABN, the Estate, or its property, and
(iv) state with particularity the legal and factual bases for the objection. OBJECTIONS TO CONFIRMATION THAT ARE NOT TIMELY FILED AND SERVED MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED.

     2.   Requirements For Confirmation Of The Plan

     The Bankruptcy Court will determine at the Confirmation Hearing whether the following requirements for confirmation, set forth in section 1129(a) of the Bankruptcy Code, have been satisfied:

          a. THE PLAN COMPLIES WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

          b. ABN HAS COMPLIED WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

          c. THE PLAN HAS BEEN PROPOSED IN GOOD FAITH AND NOT BY ANY MEANS FORBIDDEN BY LAW.

          d. ANY PAYMENT MADE OR PROMISED BY ABN OR BY A PERSON ISSUING SECURITIES OR ACQUIRING PROPERTY UNDER THE PLAN FOR SERVICES OR FOR COSTS AND EXPENSES IN, OR IN CONNECTION WITH, THE CHAPTER 11 CASE, OR IN CONNECTION WITH THE PLAN AND INCIDENT TO THE CHAPTER 11 CASE, HAS BEEN DISCLOSED TO THE BANKRUPTCY COURT, AND ANY SUCH PAYMENT MADE BEFORE CONFIRMATION OF THE PLAN IS REASONABLE, OR IF SUCH PAYMENT IS TO BE FIXED AFTER CONFIRMATION OF THE PLAN, SUCH PAYMENT IS SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT AS REASONABLE.

          e. ABN HAS DISCLOSED (I) THE IDENTITY AND AFFILIATIONS OF (A) ANY INDIVIDUAL PROPOSED TO SERVE, AFTER CONFIRMATION OF THE PLAN, AS A DIRECTOR, OFFICER, OR VOTING TRUSTEE OF REORGANIZED ABN, (B) ANY AFFILIATE OF ABN PARTICIPATING IN A JOINT PLAN WITH ABN, OR
               (C) ANY SUCCESSOR TO ABN UNDER THE PLAN (AND THE APPOINTMENT TO, OR CONTINUANCE IN, SUCH OFFICE OF SUCH INDIVIDUAL(S) IS CONSISTENT WITH THE INTERESTS OF CREDITORS AND INTEREST HOLDERS AND WITH PUBLIC POLICY), AND (D) THE IDENTITY OF ANY INSIDER THAT WILL BE EMPLOYED OR RETAINED BY ABN AND THE NATURE OF ANY COMPENSATION FOR SUCH INSIDER.

          f. WITH RESPECT TO EACH CLASS OF CLAIMS OR INTERESTS, EACH IMPAIRED CREDITOR AND IMPAIRED INTEREST HOLDER EITHER HAS ACCEPTED THE PLAN OR WILL RECEIVE OR RETAIN UNDER THE PLAN, ON ACCOUNT OF THE CLAIMS OR INTERESTS HELD BY SUCH ENTITY, PROPERTY OF A VALUE, AS OF THE CONSUMMATION DATE, THAT IS NOT LESS THAN THE AMOUNT THAT SUCH ENTITY WOULD RECEIVE OR RETAIN IF ABN WERE TO BE LIQUIDATED ON SUCH DATE UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. SEE "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST."

          g. THE PLAN PROVIDES THAT ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS OTHER THAN PRIORITY TAX CLAIMS WILL BE PAID IN FULL ON THE CONSUMMATION DATE AND THAT PRIORITY TAX CLAIMS WILL RECEIVE ON ACCOUNT OF SUCH CLAIMS DEFERRED CASH PAYMENTS, OVER A PERIOD NOT EXCEEDING SIX YEARS AFTER THE DATE OF ASSESSMENT OF SUCH CLAIMS, OF A VALUE, AS OF THE CONSUMMATION DATE, EQUAL TO THE ALLOWED AMOUNT OF SUCH CLAIMS, EXCEPT TO THE EXTENT THAT THE HOLDER OF ANY SUCH CLAIM HAS AGREED TO A DIFFERENT TREATMENT.

          h. IF A CLASS OF CLAIMS IS IMPAIRED UNDER THE PLAN, AT LEAST ONE CLASS OF IMPAIRED CLAIMS HAS ACCEPTED THE PLAN, DETERMINED WITHOUT INCLUDING ANY ACCEPTANCE OF THE PLAN BY INSIDERS HOLDING CLAIMS IN SUCH CLASS.

          i. CONFIRMATION OF THE PLAN IS NOT LIKELY TO BE FOLLOWED BY THE LIQUIDATION, OR THE NEED FOR FURTHER FINANCIAL REORGANIZATION, OF ABN OR ANY SUCCESSOR TO ABN UNDER THE PLAN, UNLESS SUCH LIQUIDATION OR REORGANIZATION IS PROPOSED IN THE PLAN. SEE "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST."

          j. THE PLAN PROVIDES FOR THE CONTINUATION AFTER THE CONSUMMATION DATE OF ALL RETIREE BENEFITS, IF ANY, AT THE LEVEL ESTABLISHED PURSUANT TO SECTION 1114(E)(1)(B) OR 1114(G) OF THE BANKRUPTCY CODE AT ANY TIME PRIOR TO CONFIRMATION OF THE PLAN, FOR THE DURATION OF THE PERIOD ABN HAS OBLIGATED ITSELF TO PROVIDE SUCH BENEFITS.

     ABN believes that, upon receipt of the requisite acceptances, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that ABN has complied or will have complied with all of the requirements of Chapter 11, and that the Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

     3.   Confirmation Without Acceptance Of All Impaired Classes - Cramdown"

     ABN will request confirmation of the Plan, as it may be modified from time to time, under section 1129(a) of the Bankruptcy Code, and has reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims has accepted it. Thus, if the requisite acceptances are received, the Bankruptcy Court may confirm the Plan notwithstanding the rejection, deemed or otherwise, of an Impaired Class of Claims or Interests if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each Impaired Class that has rejected, or is deemed to have rejected, the Plan.

     A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects the plan if, among other things, the plan provides (i) (a) that the holders of claims in the rejecting class retain the liens securing those claims (whether the property subject to those liens is retained by the debtor or transferred to another entity) to the extent of the allowed amount of such claims and (b) that each holder of a claim in the rejecting class receives on account of its claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property, (ii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause
(i) or (ii) of this subparagraph, or (iii) for the realization by such holders of the indubitable equivalent of such claims.

     A plan is fair and equitable as to a class of unsecured claims that rejects the plan if, among other things, the plan provides that (i) each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim or (ii) no holder of a claim or interest that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

     A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides that (i) each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest or (ii) no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of such junior interest.

     As described above, holders of Interests in Class 12 will not receive or retain property under the Plan on account of their Interests in such Class. Accordingly, under section 1126(g) of the Bankruptcy Code, Class 12 is presumed to have rejected the Plan. ABN intends to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Class 12 and reserves the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by other classes of Claims or Interests.

     ABN believes that the Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. ABN believes that the treatment under the Plan of the holders of Interests in Class 12 will satisfy the "fair and equitable" test because, although no distribution will be made in respect of Interests in such Class and, as a result, such Class will be deemed to have rejected the Plan, no Class junior to this non-accepting Class will receive or retain any property under the Plan. In addition, ABN does not believe that the Plan unfairly discriminates against any dissenting Class.

     4.   Conditions To Confirmation And Consummation

          a.   CONDITIONS TO CONFIRMATION

     The following are conditions precedent to confirmation of the Plan:

               (1) The proposed Confirmation Order shall be in form and substance reasonably acceptable to ABN, the Noteholders' Committee and the Equity Committee.

               (2) ABN shall have access to Cash, in the form of dividends and intercompany advances from its Subsidiaries, in an amount acceptable to ABN, to provide Reorganized ABN with working capital to meet ordinary and peak requirements.

               (3) An order of the District Court granting preliminary approval of the Class Action Settlements shall have been entered.

          b.   CONDITIONS TO CONSUMMATION

     The following are conditions precedent to the occurrence of the Consummation Date, each of which may be satisfied or waived in accordance with
Article X.C of the Plan:

               (1) The Confirmation Order, in form and substance reasonably acceptable to ABN, the Noteholders' Committee, and the Equity Committee, confirming the Plan, as the same may have been modified, must have become a Final Order and must, among other things, provide that:

               (A) ABN and Reorganized Company are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

               (B) the provisions of the Confirmation Order are nonseverable and mutually dependent;

               (C) all executory contracts or unexpired leases assumed or assumed and assigned by ABN during the Chapter 11 Case or under the Plan shall remain in full force and effect for the benefit of Reorganized ABN or its assignees notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy
     Code) that prohibits such assignment or transfer or that enables, permits, or requires termination of such contract or lease;

               (D) the transfers of property by ABN (i) to Reorganized ABN (a) are or will be legal, valid, and effective transfers of property, (b) vest or will vest Reorganized ABN with good title to such property free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or Confirmation Order, (c) do not and will not constitute avoidable transfers under the Bankruptcy Code or under applicable bankruptcy or nonbankruptcy law, and (d) do not and will not subject Reorganized ABN to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability and stamp or recording tax and (ii) to holders of Claims and Interests under the Plan are for good consideration and value;

               (E) except as expressly provided in the Plan, ABN is discharged effective upon the Confirmation Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and ABN's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of ABN that has either been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, or obligation of ABN incurred before the Confirmation Date, or from any conduct of ABN prior to the Confirmation Date, or that otherwise arose before the Confirmation Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

               (F) the Plan does not provide for the liquidation of all or substantially all of the property of ABN and its confirmation is not likely to be followed by the liquidation of Reorganized ABN or the need for further financial reorganization;

               (G) all Interests in ABN shall be cancelled effective upon the Distribution Date;

               (H) the Restated 11 3/8% Senior Notes, New Common Stock, Equity Options, Consultant Options, Rights, and New Warrants issued under the Plan in exchange for Claims against and Interests in ABN are exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code, except to the extent that any holders of New Common Stock are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code;

               (I) each holder of a Senior Subordinated Note Claim shall be deemed to have released each Subsidiary Guarantor from such Subsidiary Guarantor's Subsidiary Guarantee; and

               (2) Reorganized ABN shall have access to Cash, in the form of dividends and intercompany advances from its Subsidiaries, in an amount acceptable to Reorganized ABN, to provide Reorganized ABN with working capital to meet ordinary and peak requirements.

               (3) The following agreements, in form satisfactory to ABN and the Noteholders' Committee, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

               (A) Reorganized ABN Certificate of Incorporation and By-laws;

               (B) New Warrant Agreement;

               (C) Management Incentive Plan;

               (D) Consultant Option Plan;

               (E) Amendment To 10 3/8% Senior Notes Indenture;

               (F) Tail insurance under the ABN D&O Policy in the amount of $10 million at a cost not to exceed $1 million;

               (G) Registration Rights Agreement;

               (H) Settlement Agreement Between ABN And ABNH; and

               (I) Equity Options Agreement.

               (4) An order of the District Court authorizing the Class Action Settlements shall have been entered and shall have become a Final Order.

               (5) A final judgment of permanent injunction shall have been entered by a United States District Court which enjoins ABN from violating the antifraud provisions of the Securities Act of 1933 (Section 17(a) ) and the antifraud, periodic reporting, internal accounting controls, and record-keeping provisions of the Securities Exchange Act of 1934 (Sections 10(b), 13(a), and 13(b)(2)(A) and (B) and Rules 10b-5,
                    12b-20, 13a-1, and 13a-13 thereunder) and which does not require ABN to pay any disgorgement or a civil penalty.

               (6) A final resolution of the United States Attorney's Office investigation of the revenue recognition issues at ABNH shall have occurred in a manner satisfactory to ABN and the Noteholders' Committee.

               (7) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

     The conditions set forth in Articles X.A and X.B of the Plan, other than those set forth in Articles X.A.1, X.A.3, and X.B.5 may be waived in whole or in part by ABN or Reorganized ABN with the consent of the Noteholders' Committee without further notice or a hearing.

     5.   Modifications And Amendments

     With the consent of the Noteholders' Committee and the Equity Committee, ABN may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to "substantial consummation" of the Plan, as defined in section 1101(2) of the Bankruptcy Code, ABN may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and to accomplish such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court.

G.   EFFECTS OF CONFIRMATION

     1.   Binding Effect

     From and after the Consummation Date, the Plan will be binding upon and inure to the benefit of ABN; all present and former holders of Claims against and Interests in ABN, whether or not such holders will receive or retain any property or interest in property under the Plan; their respective successors and assigns, including, but not limited to, Reorganized ABN; and all parties-in-interest in the Chapter 11 Case.

     2.   Discharge Of ABN

     All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtor of any nature whatsoever or against any of the Debtor's assets or properties. Except as otherwise expressly provided in the Plan, entry of the Confirmation Order acts as a discharge of all Claims against, liens on, and Interests in each of the Debtor, the Debtor's assets, and its properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Consummation Date. Upon entry of the Confirmation Order, and subject to the occurrence of the Distribution Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtor or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor, subject to the occurrence of the Consummation Date.

     3.   Permanent Injunction

     Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims against, or Interests in, ABN will be permanently enjoined, on and after the Consummation Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree or order against ABN on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against ABN or against the property or interests in property of ABN on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from ABN or against the property or interests in property of ABN on account of any such Claim or Interest. The foregoing injunction will extend to successors of ABN (including, without limitation, Reorganized ABN) and their respective properties and interests in property.

     4.   Debtor Releases

     Effective as of the Confirmation Date, but subject to the occurrence of the Distribution Date, the Debtor shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which it has, may have, or claims to have against any present or former director, officer, or employee of the Debtor relating to the Chapter 11 Case or the Plan; PROVIDED, HOWEVER, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee of the Debtor or
(ii) the willful misconduct, gross negligence, or breach of fiduciary duty of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan.

     5.   Other Releases

     Effective as of the Confirmation Date, but subject to the occurrence of the Distribution Date, and except as otherwise provided in the Plan or in the Confirmation Order, each of the Indenture Trustees' and the Debtor's and Reorganized Debtor's, Noteholders' Committee's, Indenture Trustees', and Equity Committee's respective members, officers, directors, agents, financial advisors, attorneys, employees, and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtor, Reorganized Debtor, or any holder of a Claim against or Interest in the Debtor may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date in any way relating to the Chapter 11 Case or the Plan; PROVIDED, HOWEVER, that nothing herein shall release any Person from any claims, obligations, rights, causes of action or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan arising out of such Person's gross negligence or willful misconduct.

     Effective as of the Confirmation Date, but subject to the occurrence of the Distribution Date, and except as otherwise provided in the Plan or in the Confirmation Order, current and former agents and employees of ABN and former officers and directors of ABN shall be deemed to have released any claims against ABNH that relate to or arise from any transactions that took place prior to the spinoff of ABNH by ABN on July 20,1998, which claims concern the business or operations of ABN or ABNH. The United States Trustee has advised ABN that it objects to this deemed release, and will pursue its objection at the Confirmation Hearing.

     Notwithstanding any other provision in the Disclosure Statement, the Plan, or the Confirmation Order, nothing in the Disclosure Statement, the Plan, or the Confirmation Order shall release, discharge, or exculpate any non-debtor party from any debt owed to the United States Government and/or its agencies, including the PBGC, for any liability arising under the Internal Revenue Code, ERISA, the environmental laws, or any criminal laws of the United States. In addition, notwithstanding any other provision in the Disclosure Statement, the Plan, or the Confirmation Order, nothing in the Disclosure Statement, the Plan, or the Confirmation Order shall enjoin or prevent the Government from collecting any such liability from any such non-debtor party. Notwithstanding any other provision in the Disclosure Statement, the Plan, or the Confirmation Order, nothing in the Disclosure Statement, the Plan, or the Confirmation Order shall release, discharge, or exculpate ABN from any criminal laws of the United States.

     6.   Waiver Of Enforcement Of Subordination

     All Claims against and Interests in ABN and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in ABN, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Consummation Date, except with respect to holders of Class 4 Claims and Class 5 Claims, which are not waiving any such rights prospectively after the Consummation Date and will retain such rights under the applicable indentures. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim or Interest by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan.

     7.   Committees

     Effective twenty (20) days after the Distribution Date, the duties of any statutory committee shall terminate, except with respect to any appeal of an order in the Chapter 11 Case and applications for Professional Fees.

                          VIII TREATMENT OF EMPLOYEES
                           DURING THE CHAPTER 11 CASE

     ABN intends that salaries, wages, accrued paid vacation, health related benefits, and similar employee benefits will be unaffected by the Chapter 11 Case. Employee benefit claims that accrue pre-petition will be unimpaired under the terms of the Plan. To ensure the continuity of ABN's work force and to further accommodate the unimpaired treatment of employee benefits, ABN obtained the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date, to permit employees to use their accrued vacation time, and to continue paying medical and other benefits under benefit plans. Employee claims and benefits not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored in full upon consummation of the Plan or as soon thereafter as such payment or other obligation becomes due or performable.

                            IX FINANCING DURING AND
                            AFTER THE CHAPTER 11 CASE

A.   DIVIDENDS AND INTERCOMPANY ADVANCES

     In the ordinary course of its business, ABN funds its obligations through dividends and advances from its Subsidiaries. During and after the Chapter 11 Case, ABN will continue to receive dividends and advances in an amount sufficient to fund its post-petition and post-consummation obligations.

     ABN's obligations under the 11 3/8% Senior Notes are secured by the stock of the Restricted Subsidiaries. Cash dividends paid to ABN by its Restricted Subsidiaries on account of such stock constitute "cash collateral" of the holders of the 11 3/8% Senior Notes as that term is defined in section 363(a) of the Bankruptcy Code. The Bankruptcy Code requires court approval of the use of cash collateral, unless all parties holding an interest in such cash collateral consent to the use thereof. To allow ABN's continued normal operation during and after the Chapter 11 Case, the successor indenture trustee for the 11 3/8% Senior Notes Indenture, with the consent of a majority of the holders of the aggregate principal amount of outstanding 11 3/8% Senior Notes, consented to ABN's use of its cash collateral, subject to certain restrictions and to Bankruptcy Court approval. Pursuant to the Cash Collateral Order, the Bankruptcy Court authorized ABN to use cash collateral.

B.   RABBI TRUST FUNDS

     In 1989, ABN established a post-retirement welfare benefit trust, commonly known as a "rabbi trust," to pay the post-retirement medical benefits of certain of its former employees (the "Rabbi Trust") pursuant to that certain Trust Agreement (the "Trust Agreement"), dated December 29, 1989, between ABN (as successor) and The Chase Manhattan Bank, N.A., as successor trustee (the "Rabbi Trust Trustee"). As of the June 30, 2000, the assets in the Rabbi Trust included marketable securities and cash with a fair market value of approximately $699,484. Pursuant to the terms of the Trust Agreement, the Rabbi Trust assets are available to ABN's creditors in the event of a filing by ABN of a petition under the Bankruptcy Code. ABN filed a complaint on the Petition Date seeking turnover of the Rabbi Trust corpus under 11 U.S.C. ss. 542, and filed a motion for summary judgment witH respect to the complaint on July 21, 2000. The hearing on the motion for summary judgment is currently scheduled for September 13, 2000. In addition, the Rabbi Trust Trustee asserted that, pursuant to the terms of the Trust Agreement, the Rabbi Trust Trustee (i) has a valid and enforceable
(a) right of setoff against and (b) lien upon the assets held in the Rabbi Trust securing the payment of its fees, expenses, and compensation and (ii) the right to an indemnity by ABN. ABN has not disputed these assertions, and acknowledges that it is responsible for such fees, expenses, compensation, and indemnification rights in accordance with the terms of the Trust Agreement. Although ABN believes that it is entitled to turnover of the Rabbi Trust corpus under the terms of the Trust Agreement and applicable law, there can be no assurance that the Bankruptcy Court will direct that the Rabbi Trust assets be turned over to ABN. The property held in the Rabbi Trust is needed to fund administrative and other costs in the Chapter 11 Case.

                       X CERTAIN FACTORS TO BE CONSIDERED

     Holders of Impaired Claims and Interests who are entitled to vote on the Plan should carefully consider the following factors before deciding whether to vote to accept or to reject the Plan.

A.   MAINTENANCE OF OPERATIONS AND POST-PETITION FINANCING

     As described above, ABN has financed its operations through dividends and advances from its Subsidiaries. Although ABN believes that it will have sufficient funds to meet its obligations under the Plan, assuming that holders of Allowed Administrative Claims and Allowed General Unsecured Claims will accept extended payment terms in respect of their claims, failure by ABN to obtain sufficient funds to meet these obligations would pose serious risks to ABN's viability, and could preclude consummation of the Plan or any other recapitalization or reorganization.

B.   CERTAIN BANKRUPTCY CONSIDERATIONS

     1.   Effect On Non-Filing Subsidiaries Or Affiliates

     The filing of the Chapter 11 Case by ABN and the publicity attendant thereto might also adversely affect the businesses of the non-filing Subsidiaries. ABN is a holding company that has no operations of its own. Because the financial viability and business of ABN is wholly dependent upon the businesses of its non-filing Subsidiaries, any downturn in the businesses of the non-filing Subsidiaries as a result of ABN's Chapter 11 case would also affect ABN's prospects. Although ABN does not believe that the Chapter 11 Case has adversely affected the businesses of the non-filing Subsidiaries in a material way, if the Chapter 11 Case becomes protracted, the possibility of adverse effects on such Subsidiaries may increase.

     2.   Failure To Confirm The Plan

     Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of ABN (see "Feasibility Of The Plan And The Best Interests Of Creditors Test - Feasibility Of The Plan"), and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if ABN were liquidated under Chapter 7 of the Bankruptcy Code (see "Feasibility Of The Plan And The Best Interests Of Creditors Tests - Best Interests Test"). Although ABN believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

     3.   Failure To Consummate The Plan

     Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment of all executory contracts and unexpired leases (other than those specifically rejected by ABN ) to Reorganized ABN or its assignees, entry of an order of the District Court authorizing the Class Action Settlements, entry of a final judgment of permanent injunction by a United States District Court in connection with the SEC Investigation which does not require ABN to pay disgorgement or a civil penalty, and the negotiation and execution of certain definitive agreements. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated.

     4.   Failure To Resolve Bank Of Lithuania Claim

     In the event that ABN is unable to settle its litigation with the Bank of Lithuania, and the Bank's proof of claim is allowed in substantially the amount asserted prior to Confirmation, the Plan may not be feasible because ABN would not have the funds available to satisfy the Bank of Lithuania's claim in full on the Distribution Date. Moreover, in the event that the Bank of Lithuania's proof of claim is allowed in substantially the amount asserted after Consummation, ABN may not have the funds available to satisfy that obligation in accordance with the terms of the Plan. The Bank of Lithuania could then seek to attach ABN's assets to recover upon its claim, causing harm to ABN's business and possibly requiring ABN to seek further financial reorganization.

     5.   United States Attorney Investigation

     ABN remains a target of the United States Attorney's Office investigation regarding the revenue recognition issues at ABNH. If the Debtor enters into an agreement to plead guilty to one or more violations of federal law or is indicted and subsequently convicted of one or more violations of federal law, there could be several consequences. ABN may be required to pay a monetary fine or penalty. Some or all of the business dealings between the non-filing Subsidiaries and entities and agencies of federal, state, and local governments may be adversely affected. In addition, any adverse publicity may result in a downturn in the businesses of the non-filing Subsidiaries.

C.   CERTAIN TAX CONSIDERATIONS

     THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS, AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN THE SECTION OF THIS DISCLOSURE STATEMENT ENTITLED "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN," FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND ABN RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

D.   INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

     The Projections set forth in Exhibit D hereto cover ABN's operations through the period ending December 31, 2003. These Projections are based on numerous assumptions that are an integral part of the Projections, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized ABN and its Subsidiaries, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of Reorganized ABN and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of Reorganized ABN's operations. These variations may be material and may adversely affect the ability of Reorganized ABN to pay the obligations owing to certain holders of Claims and Interests entitled to distributions under the Plan and other post-Consummation Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

E.   DIVIDENDS

     ABN does not anticipate that any dividends will be paid with respect to the New Common Stock in the near term. The Projections contemplate no payment of dividends through at least the end of the projection period ending December 31, 2003.

F.   COMPETITION

     See "Business Plan For Reorganized ABN - Risk Factors Related To ABN's Business Plan - Competition."

                         XI SECURITIES TO BE ISSUED IN
                            CONNECTION WITH THE PLAN

     As of the Distribution Date, Reorganized ABN will issue the New Common Stock (including shares of New Common Stock subscribed to as part of the Rights Offering in accordance with the Rights Offering Procedures), New Warrants, Equity Options, Consultant Options, and Management Incentive Options, referred to collectively in the Plan as the "New Securities." In addition, as of the Distribution Date, Reorganized ABN will issue the Restated 11 3/8% Senior Notes, which notes will be identical to the 11 3/8% Senior Notes, except as modified pursuant to Article III.C.1 of the Plan.

     The following discussion summarizes the material provisions of the New Common Stock, New Warrants, Management Incentive Options, Consultant Options, Equity Options, and Rights, including references, where applicable, to Reorganized ABN's Certificate of Incorporation and By-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the New Warrant Agreement, the Management Incentive Plan, the Rights Offering Procedures, the Consultant Option Plan, the Equity Options Agreement, and the Reorganized ABN Certificate of Incorporation and By-laws, which will be included in the Plan Supplement.

A.   DESCRIPTION OF SECURITIES TO BE ISSUED

     1.   New Common Stock

     The principal terms of the New Common Stock to be issued by Reorganized ABN under the Plan shall be as follows:

Authorization:                     20 million shares

Initial Issuance:                  11,827,142 million shares

Par Value:                         $.01 per share

Voting Rights:                     One vote per share

Preemptive Rights:                 None

Dividends:                         Payable at the discretion of the board of
                                   directors of Reorganized ABN

     2.   New Warrants

     The principal terms of the New Warrants to be issued by Reorganized ABN under the Plan shall be as follows:

Authorization:                     622,481 warrants, each representing the right
                                   to purchase one share of New Common Stock, equal to 5% of the New Common Stock subject to dilution by the Management Incentive
                                   Options, the Rights, the Equity Options, and the Consultant Options

Initial Issuance:                  622,481 warrants, each representing the right
                                   to purchase one share of New Common Stock

Vesting:                           Immediately upon issuance

Term                               Five years from the Consummation Date

Strike Price:                      311,241 warrants (the New Series 1 Warrants)
                                   will have a strike price of $10.00 311,241 warrants (the New Series 2 Warrants) will have a strike price of $12.50

Anti-dilution Rights:              Strike price and number of shares of New
                                   Common Stock issuable upon exercise shall be adjusted for stock splits, dividends, recapitalization, and similar events; upon merger or consolidation of ABN, holders of New Warrants shall receive market value of the New Warrants or warrants in the merged or consolidated company

     3.   Management Incentive Options

     Management Incentive Options to purchase shares of New Common Stock will be issued to certain members of the continuing management of Reorganized ABN and its Subsidiaries on the Consummation Date pursuant to the Management Incentive Plan, which will be included in the Plan Supplement.

     4.   Consultant Options

     Consultant Options that will entitle the Consultant to purchase up to 0.64% of the shares of New Common Stock on a fully-diluted basis at an exercise price of $2.50 per share will be issued to the Consultant. The Consultant Options shall expire on the tenth anniversary of the effective date of the Plan.

     In the event that the Consultant is terminated for Cause (as defined in the Consultant Settlement Agreement), prior to the effective date of the Plan, the Consultant shall not be granted any Consultant Options. Notwithstanding the foregoing, if the Consultant is terminated for Cause under Section 6(c)(iii) of the Consultant Settlement Agreement, and the Consultant's conviction is reversed on appeal, ABN shall (x) immediately grant the Consultant or his estate, as applicable, any Consultant Options to which the Consultant would have been entitled through the date of entry of the order reversing the Consultant's conviction but for such termination for Cause and (y) shall grant the Consultant or his estate, as applicable, any other Consultant Options provided as the Consultant's right to such Consultant Options accrues under the Consultant Settlement Agreement.

     5.   Equity Options

     Equity Options that will entitle the holders of Class 9 Preferred Stock Interests and Class 10 Common Stock Interests to purchase (i) up to 0.64% of the shares of New Common Stock on a fully-diluted basis at an exercise price of $2.50 per share exercisable at such time as the New Common Stock trades at an average price of $5.00 over twenty (20) consecutive trading days, and (ii) up to 0.64% of the shares of New Common Stock on a fully-diluted basis at an exercise price of $2.50 per share exercisable at such time as the New Common Stock trades at an average price of $7.50 over twenty (20) consecutive trading days, will be issued to the holders of Class 9 Preferred Stock Interests and Class 10 Common Stock Interests pursuant to the Equity Options Agreement, which will be included in the Plan Supplement.

     6.   Rights Offering

     In accordance with the terms contained in the Rights Offering Procedures, the Rights Offering will permit each holder of a Class 9 Preferred Stock Interest or Class 10 Common Stock Interest, other than the Consultant, entitled to vote in respect of the Plan to elect to subscribe for the Rights. Collectively, the Rights, which will not be evidenced by certificates, shall consist of the right to purchase up to 10% of the issued and outstanding shares of New Common Stock on a fully diluted basis as of the Distribution Date. Each Right shall represent the right to purchase one share of New Common Stock for a purchase price of $8.00 per share. Subject to any requirement of the securities laws, the Rights will be transferable in accordance with the provisions set forth in the Rights Offering Procedures; PROVIDED, HOWEVER, that no Person may acquire Rights by way of transfer such that as of the Distribution Date (after giving effect to the exercise of all Rights properly subscribed to and acquired by transfer) such Person would hold an amount of New Common Stock greater than five percent (5%) of the New Common Stock issued and outstanding as of the Distribution Date.

B.   RESALE OF SECURITIES OF REORGANIZED ABN

     1.   Registration Of New Common Stock

     Under section 1145(a) of the Bankruptcy Code, the issuance of the New Common Stock, New Warrants, Rights, Consultant Options, and Equity Options to be distributed under the Plan in exchange for Claims against ABN and the subsequent resale of such securities by entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of section 5 of the Securities Act of 1933. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, ABN MAKES NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

     Section 1145(b)(1) of the Bankruptcy Code provides:

          (b) (1) Except as provided in paragraph (2) of this subsection and except with respect to ordinary trading transactions of an entity that is not an issuer, an entity is an underwriter under section 2(11) of the Securities Act of 1933, if such entity --

               (A) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such a claim or interest;

               (B) offers to sell securities offered or sold under the plan for the holders of such securities;

               (C) offers to buy securities offered or sold under the plan from the holders of such securities, if such offer to buy is--

                    (i) with a view to distribution of such securities; and

                    (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or

               (D) is an issuer, as used in such section 2(11), with respect to such securities.

               (2) An entity is not an underwriter under section 2(11) of the Securities Act of 1933 or under paragraph (1) of this subsection with respect to an agreement that provides only for --

               (A) (i) the matching or combining of fractional interests in securities offered or sold under the plan into whole interests, or

                    (ii) the purchase or sale of such fractional interests from or to entities receiving such fractional interests under the plan; or

               (B) the purchase or sale for such entities of such fractional or whole interests as are necessary to adjust for any remaining fractional interests after such matching.

               (3) An entity other than an entity of the kind specified in paragraph (1) of this subsection is not an underwriter under section 2(11) of the Securities Act of 1933 with respect to any securities offered or sold to such entity in the manner specified in subsection (a)(1) of this section.

     Except as otherwise provided in section IV.C.2 of the Plan, ABN has no present intention to register under the Securities Act of 1933 the New Common Stock to be (i) distributed to holders of certain Claims and Interests on account of and in exchange for such Claims and Interests or (ii) reserved for future purchase pursuant to New Warrants, Rights, Equity Options, Consultant Options, and Management Incentive Options, but does intend to apply for listing of the New Common Stock on a national securities exchange or quoting in a United States automated inter-dealer quotation system and to comply with the reporting requirements of the Exchange Act with respect to the New Common Stock.

     2.   Registration Rights Agreement

     Reorganized ABN and certain holders of shares of New Common Stock who may be deemed to be "underwriters" or "affiliates" for purposes of the Securities Act shall enter into the Registration Rights Agreement on or prior to the Consummation Date. Pursuant to the Registration Rights Agreement, after receipt by Reorganized ABN of audited financial statements, Reorganized ABN shall use its reasonable best efforts to (i) cause the shares of New Common Stock issued hereunder to be listed on a national securities exchange or, as to the New Common Stock, quoted in the national market system of the National Association of Securities Dealers' Automated Quotation System, (ii) file and have declared effective as soon as possible thereafter a registration statement or registration statements under the Securities Act of 1933, as amended (the "Securities Act"), for the offering on a continuous or delayed basis in the future of the shares of New Common Stock, Restated 11 3/8% Senior Notes, New Warrants, and Equity Options, and the New Common Stock which may be issued upon exercise of such New Warrants and Equity Options (the "Shelf Registration"),
(iii) cause to be filed with the Securities and Exchange Commission a registration statement on Form 10 under the Exchange Act with respect to the New Common Stock, if required (iv) keep the shelf registration effective for a three-year period, and (v) supplement or make amendments thereunder or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon as practicable after filing.

     3.   Lack Of Established Market For New Securities

     There may be certain restrictions on the ability of holders of New Securities to sell, transfer, or otherwise freely dispose of such New Securities received under the Plan if the holders are "issuers" or "dealers" under sections 2(11) and 2(12), respectively, of the Securities Act of 1933, or "underwriters," as defined in section 1145(b) of the Bankruptcy Code. Moreover, the New Securities will be issued pursuant to the Plan to holders of Claims and Interests, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market for the New Securities may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Consummation Date until the market has had time to absorb these sales and to observe the post-Consummation Date performance of Reorganized ABN. Other factors, such as the statutory restrictions on transferability and the likelihood that Reorganized ABN will not declare dividends for the foreseeable future, may further depress the market for the New Securities. In addition, although the Plan and the Projections were prepared based upon an assumed reorganization value range as described below in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of Reorganized ABN," such valuation was not an estimate of the price at which the New Securities may trade in the market, and ABN has not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price that will prevail following the Distribution Date. See "Feasibility of the Plan and the Best Interests of Creditors Test - Valuation Of Reorganized ABN".

                    XII CERTAIN UNITED STATES FEDERAL INCOME
                          TAX CONSEQUENCES OF THE PLAN

     THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS PROPOSED IN THE PLAN TO ABN AND TO THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN ABN WHO HOLD SUCH CLAIMS AND INTERESTS AS CAPITAL ASSETS AND WHO ARE UNITED STATES PERSONS. THE SUMMARY IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"), THE TREASURY REGULATIONS PROMULGATED THEREUNDER, JUDICIAL AUTHORITY, AND CURRENT ADMINISTRATIVE RULINGS AND PRACTICE, ALL AS IN EFFECT AS OF THE DATE HEREOF AND ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT THAT COULD ADVERSELY AFFECT ABN, ITS CREDITORS, AND EQUITY SECURITY HOLDERS.

     THE SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF ITS PARTICULAR FACTS AND CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS OF CLAIMS OR INTERESTS SUBJECT TO SPECIAL TREATMENT UNDER THE TAX CODE (FOR EXAMPLE, FOREIGNERS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, LIFE INSURANCE COMPANIES, AND TAX-EXEMPT ORGANIZATIONS) AND ALSO DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THE FOLLOWING SUMMARY DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS WHOSE CLAIMS ARE UNIMPAIRED UNDER THE PLAN (EXCEPT THE HOLDERS OF 11 5/8% SENIOR NOTE CLAIMS) OR WHOSE CLAIMS WILL BE PAID IN FULL IN CASH UPON CONSUMMATION OF THE PLAN.

     IN ADDITION, A SUBSTANTIAL AMOUNT OF TIME MAY ELAPSE BETWEEN THE CONFIRMATION DATE AND THE RECEIPT OF A FINAL DISTRIBUTION UNDER THE PLAN. EVENTS SUBSEQUENT TO THE DATE OF THIS DISCLOSURE STATEMENT, SUCH AS ADDITIONAL TAX LEGISLATION, COURT DECISIONS, OR ADMINISTRATIVE CHANGES, COULD AFFECT THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREUNDER. NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (THE "SERVICE") WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS HERETOFORE BEEN OBTAINED BY ABN WITH RESPECT THERETO. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.   U.S. FEDERAL INCOME TAX CONSEQUENCES TO ABN

     1.   Cancellation Of Indebtedness Income

     A taxpayer generally must include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent that payment of such indebtedness would have given rise to a deduction. Such amounts, however, are not included in income when the discharge of indebtedness is accomplished pursuant to a plan approved by the court in a case under the Bankruptcy Code. Instead, the amount of discharged indebtedness that would otherwise have been required to be included in income will be applied to reduce certain tax attributes of the taxpayer generally in the following order: net operating losses ("NOLs") and NOL carryovers, general business credit carryovers, capital loss carryovers, the taxpayer's basis in its property, and foreign tax credit carryovers. Section 108(b)(5) of the Tax Code permits a corporation in bankruptcy proceedings to elect to apply the required attribute reduction to reduce first the basis of its depreciable property to the extent of such basis, with any excess applied next to reduce its NOLs and NOL carryovers and then certain other tax attributes. ABN has not yet determined whether it will make such election.

     Under the Plan, satisfaction of the Claims would give rise to discharge of indebtedness income to Reorganized ABN in an amount equal to the difference between (i) the sum of the adjusted issue prices (as defined for U.S. Federal income tax purposes) of those Claims and (ii) the sum of (a) the amount of cash, if any, paid by Reorganized ABN in partial satisfaction of such Claims, (b) the issue price of any debt instrument issued in satisfaction of such Claims and (c) the fair market value of stock and other consideration issued in satisfaction of such Claims. To the extent, however, that the discharged Claims would have given rise to a deduction had they been paid in full by Reorganized ABN (and a deduction for such amounts had not already been claimed), such amounts of discharge of indebtedness income would not be realized by Reorganized ABN.

     ABN believes that it will not realize any material amount of discharge of indebtedness income under the Plan. The appropriate valuation of the consideration to be issued in satisfaction of Claims is, however, subject to both legal and factual uncertainty (including issues relating to the proper classification of the securities to be issued, whether or not they are publicly traded, and thus the amount of discharge of indebtedness income could differ substantially from ABN's determination.

     Because the discharge will be accomplished pursuant to a plan approved by a court in a case under the Bankruptcy Code and affects certain accruals that have not been deducted in computing taxable income, Reorganized ABN will not be required to recognize income, if any, in respect of such discharge. Instead, the amount of such discharge (less the amount of discharged accruals that have not been deducted in computing taxable income) will reduce tax attributes existing after the determination of Reorganized ABN's taxable income for the taxable year in which the discharge occurs.

     2. Deductions Of Accrued Interest And Original Issue Discount By Reorganized ABN

     To the extent that a portion of the consideration issued to Creditors pursuant to the Plan is attributable to accrued and unpaid interest on their Claims, Reorganized ABN would be entitled to interest deductions in the amount of such accrued interest, to the extent ABN has not already deducted such amounts.

     3.   Limitations On NOLs And Other Tax Attributes

     Following the implementation of the Plan, any consolidated NOLs (and carryforwards thereof) and certain other tax attributes of ABN allocable to periods prior to the Consummation Date also will be subject to the limitations imposed by Section 382 of the Tax Code ("Section 382").

     Under Section 382, if a corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (I.E., economically accrued but unrealized) as of the date of the ownership change and that are subsequently recognized. The issuance of New Common Stock and New Warrants pursuant to the Plan will constitute an ownership change of ABN for purposes of
Section 382.

     The amount of the annual limitation to which ABN would be subject (the "NOL Limitation") should generally be equal to the product of (i) the lesser of the value of the equity of Reorganized ABN immediately after the ownership change or the value of ABN's consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month of the Consummation Date as published in the Internal Revenue bulletin of the United States Treasury Department. If ABN does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, however, the NOL Limitation would be zero.

     ABN estimates that its NOL Limitation is equal to approximately $6.8 million. This determination is, however, subject to both legal and factual uncertainty. There can be no assurances that the Service will not challenge ABN's determination of the NOL Limitation, or that ABN would prevail if its determination of the NOL Limitation were challenged. If the Service were successful in challenging the NOL Limitation, ABN would be further limited or entirely prohibited from utilizing the NOLs as indicated in this Disclosure Statement.

     As stated above, Section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

     An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies when shareholders and qualified creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed Chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any additional ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

     A qualified creditor generally includes a creditor who has held its debt for at least 18 months prior to the filing of the Chapter 11 case or a creditor whose debt arose in the ordinary course of the trade or business of ABN and has been owned at all times by the same beneficial owner. In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by a qualified creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period.

     ABN will continue to evaluate whether it might qualify for this exception. Even if this exception is available to ABN, however, ABN may elect not to apply this exception, and instead may remain subject to the annual limitation and built-in gain and loss rules described above. ABN will continue to evaluate the merits of making such an election, and may do so at its discretion.

     4.   Alternative Minimum Tax

     For purposes of computing Reorganized ABN's regular tax liability, all of the taxable income recognized in a taxable year generally may be offset by the carryover of NOLs (to the extent permitted under the Tax Code). Although all of Reorganized ABN's regular tax liability for a given year may be reduced to zero by virtue of its NOLs, in any given year, Reorganized ABN may be subject to the alternative minimum tax ("AMT"). The AMT imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the Tax Code which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing regular tax liability. Of particular importance to Reorganized ABN is that in calculating AMTI, only 90% of a corporation's AMTI may be offset by NOL carryovers (as computed for these purposes). Thus, in any year for which Reorganized ABN may be subject to the AMT, any AMTI recognized would be taxable at an effective rate of 2% (I.E., 10% of the 20% AMT tax rate).

B.   U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS

     As discussed below, the Plan may result in actual or deemed exchanges of the various Claims and Interests. In general, if there is an actual or deemed exchange, a holder of a Claim or Interest would recognize gain or loss equal to the difference between the amount of cash and fair market value of property (or issue price, in the case of debt instruments) deemed or actually received and the holder's adjusted tax basis in the Claim or Interest deemed or actually surrendered in exchange therefor. Where the holder holds the Claim or Interest as a capital asset, any gain or loss recognized on the deemed or actual exchange would generally be capital in character, and where such Claim or Interest is not held as a capital asset, any such gain or loss would generally be ordinary in character. In addition, the holder's tax basis in the property deemed or actually received would be equal to the fair market value (or issue price, in the case of debt instruments) of such property on the date of receipt, and the holding period for such property would begin on the date of receipt.

     If, however, the relevant Claim or Interest is a "security" for U.S. federal income tax purposes, the holder's deemed or actual exchange may qualify as a "recapitalization" (within the meaning of Section 368(a) of the Tax Code), in which case, subject to certain exceptions, (i) the holder would generally recognize neither gain nor loss on the exchange (other than gain, but not loss, to the extent of the lesser of (a) the amount realized on the exchange or (b) the amount of money and fair market value of any property received other than a qualified ABN security or stock), (ii) the holder's aggregate tax basis in the property received would equal the aggregate tax basis of the property surrendered in exchange therefor and (iii) the holder's holding period for the property received would include its holding period for the property surrendered in exchange therefor.

     In general, to the extent any amount received (whether stock, cash, or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible ordinary loss to the extent any accrued interest claimed was previously included in such holder's gross income and is not paid in full.

     In addition, the foregoing tax treatments may depend, among other things, on (i) the manner in which a holder acquired its Claim or Interest, (ii) the length of time the Claim or Interest has been held, (iii) whether the Claim was acquired at a discount, (iv) whether the holder has taken a bad deduction in the current or prior years, and (v) the holder's method of tax accounting. THEREFORE, HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS FOR INFORMATION THAT MAY BE RELEVANT TO THEIR PARTICULAR SITUATIONS AND CIRCUMSTANCES AND THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS AS A RESULT THEREOF.

     1. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 4 11 5/8% Senior Note Claims

     Pursuant to the Plan, Allowed Class 4 11 5/8% Senior Note Claims shall either (i) receive treatment that leaves unaltered the legal, equitable and contractual rights to which such Allowed Class 4 11 5/8% Senior Note Claim entitles such holder, (ii) be Reinstated or (iii) receive such other treatment as to which ABN and such holder shall have agreed in writing. Holders of Allowed Class 4 11 5/8% Senior Note Claims who receive the treatment described in (i) or
(ii) of the previous sentence should not experience any U.S. Federal income tax consequences, unless such treatment is deemed to constitute a significant modification of the terms of the 11 5/8% Senior Notes. If such treatment is deemed to constitute a significant modification, this will result in a deemed exchange of new debt for the existing 11 5/8% Senior Notes. Although not entirely free from doubt, ABN believes that the treatment described in (i) or
(ii) above should not result in a deemed exchange of the existing 11 5/8% Senior Notes. If, however, there is a deemed exchange, such exchange should not give rise to gain or loss to holders if the 11 5/8% Senior Notes (both before and after the deemed exchange) are treated as "securities" for U.S. Federal income tax purposes and the deemed exchange is treated as a "recapitalization" for U.S. Federal income tax purposes.

     2. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 5 10 3/8% Senior Note Claims

     Pursuant to the Plan, Allowed Class 5 10 3/8% Senior Note Claims shall be Reinstated, subject to certain modifications, including that (i) Restated 10 3/8% Senior Notes shall be issued in exchange therefor and (ii) the principal amount of the 10 3/8% Senior Notes Indenture shall be increased. This increase should constitute a "significant modification" of the terms of the 10 3/8% Senior Notes for U.S. Federal income tax purposes. Accordingly, ABN believes that holders of Allowed Class 5 10 3/8% Senior Note Claims (collectively, "Class 5 Holders," and each, a "Class 5 Holder") should be deemed for U.S. Federal income tax purposes to exchange the "old" 10 3/8% Senior Notes for "new" 10 3/8% Senior Notes in a taxable exchange. Such deemed exchange may, however, qualify as a recapitalization, although the matter is subject to substantial uncertainty.

     Whether a deemed exchange qualifies as a recapitalization depends upon whether the 10 3/8% Senior Notes constitute a "security" for U.S. Federal income tax purposes, both before and after the deemed exchange. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly degined by judicial decisions. The determination of whether a particular debt instrument constitutes a "security" depends upon an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (E.G., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The 10 3/8% Senior Notes had an original term of 10 years, of which approximately two years remain (excluding the one-year extension provided under the Plan). It is not clear, therefore, whether "new" 10 3/8% Senior Notes would constitute a "security" and therefore whether any deemed exchange would qualify as a recapitalization.

          a. DEEMED EXCHANGE QUALIFIES AS A RECAPITALIZATION AND THE 10 3/8% SENIOR NOTES ARE DETERMINED TO BE PUBLICLY TRADED

     If the modifications proposed by the Plan result in a deemed exchange, and if such exchange qualifies as a recapitalization and, at the time of such deemed exchange, the 10 3/8% Senior Notes were determined to be "publicly traded," for U.S. Federal income tax purposes, such deemed exchange could result in Class 5 Holders having to include the accrual of original issue discount, in addition to stated interest, in income during the period that they continue to hold the 10 3/8% Senior Notes subsequent to such deemed exchange. Notwithstanding the recapitalization treatment, Class 5 Holders will be required to recognize their "realized" gain, if any, to the extent of the excess "principal amount" of the "new" 10 3/8% Senior Notes over the principal amount of the "old" 10 3/8% Senior Notes (I.E., generally equal to the increase in the principal amount under the 10 3/8% Senior Notes Indenture on the Consummation Date). A Class 5 Holder will "realize" gain to the extent that the fair market value of the "new" 10 3/8% Senior Notes exceeds such Class 5 Holder's tax basis in the "old" 10 3/8% Senior Notes. Whether the 10 3/8% Senior Notes are publicly traded for U.S. Federal income tax purposes depends on a number of factors, some of which may change from the date hereof to the Consummation Date.

          b. DEEMED EXCHANGE QUALIFIES AS A RECAPITALIZATION AND THE 10 3/8% SENIOR NOTES ARE DETERMINED NOT TO BE PUBLICLY TRADED

     If the modifications proposed by the Plan result in a deemed exchange, and if such exchange qualifies as a recapitalization and at the time of such deemed exchange the 11 3/8% Senior Notes were determined not to be "publicly traded" for U.S. Federal income tax purposes, such deemed exchange would not generally result in any accrual of original issue discount to a Class 5 Holder. Notwithstanding the recapitalization treatment, Class 5 Holders will be required to recognize their "realized" gain, if any, to the extent of the excess "principal amount" of the "new" 11 3/8% Senior Notes over the principal amount of the "old" 11 3/8% Senior Notes (I.E., generally equal to the increase in the principal amount under the 11 3/8% Senior Notes Indenture on the Consummation
Date). A Class 5 Holder will "realize" gain to the extent that the principal amount of the "new" 11 3/8% Senior Notes exceeds the Class 5 Holder's tax basis in "old" 11 3/8% Senior Notes.

          c.   PROPOSED LEGISLATION REGARDING RECAPITALIZATIONS

     The Clinton Administration's fiscal year 2001 budget proposal, announced February 7, 2000, proposes to eliminate the relevance of "principal amount" in measuring the amount of gain recognized by a security holder (such as a Class 5 Holder) in a recapitalization. Under the proposal, a security holder would generally recognize gain equal to the excess of the fair market value of the "new" security over the fair market value of the "old" security. The proposal, however, would apply only to recapitalizations occurring on or after the date of its enactment. ABN cannot predict whether such legislation will be enacted, and if enacted, what form such legislation might take and whether such legislation would apply (possibly with retroactive effect).

          d. DEEMED EXCHANGE DOES NOT QUALIFY AS A RECAPITALIZATION BUT THE 11 3/8% SENIOR NOTES ARE DETERMINED TO BE PUBLICLY TRADED

     If the deemed exchange does not qualify as a recapitalization for Federal income tax purposes, but the 11 3/8% Senior Notes are determined to be publicly traded for Federal income tax purposes, Class 5 Holders will recognize gain or loss in an amount equal to the difference between their tax basis in the "old" 11 3/8% Senior Notes and the fair market value of the "new" 11 3/8% Senior Notes. Such deemed exchange could result in Class 5 Holders having to include the accrual of original issue discount, in addition to stated interest, in income during the period that they continue to hold the 11 3/8% Senior Notes subsequent to such deemed exchange.

          e. DEEMED EXCHANGE DOES NOT QUALIFY AS A RECAPITALIZATION BUT 10 3/8% SENIOR NOTES ARE DETERMINED NOT TO BE PUBLICLY TRADED

     If the deemed exchange does not qualify as a recapitalization for Federal income tax purposes, but the 10 3/8% Senior Notes are not deemed to be publicly traded for Federal income tax purposes, Class 5 Holders will recognize gain or loss in an amount equal to the difference between their tax basis in the "old" 10 3/8% Senior Notes and the "principal amount" of the "new" 10 3/8% Senior Notes. The Class 5 Holders will not generally have to take into account any original issue discount.

     3. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 6 11 1/4% Senior Subordinated Note Claims

     Pursuant to the Plan, each holder of an Allowed Class 6 11 1/4% Senior Subordinated Note Claim (a "Class 6 Holder") shaLL receive New Common Stock in exchange for such Allowed Class 6 11 1/4% Senior Subordinated Note Claim. The U.S. Federal income tAX consequences of the Plan to a Class 6 Holder depends, in part, on whether such claim constitutes a "security" for U.S. Federal income tax purposes. As discussed above, the determination of whether a particular debt instrument constitutes a "security" depends upon an overall evaluation of the nature of the debt. The following discussion assumes that at all relevant times the Class 6 11 1/4% Senior Subordinated Note Claims (the "Class 6 Claims") constitute "securities" for U.S. Federal income tAX purposes.

     In general, each Class 6 Holder will not recognize any gain or loss upon consummation of the Plan (except possibly in respect of any Claim for accrued interest, as discussed below). Accordingly, a Class 6 Holder's aggregate tax basis in the New Common Stock received in satisfaction of such holder's Claim will equal such Class 6 Holder's adjusted tax basis in its Class 6 Claim, decreased by any deduction claimed in respect of any unpaid previously accrued interest. In general, a Class 6 Holder's holding period for the New Common Stock received will include such Class 6 Holder's holding period for the Class 6 Claim, except to the extent the New Common Stock was issued in respect of a Claim for accrued interest.

     In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any Class 6 Holder of an 11 1/4% Senior Subordinated Note which has accrued market discount would carry over such accrued market discount to the New Common Stock received pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a claim will have accrued "market discount" if such claim was acquired after its original issuance at a discount to its adjusted issue price.

     4. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 7 Convertible Subordinated Note Claims

     Pursuant to the Plan, each holder of an Allowed Class 7 Convertible Subordinated Note Claim shall receive New Common Stock in exchange for such Allowed Class 7 Convertible Subordinated Note Claim. Each holder of an Allowed Class 7 Convertible Subordinated Note Claim shall be subject to the same U.S. Federal income tax consequences as those described above for Class 6 Holders.

     5. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 8 Unsurrendered Preferred Stock Claims

     Pursuant to the Plan, each holder of an Allowed Class 8 Unsurrendered Preferred Stock Claim shall receive New Common Stock in exchange for such Allowed Class 8 Unsurrendered Preferred Stock Claim. In general, each holder of an Allowed Class 8 Unsurrendered Preferred Stock Claim (a "Class 8 Holder") will not recognize any gain or loss upon consummation of the Plan. Accordingly, a Class 8 Holder's aggregate tax basis in the New Common Stock received in satisfaction of its Claim will equal such holder's adjusted tax basis in its Claim. A Class 8 Holder's holding period for the New Common Stock received will include its holding period for the Class 8 Claim.

     6. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 9 Preferred Stock Interests

     Pursuant to the Plan, each holder of an Allowed Class 9 Preferred Stock Interest ("Class 9 Holder") shall receive New Common Stock, New Warrants, Equity Options and rights under the Rights Offering in exchange for such Allowed Class 9 Preferred Stock Interest ("Class 9 Interest"). In general, each Class 9 Holder should not recognize any gain or loss upon consummation of the Plan. Accordingly, a Class 9 Holder's aggregate tax basis in the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received in satisfaction of its Class 9 Interest should equal such Class 9 Holder's adjusted tax basis in its Class 9 Interest. A Class 9 Holder's holding period for the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received should include its holding period for the Class 9 Interest. A Class 9 Holder's aggregate tax basis must be allocated between the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received on the basis of the fair market value of each.

     Under the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury regulations have been issued, no Treasury regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise.

     ABN presently intends to treat the assets held in the Equity Reserve as held by a grantor trust with respect to which the holders of Allowed Class 9 and Class 10 Claims as applicable, are treated as the grantors. Accordingly, such holders will be subject to current taxation on any earnings generated by the assets held in the Equity Reserve. There can be no assurance that the Service will respect the foregoing treatment. For example, the Service may characterize the Equity Reserve as a grantor trust for the benefit of Reorganized ABN, or as otherwise owned by and taxable to Reorganized ABN. Alternatively, the Service could characterize the Equity Reserve as a so-called "complex trust" subject to a separate entity level tax on its earnings, except to the extent that such earnings are distributed during the taxable year. Moreover, due to the possibility that the amounts of the consideration received by a holder of an Allowed Class 9 or Class 10 Claim may increase or decrease, depending on whether the Equity Reserve is treated as a grantor trust, the holder could be prevented from recognizing a loss until the time at which there are no assets at all remaining in the Equity Reserve.

     Holders of Allowed Class 9 and Class 10 Claims are urged to consult their tax advisors regarding the potential tax treatment of the Equity Reserve and the consequences to them of such treatment (including the effect on the computation of a holder's gain or loss in respect of its Claim, the subsequent taxation of any distributions from the Equity Reserve, and the possibility of taxable income without a corresponding receipt of cash or property with which to satisfy the tax liability).

     7. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 10 Common Stock Interests

     Pursuant to the Plan, each holder of an Allowed Class 10 Common Stock Interest (a "Class 10 Holder") shall receive New Common Stock, New Warrants, Equity Options and rights under the Rights Offering in exchange for such Allowed Class 10 Common Stock Interest. In general, a Class 10 Holder will not recognize any gain or loss upon consummation of the Plan. Accordingly, a Class 10 Holder's aggregate tax basis in the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received in satisfaction of its Interest will equal such holder's adjusted tax basis in its Interest. A Class 10 Holder's holding period for the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received will include such holder's holding period for the Interest. A Class 10 Holder's aggregate tax basis must be allocated between the New Common Stock, New Warrants, Equity Options and rights under the Rights Offering received on the basis of the fair market value of each.

     The consequences of the Equity Reserve to holders of Allowed Class 10 Claims are the same as those described above with respect to holders of Allowed Class 9 Claims.

     8. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 11 Securities Claims

     Pursuant to the Plan, each holder of an Allowed Class 11 Securities Claim (a "Class 11 Holder") shall receive New Common Stock and New Warrants in settlement of its Claim. The tax treatment for such a holder will depend upon the origin of its Securities Claim. If the Class 11 Holder's Securities Claim is for lost business profits, then such a Class 11 Holder will generally be subject to tax on ordinary income in an amount equal to the fair market value of the New Common Stock and New Warrants received by such Class 11 Holder. A Class 11 Holder should consult its own tax advisor regarding the tax consequences of its receiving New Common Stock and New Warrants in settlement of its claim, as well as the consequences of the Securities Claims Reserve, which may be similar to those of the Equity Reserve discussed above with respect to the holders of Allowed Class 9 and 10 Claims.

     9. U.S. Federal Income Tax Consequences To Holders Of Allowed Class 12 Warrants Interests

     A Holder of an Allowed Class 12 Warrants Interest whose Interest is cancelled pursuant to the Plan will generally incur a capital loss in an amount equal to such holder's aggregate tax basis in such Warrants Interest.

     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN ABN ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

                   XIII FEASIBILITY OF THE PLAN AND THE BEST
                           INTERESTS OF CREDITORS TEST

A.   FEASIBILITY OF THE PLAN

     As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. This is the so-called "feasibility test". In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies the feasibility test, ABN's management has, through the development of four-year financial projections, as set forth in Exhibit D to this Disclosure Statement (the "Projections"), analyzed the ability of Reorganized ABN to maintain sufficient liquidity and capital resources to (a) conduct its business and (b) meet its obligations under the Plan. The Projections were also prepared to assist each holder of a Claim or equity Interest in Classes 5,6,7,8,9,10,11(a), and 11(b) in determining whether to accept or reject the Plan.

     The Projections indicate that Reorganized ABN should have sufficient cash flow to (i) make the payments required under the Plan on the Consummation Date, assuming that holders of Allowed Administrative Claims and Allowed General Unsecured Claims will accept extended payment terms in respect of their claims,
(ii) repay and service debt obligations, and (iii) maintain operations on a going-forward basis. Accordingly, ABN believes that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections are based on assumptions existing as of June 2000 related, in part, to the economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such economic, competitive and general business conditions have not materially changed, any future changes in these conditions may materially impact the ability of ABN to achieve the Projections.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. ABN'S INDEPENDENT AUDITORS HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

     ABN DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS, OR CASH FLOWS. ACCORDINGLY, ABN DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS AND EQUITY INTERESTS PRIOR TO THE CONSUMMATION DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE CONSUMMATION DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

     THE PROJECTIONS PROVIDED HEREIN HAVE BEEN PREPARED EXCLUSIVELY BY ABN'S MANAGEMENT. THESE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND ABN'S CONTROL. ABN CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO REORGANIZED ABN'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE "CERTAIN FACTORS TO BE CONSIDERED" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT COULD AFFECT FINANCIAL FEASIBILITY OF THE PLAN.

     FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED ABN, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE CONSUMMATION DATE. ACTUAL ENTERPRISE VALUE, ASSET VALUES AND LIABILITIES ON THE CONSUMMATION DATE COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING PROJECTIONS.

B.   BEST INTERESTS TEST

     Even if the Plan is accepted by each class of holders of Impaired Claims and Interests, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all holders of Claims and Interests that are Impaired by the Plan and that have not accepted the Plan. The "best interests" test, set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

     To calculate the probable distribution to members of each impaired class of holders of claims and equity interests if a debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

     The amount of liquidation value available to holders of Unsecured Claims against and Interests in ABN would be reduced by, first, Secured Claims (to the extent of the value of their collateral), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Case. Costs of a liquidation of ABN under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by ABN in the Chapter 11 Case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of ABN during the pendency of the Chapter 11 Case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of equity Interests. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of Unsecured Claims.

     In a Chapter 7 liquidation, no junior class of claims may be paid unless all classes of claims senior to such junior class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of claims that is contractually subordinated to another class would receive any payment on account of its claims, unless and until such senior class were paid in full.

     Once the Bankruptcy Court determines the recoveries in liquidation of ABN's secured and priority Creditors, it would then determine the probable distribution to unsecured Creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the distributions to be received by the unsecured Creditors under the Plan, then the Plan is not in the best interests of Creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis annexed hereto as Exhibit C and discussed in further detail below, ABN believes that each Class of Impaired Claims and Interests will receive more under the Plan than it would receive if ABN were liquidated.

C.   LIQUIDATION ANALYSIS

     As noted above, ABN believes that under the Plan each holder of Impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation of ABN under Chapter 7 of the Bankruptcy Code. ABN's belief is based primarily upon extensive consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and Interest holders, including, but not limited to, (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, including investment bankers, (ii) the erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (iii) the adverse effects on ABN's businesses as a result of the likely departure of key employees, (iv) the reduction of value associated with a Chapter 7 trustee's operation of ABN's businesses, (v) the substantial delay in distributions to ABN's Creditors and Interest holders that would likely ensue in a Chapter 7 liquidation, and (vi) the adverse tax consequences associated with the sale of ABN's assets. ABN's belief is also based upon the liquidation analysis it prepared with the assistance of The Blackstone Group, L.P. ("Blackstone"), its financial advisors, which is annexed to this Disclosure Statement as Exhibit C (the "Liquidation Analysis"). The Liquidation Analysis does not reflect the likely delay in distributions to creditors in a liquidation scenario, which, if considered, would only further reduce the present value of any liquidation proceeds.

     ABN believes that any liquidation analysis is speculative because such an analysis is necessarily premised upon assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of ABN. Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a bankruptcy court would accept ABN's conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

     For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. This estimate is based solely upon ABN's review of its books and records and ABN's estimates as to additional Claims that may be filed in the Chapter 11 Case or that would arise in the event of a conversion of the case from Chapter 11 to Chapter 7. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, ABN has projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims and Interests can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. The annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of ABN, subject to the assumptions set forth therein.

     To the extent that Confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of ABN, funds available to pay Claims, and the reorganization value of ABN, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.

D.   VALUATION OF REORGANIZED ABN

     In conjunction with formulating the Plan, ABN determined that it was necessary to estimate the post-confirmation going concern enterprise value for Reorganized ABN. Accordingly, ABN, with Blackstone's assistance, prepared such a valuation.

     1.   Valuation Overview

     THE ESTIMATES OF ENTERPRISE VALUE SET FORTH HEREIN REPRESENT HYPOTHETICAL REORGANIZATION ENTERPRISE VALUES THAT WERE DEVELOPED SOLELY FOR THE PURPOSE OF THE PLAN. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE ESTIMATED ENTERPRISE VALUE OF REORGANIZED ABN THROUGH THE APPLICATION OF VARIOUS GENERALLY ACCEPTED VALUATION TECHNIQUES AND DO NOT REFLECT OR CONSTITUTE APPRAISALS OF THE ASSETS OF ABN OR THE ACTUAL MARKET VALUE OF ABN. BECAUSE SUCH ESTIMATES ARE INHERENTLY UNCERTAIN, NEITHER ABN NOR BLACKSTONE ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, BLACKSTONE DID NOT INDEPENDENTLY VERIFY ABN'S PROJECTIONS IN CONNECTION WITH THE VALUATION, AND NO INDEPENDENT EVALUATIONS OR APPRAISALS OF ABN'S ASSETS WERE SOUGHT OR OBTAINED THEREWITH.

     In assisting management in preparing the valuation, Blackstone, among other things: (i) reviewed certain financial statements of ABN for recent years and interim periods, (ii) reviewed certain internal financial and operating data prepared by ABN, (iii) considered the Projections, and reviewed the assumptions underlying the Projections prepared by the management of ABN, (iv) discussed the current operations and prospects of the business with the management of ABN, (v) reviewed certain financial and stock market information of certain publicly traded companies that Blackstone and management of ABN believe are in businesses reasonably comparable to the business of ABN, (vi) considered the financial terms, to the extent publicly available, of certain historical acquisitions of companies and systems whose businesses are believed to be reasonably comparable to that of ABN, (vii) considered certain economic and industry information relevant to the business of ABN, (viii) reviewed various documents relating to the Plan, including, but not limited to, this Disclosure Statement, and (ix) made such other analyses and examinations as Blackstone deemed necessary or appropriate.

     2.   Methodology

     In preparing its valuation, ABN, with Blackstone's assistance, performed a variety of analyses, and considered a variety of factors. The material analyses and factors are described below. The following summary of such analyses and factors considered does not purport to be a complete description of the analyses and factors considered.

     In arriving at its conclusions, ABN placed various weights on each of the analyses or factors that it considered, and made judgments as to the significance and relevance of each analysis and factor. ABN did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, ABN believes that its valuations must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, the Debtor and Blackstone necessarily made numerous assumptions with respect to ABN, industry performance, general business, regulatory, economic, market, and financial conditions and other matters, many of which are beyond ABN's control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such business or securities will actually trade.

     ABN has employed a variety of generally accepted valuation techniques in estimating ABN's enterprise value. The total enterprise value consists of both the debt and equity of ABN. The three primary methodologies used in calculating the enterprise value are: (a) comparable public company analysis ("Comparables"); (b) analysis of the historical market multiples of ABN; and (c) comparable mergers and acquisitions analysis ("M&A"). Further, ABN and Blackstone considered a discounted cash flow analysis ("DCF") but, for the various reasons described below, did not rely on such a DCF analysis for purposes of estimating ABN's enterprise value.

          a.   COMPARABLE PUBLIC COMPANY ANALYSIS

     In a Comparables analysis, a company is valued by comparing it with publicly held companies in reasonably similar lines of business. The subject company, together with the comparable companies, may be viewed as alternative investments available to the prudent investor. The price that a prudent investor is willing to pay for each company's publicly traded securities reflects an implied market value of the total company (the enterprise value).

     After analyzing ABN, a universe of comparable companies was compiled from various sources including conversations with management. The range of ratios derived were then applied to ABN's projected financial results to derive a range of implied values.

     The analytical work performed included, among other things, a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow. Each company's performance, profitability, leverage, and business trends also were examined. Based on certain analyses, a number of financial multiples and ratios were developed to measure each company's valuation and relative performance.

          b.   ABN MARKET MULTIPLE ANALYSIS

     ABN and Blackstone examined the historic trading multiples of ABN prior to the emergence of the issues which led in part to its Chapter 11 filing in order to find "normalized" valuation trading multiples for the entity as a whole. Consistent with the Comparables analysis, this range of normalized trading multiples were then applied to Reorganized ABN's projected financial results to derive a range of implied values.

          c.   MERGERS AND ACQUISITIONS ANALYSIS

     The comparable M&A analysis is another generally accepted methodology for ascertaining a company's value. When using this approach, M&A multiples are calculated based upon the purchase price (including any debt assumed and equity purchased) paid to acquire businesses comparable to the subject company. These multiples are then applied to the subject company to determine the implied enterprise value. Unlike the Comparables analysis, the valuation in this methodology includes a "control" premium, and thus, generally produces higher valuations than the Comparables methodology. For purposes of estimating ABN's enterprise value, ABN and Blackstone used the transaction values of a selected group of transactions. As with the Comparables analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues which could affect the price an acquiror is willing to pay in an acquisition.

          d.   DISCOUNTED CASH FLOW ANALYSIS

     DCF is another method of valuing a company. The DCF value represents the present value of unlevered, after-tax cash flows to all providers of capital using a discount rate. The DCF valuation method allows an expected operating strategy to be incorporated into a financial projection model. In essence, the DCF method entails estimating the free cash flow available to debt and equity investors (I.E., the annual cash flows generated by the business) and a terminal value of the business at the end of a time horizon and discounts these flows back to the present using a discount rate to arrive at the present value of these flows. The terminal value is determined by assuming the sale of the business at the end of the time horizon.

     Because (i) ABN's main source of cash takes the form of dividends from its operating Subsidiaries (the availability of which are subject to various internal cash requirements and local lending relationships at the operating Subsidiary level) and (ii) the inherent volatility of some markets within which the Debtor's various foreign Subsidiaries operate which makes discount rate determination highly speculative, ABN and Blackstone did not place meaningful reliance on this methodology.

     3.   Valuation Of Reorganized ABN

     Blackstone has advised ABN that for purposes of assisting ABN in preparing the valuation expressed below, Blackstone assumed that, as of the Consummation
Date: (i) the proposed capitalization of ABN will be as set forth in the Plan and Disclosure Statement, (ii) market, business and general economic conditions will be similar to conditions assumed, (iii) the financial and other information furnished to Blackstone by ABN and its professionals and the publicly available information are accurate and complete, and (iv) the Plan is confirmed without material changes. Based upon its analyses, the assumptions made, matters considered and limits of review as set forth above, ABN has concluded that an appropriate estimate for the post-confirmation going concern enterprise value of ABN would be approximately $266 million. After deducting the estimated, long-term indebtedness of Reorganized ABN at the Consummation Date of approximately $148 million, the estimated total equity value is approximately $118 million. Therefore, assuming 11,827,142 shares of New Common Stock will be issued on the Distribution Date, the mid-point value of New Common Stock is estimated to be $10.00 per share, before the impact, if any, on the value of the stock from the issuance of the New Warrants, Management Incentive Options, the Consultant Options, the Equity Options, or the Rights. ABN has estimated the value of the New Warrants to be $2.4 million using the Black-Scholes option pricing method. The valuation of the New Warrants was based upon, among other things, estimates of volatility of the New Common Stock.

     THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS WHICH ARE NOT GUARANTEED.

     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH TRADING VALUE, IF ANY, MAY BE AFFECTED BY SUCH THINGS AS THE CLOSELY HELD NATURE OF THE STOCK AFTER THE CONSUMMATION DATE, THE LACK OF IMMEDIATELY AVAILABLE AUDITED FINANCIAL STATEMENTS AND THE FACT THAT THE NEW COMMON STOCK IS NOT TRADED ON A MAJOR EXCHANGE. DUE TO THESE REASONS AND OTHERS, THE TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

                      XIV ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

     ABN believes that the Plan affords holders of Claims and Interests the potential for the greatest realization on ABN's assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) formulation of an alternative plan of reorganization or (ii) liquidation of ABN under Chapter 7 or 11 of the Bankruptcy Code.

A.   ALTERNATIVE PLAN

     If the requisite acceptances are not received or if the Plan is not confirmed, ABN (or, if ABN's exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest) could attempt to formulate and propose a different plan of reorganization. Such a plan might involve either a reorganization and continuation of ABN's businesses or an orderly liquidation of assets.

     With respect to an alternative plan, ABN has explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. ABN believes that the Plan, which is the result of extensive negotiations between ABN and various creditor constituencies, enables the holders of Claims against and Interests in ABN to realize the greatest possible value under the circumstances and, that as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.   LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

     If no plan is confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate ABN's assets for distribution in accordance with the priorities by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against and Interests in ABN.

     ABN believes that in liquidation under Chapter 7, before Creditors or Interest holders receive any distribution, additional administrative expenses arising from the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee would cause a substantial diminution in the value of ABN's Estate. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of ABN's assets.

     ABN could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, ABN's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interest holders under a Chapter 11 liquidation plan probably would be delayed substantially.

     ABN believes that, although preferable to a Chapter 7 liquidation, any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors and Interest holders than the Plan. ABN BELIEVES THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS, EQUITY INTEREST HOLDERS, AND EMPLOYEES THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

     The Liquidation Analysis, prepared by ABN with the assistance of Blackstone, is premised upon a liquidation in a Chapter 7 case and is annexed to this Disclosure Statement as Exhibit C. In the analysis, ABN has taken into account the nature, status, and underlying value of its assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.

     Based upon ABN's experience in the restructuring of business operations prior to the Petition Date and its experience in seeking investors and merger partners, ABN has not found a buyer ready, willing, and able to purchase ABN as a whole. Therefore, the likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of ABN's assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In ABN's opinion, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and Interests as great a realization potential as does the Plan.

                       XV SOLICITATION; VOTING PROCEDURES

     On September 12, 2000, the Bankruptcy Court entered the Scheduling and Solicitation Procedures Order which, among other things, established voting procedures and scheduled the hearing on confirmation of the Plan. On September 12, 2000, the Bankruptcy Court entered an order approving this Disclosure Statement. A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The notice of the Confirmation Hearing sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines. The notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

     If you (i) have any questions about the procedure for voting your Claim or Interest or about the packet of materials you received or (ii) wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, at your own expense, unless otherwise specifically required by Fed.
R. Bankr. P. 3017(d), please contact the Information Agent:

                       MacKenzie Partners, Inc.
                       156 Fifth Avenue
                       New York, New York 10010
                       Att'n:  Edith A. Lohman
                       Telephone:  (212) 929-5500
                       Telephone:  (800) 322-2885

     You may also obtain additional copies of the Plan and Disclosure Statement by logging on to the Bankruptcy Court's website at HTTP://WWW.NYSB.USCOURTS.GOV.

     If you have any questions about the amount of your Claim, please contact the Information Agent at the address and telephone numbers set forth above.

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtor concerning the Plan have been adequate and have included information concerning all payments made or promised in connection with the Plan and the Chapter 11 Case. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law and, under Fed. R. Bankr. P. 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

     In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (i) the Plan has been accepted by the requisite votes of the Classes of impaired Claims and Equity Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such classes, which will be the case under the Plan, (ii) the Plan is "feasible," which means that there is a reasonable probability that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization, and (iii) the Plan is in the "best interests" of all holders of Claims and Equity Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all Classes of impaired Claims and Equity Interests accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against and Equity Interests in the Debtor. These statutory conditions to Confirmation are discussed above.

                   XVI SPECIAL NOTE FOR HOLDERS OF SECURITIES

     The date for determining which holders of ABN's outstanding publicly traded securities (the "Securities") are entitled to vote on the Plan is September 12, 2000, or the date on which the order approving the Disclosure Statement was entered by the Bankruptcy Court. The indenture trustees, agents, or servicers, as the case may be, for the Securities will not vote on behalf of the holders of such Securities. Holders must submit their own Ballots.

A.   BENEFICIAL OWNERS

     (i) Any beneficial owner holding Securities as record holder in its own name should vote on the Plan by completing, if necessary, and signing the enclosed Ballot and returning it directly to the Information Agent on or before the Voting Deadline using the enclosed self-addressed, stamped envelope.

     (ii) Any beneficial owner holding Securities in "street name" through a brokerage firm, bank, trust company, or other nominee should vote on the Plan through such nominee by following these instructions:

          (a)  Complete and sign the Ballot.

          (b) Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process the Ballot and return it to the Information Agent by the Voting Deadline. If no self-addressed, stamped envelope was enclosed for this purpose, contact the Information Agent for instructions.

     Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Information Agent a master ballot (the "Master Ballot") that reflects the vote of such beneficial owner.

     If any beneficial owner owns Securities through more than one broker, bank, or other nominee, such beneficial owner may receive multiple mailings containing the Ballots. Each such beneficial owner should execute a separate Ballot for each block of Securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.

     Beneficial owners who execute multiple Ballots with respect to Securities held through more than one nominee must indicate on each Ballot the names of ALL such other nominees and the additional amounts of such Securities so held and voted.

     If a beneficial owner holds a portion of the Securities through a nominee and another portion as a record holder, such owner should follow the procedures described in (i) above to vote the portion held of record and the procedures described in (ii) above to vote the portion held through a nominee or nominees.

B.   BROKERAGE FIRMS, BANKS, AND OTHER NOMINEES

     An entity (other than a beneficial owner) which is the registered holder of Securities should vote on behalf of the beneficial owners of such Securities by
(i) immediately distributing a copy of this Disclosure Statement and accompanying materials, all appropriate Ballots, and self-addressed return envelopes to all beneficial owners for whom it holds such Securities, (ii) collecting all such Ballots, and (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and transmitting such Master Ballot to the Information Agent on or before the Voting Deadline. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such party.

C.   FIDUCIARIES AND OTHER REPRESENTATIVES

     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtor, must submit proper evidence satisfactory to the Debtor of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

     UNLESS THE MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE INFORMATION AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTOR MAY, IN ITS SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE SECURITIES BE DELIVERED TO THE DEBTOR OR ANY OF ITS ADVISORS.

D.   PARTIES IN INTEREST ENTITLED TO VOTE

     Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be impaired under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.

     In general, a holder of a claim or equity interest may vote to accept or to reject a plan if (i) the claim or equity interest is allowed, which means generally that no party in interest has objected to such claim or equity interest and (ii) the claim or equity interest is impaired by the Plan. If the holder of an impaired claim or interest will not receive or retain any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

     The holder of a Claim against ABN that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (i) the Plan provides a distribution in respect of such Claim and (ii) (a) the Claim has been scheduled by ABN (and such claim is not scheduled at zero or as disputed, contingent, or unliquidated) or (b) it has filed a proof of Claim on or before the bar date applicable to such holder pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Fed. R. Bankr. P. 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote unless the Bankruptcy Court, pursuant to Fed. R. Bankr. P. 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

E.   CLASSES IMPAIRED UNDER THE PLAN

     Class 5 11 3/8% Senior Note Claims, Class 6 11 1/4% Senior Subordinated Note Claims, Class 7 Convertible Subordinated NoTE Claims, Class 8 Unsurrendered Preferred Stock Claims, Class 9 Preferred Stock Interests, Class 10 Common Stock Interests, Class 11(a) ABN Securities Claims, and Class 11(b) ABNH Securities Claims, are Impaired under the Plan and entitled to vote on the Plan. Class 1 Other Priority Claims, Class 2 Other Secured Claims, Class 3 General Unsecured Claims, and Class 4 11 5/8% Senior Note Claims are not Impaired under the Plan, are deemed under section 1126(f) to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. Class 12 Warrants Interests will receive no distributions and will retain no property under the Plan arising from or under, or relating to, the ownership of the Warrants Interests, are deemed under section 1126(g) of the Bankruptcy Code to have rejected the Plan, and their votes to accept or reject the Plan will not be solicited.

                      XVII FINANCIAL ADVISORS; INFORMATION
                            AGENT; FEES AND EXPENSES

     Pursuant to a March 22, 1999 engagement letter, ABN engaged Blackstone as its financial advisor with respect to a possible restructuring or recapitalization of ABN's equity and/or debt securities and/or other indebtedness or obligations, including lease obligations, and with respect to such matters as ABN and Blackstone may agree. Pursuant to the terms of the Engagement Letter, Blackstone was paid $977,090 in partial payment of its fee for its services to ABN, and also received an unsecured note in the amount of $1,615,876 for the remainder of its fee.

     ABN has agreed to pay reasonable out-of-pocket expenses of the Noteholders' Committee and the reasonable fees and expenses of its legal advisors. The Noteholders' Committee is represented by Akin, Gump, Strauss, Hauer & Feld, L.L.P., its legal advisor, which has received a $36,832.96 retainer from ABN, and has received post-petition payments from ABN aggregating approximately $112,190 pursuant to the Cash Collateral Order approved by the Bankruptcy Court.

     ABN has retained MacKenzie Partners, Inc., Inc. to serve as the Information Agent in connection with the Solicitation of votes to accept or reject the Plan. ABN will pay the Information Agent reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for its reasonable out-of-pocket disbursements. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by ABN for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but, with the exception of the Indenture Trustees, will not otherwise be compensated for their services. ABN also will pay any other fees and expenses attributable to the Solicitation.

                      XVIII RECOMMENDATION AND CONCLUSION

     For all of the reasons set forth in this Disclosure Statement, ABN believes that Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, ABN urges all eligible holders of Impaired Claims and Interests to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Information Agent on or before 5:00 p.m. Eastern Daylight Time on October 23, 2000.

Dated:   New York, New York
         September 12, 2000

                                    AMERICAN BANKNOTE CORPORATION
                                    By: /s/ Patrick J. Gentile
                                        ----------------------------------------
                                        Patrick J. Gentile
                                        Senior Vice President - Finance Chief
                                        Accounting Officer


                                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                    Attorneys for American Banknote Corporation
                                    By: /s/ Kayalyn A. Marafioti
                                        ----------------------------------------
                                        Kayalyn A. Marafioti (KM 9362)
                                        (A Member of the Firm)
                                        Frederick D. Morris (FM 6564)


                                    Four Times Square
                                    New York, New York 10036-6522
                                    (212) 735-3000

                                    EXHIBIT A
                                       TO
                            DISCLOSURE STATEMENT WITH
                    RESPECT TO SECOND AMENDED REORGANIZATION
                      PLAN OF AMERICAN BANKNOTE CORPORATION




                      SECOND AMENDED REORGANIZATION PLAN OF
                          AMERICAN BANKNOTE CORPORATION

                                    EXHIBIT B
                                       TO
                              DISCLOSURE STATEMENT
                  WITH RESPECT TO SECOND AMENDED REORGANIZATION
                      PLAN OF AMERICAN BANKNOTE CORPORATION




                         UNAUDITED FINANCIAL INFORMATION

                          AMERICAN BANKNOTE CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                      (UNAUDITED)
                                                                     (IN THOUSANDS)

                                                                  For the Period Ended

ASSETS                                                            June 30,         December 31,
                                                                    2000               1999
Current Assets:
  Cash...................................................           $5,944             $4,615
  Accounts receivable....................................           42,549             43,951
  Inventories............................................           25,025             26,745
  Prepaid expenses and other current assets..............            1,419              2,070
                                                           ----------------  -----------------
                                                                    74,937             77,381

Goodwill.................................................           68,504             72,978
Property, plant, and equipment...........................           65,152             69,775
Other assets and deferred charges, net...................           71,415             63,744
                                                           ----------------  -----------------
Total Assets.............................................         $280,008           $283,878
                                                           ================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Revolving credit facilities............................           $2,695             $1,959
  Current maturities of long-term debt...................            2,499              3,638
  Payables and accrued expenses..........................           89,172             82,349
                                                           ----------------  -----------------
                                                                    94,366             87,946

Noncurrent Liabilities:
  Long term debt.........................................          215,883            230,390
  Other liabilities......................................           28,725             24,042
  Minority interests.....................................           13,469             12,474
                                                           ----------------  -----------------
  Total Liabilities......................................          352,443            354,852

Total Stockholders' Equity...............................         (72,435)           (70,974)
                                                           ----------------  -----------------
Total Liabilities and Stockholders' Equity...............         $280,008           $283,878
                                                           ================  =================

                          AMERICAN BANKNOTE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)

                                                                  Six Months Ended June 30,
                                                                    2000              1999

TOTAL REVENUES.........................................           $153,904          $139,666

COSTS AND OPERATING EXPENSES
Cost of goods sold.....................................          (112,575)          (107,628)
Selling and administrative expenses....................           (20,551)           (23,988)
Restructuring costs....................................            (1,265)              (720)
Depreciation and amortization..........................            (7,044)            (7,659)
                                                           ----------------  -----------------
                                                                   12,469               (329)

Interest expense.......................................           (13,124)           (14,196)
Other, net.............................................                58              1,002
                                                           ----------------  -----------------
  (Loss)/Income before income taxes....................              (597)           (13,523)
Provision for income taxes.............................               604              5,083
                                                           ----------------  -----------------
  Income/(Loss) before minority interest...............                 7             (8,440)
Minority interests.....................................            (1,079)              (835)
                                                           ----------------  -----------------
         Net (loss)                                               $(1,072)           $(9,275)
                                                           ----------------  -----------------
SUPPLEMENTAL DATA:
EBITDA                                                            $20,778            $(8,050)
                                                           ----------------  -----------------

Note: For purposes of consolidation, the net income tax benefit is based upon the realization of pre-reorganization U.S. tax losses.

                          AMERICAN BANKNOTE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                            (UNAUDITED)
                                                                          (IN THOUSANDS)

                                                                      Six Months Ended June 30,

                                                                       2000                1999
OPERATING ACTIVITIES
  Net (loss)................................................          $(1,072)            $(9,275)
Adjustments to reconcile net (loss) income to net cash
  provided by (used for) operating activities:
  Depreciation and amortization.............................            7,942               7,386
  Minority interest and JV reinvestment.....................            1,079                 835
  Restructuring and asset impairment........................              ---                 575
  Other non-cash items......................................              222                 697
  Deferred tax asset........................................           (2,007)             (6,103)
  Accounts receivable.......................................             (741)              7,590
  Inventories...............................................            1,903               1,203
  Prepaid expenses..........................................             (303)             (1,586)
  Payables and accrued expenses.............................            4,024               8,665
  Other liabilities.........................................           (1,252)             (1,618)
  Change in deferred taxes..................................              (53)                529
                                                                ----------------  -----------------
NET CASH PROVIDED BY (USED IN)                                         $9,742              $8,898
  OPERATING ACTIVITIES

INVESTING ACTIVITIES
  (Acquisition) of subsidiaries.............................          $     -            $(15,722)
  Proceeds from sale of assets..............................            2,314               1,555
  Capital expenditures, net.................................           (5,190)             (3,295)
                                                                ----------------  -----------------
  NET CASH PROVIDED BY (USED IN)                                      $(2,876)           $(17,462)
  INVESTING ACTIVITIES

FINANCING ACTIVITIES
  Payments to settle long-term debt.........................          $(6,372)            $(3,514)
  Net proceeds (repayments) of revolver.....................              953              (4,039)
  Other.....................................................             (117)               (936)
  Distributions/Dividends...................................                -              (1,044)
                                                                ----------------  -----------------
NET CASH (USED IN) FINANCING ACTIVITIES                               $(5,536)            $(9,533)

INCREASE (DECREASE) IN CASH AND CASH                                    1,330             (18,097)
  EQUIVALENTS

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                    $4,614             $22,832

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $5,944              $4,735
                                                                ----------------  -----------------

                                    EXHIBIT C
                                       TO
                              DISCLOSURE STATEMENT
                  WITH RESPECT TO SECOND AMENDED REORGANIZATION
                      PLAN OF AMERICAN BANKNOTE CORPORATION




                              LIQUIDATION ANALYSIS

                          AMERICAN BANKNOTE CORPORATION
              CHAPTER 7 LIQUIDATION ANALYSIS AS OF AUGUST 31, 2000

A.   INTRODUCTION

     ABN believes that the value of the property to be received under the Plan by each holder of an Impaired Claim or Interest is more than the value such holder would receive in a liquidation of ABN under Chapter 7 of the Bankruptcy Code. To arrive at that conclusion, ABN estimated and compared the likely returns to each holder of an Impaired Claim or Interest in a liquidation under Chapter 7 of the Bankruptcy Code and the Plan. The results of such analyses are set forth below.

     The Liquidation Analysis was prepared using a valuation of ABN's assets as of October 31, 2000, and is based upon a number of estimates and assumptions which are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of ABN and/or any Chapter 7 trustee. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF ABN WERE, IN FACT, TO UNDERGO SUCH A CHAPTER 7 LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

     A general summary of the assumptions used by management in preparing the Liquidation Analysis follows. The more specific assumptions are discussed below.

B.   ESTIMATE OF NET PROCEEDS

     Estimates were made of the cash proceeds that might be realized from the liquidation of ABN's assets. The Chapter 7 liquidation period is assumed to commence on October 31, 2000 and to average six months following the appointment of a chapter 7 trustee. ABN's primary assets are the equity it owns in its various operating Subsidiaries. Estimates of liquidation values of the Subsidiaries were made based upon valuation multiples of recent equity sale transactions in the individual countries where the Subsidiaries operate. These multiples were adjusted for a liquidation discount given the forced nature of the sale. For other assets, such as fixtures and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which ABN might achieve through their disposition.

C.   ESTIMATE OF COSTS

     ABN's costs of liquidation under Chapter 7 would include the fees payable to a Chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by ABN during the Chapter 11 case and allowed in the Chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants, and other professionals, and costs and expenses of members of the Equity Committee. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by ABN both prior to, and during the pendency of, the Chapter 11 case.

D.   DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY RULE

     The foregoing types of claims, costs, expenses, fees and such other claims that might arise in a Chapter 7 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay Chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors were paid in full, and no equity holder would receive any distribution until all creditors were paid in full. ABN BELIEVES THAT IN A CHAPTER 7 LIQUIDATION, HOLDERS OF THE CONVERTIBLE SUBORDINATED NOTE CLAIMS, UNSURRENDERED PREFERRED STOCK CLAIMS, OLD PREFERRED STOCK INTERESTS, OLD COMMON STOCK INTERESTS AND SECURITIES ACTION CLAIMS WOULD RECEIVE NO DISTRIBUTIONS OF PROPERTY.

     After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors and Interest holders in a Chapter 11 case, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail,
(iii) substantial increases in Claims that would be satisfied on a priority basis, and (iv) the adverse tax consequences associated with the sale of ABN's assets, ABN HAS DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY INTEREST HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF ABN UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.


                                                                                     Summary of Recoveries
--------------------------------------------------------------------        ----------------------------------------
                  Description                           Class No.           Under the               Chapter 7
                                                                               Plan
--------------------------------------------------------------------------------------------------------------------
General Unsecured Claims                                 Class 3               100%                    26%

11 5/8% Senior Note Claims(1)                            Class 4               100%                    100%

10 3/8% Senior Note Claims(1)                            Class 5               100%                    100%

11 1/4 % Senior Subordinated Note Claims                 Class 6               100%                    21%

Convertible Subordinated Note Claims(2)                  Class 7               60%                      0%

Unsurrendered Preferred Stock Claims(3)                  Class 8               100%                     0%

Old Preferred Stock Interests(4)                         Class 9             $780,906                   $0

Old Common Stock Interests(4)                            Class 10            $7,626,463                  $0

Securities Claims(4)(5)                                  Class 11            $4,601,445                  $0


     The foregoing chart does not consider that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case would be further reduced because such distributions in a Chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the Chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation has not been considered.

     ABN's LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF ABN. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying the __________________
Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of ABN or a Chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of ABN's assets will result in an accurate estimate of the proceeds which would be realized were ABN to undergo an actual liquidation. The actual amounts of Claims against the estate could vary significantly from ABN's estimate, depending on the Claims asserted during the pendency of the Chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of ABN could vary materially from the estimates provided herein.
________________________

(1) Both the 11 5/8% and 10 3/8% Note Claims are senior to the 11 1/4% Senior Subordinated Note Claims.

(2)  Subordinated to the 10 3/8%, 11 5/8%, and 11 1/4% Note Claims.

(3)  Subordinated to all Claims under section 510(c) of the Bankruptcy Code.

(4) Recoveries under the Plan are based on the diluted values of New Common Stock, New Warrants, and Equity Options before the issuance of Management Incentive Options or Rights.

(5) Assumes that any Securities Claims, in a liquidation scenario, are settled by proceeds from insurance policies. If not, Class 11 Securities Claims would share pro rata in any distribution to Class 9 and Class 10 Claims.

                                                    LIQUIDATION ANALYSIS
                                                       (In thousands)


PROCEEDS FROM LIQUIDATION                             Oct. 31, 2000           Estimated
                                                    Estimated Balance         Liquidation          Estimated
                                                  (before fresh start)       Proceeds               Recovery
Cash                                                         $5,607            $5,607                100%
Deferred income taxes                                         2,514                 -                  0%
Prepaid expenses and other current assets                       983                 -                  0%
Property, plant and equipment                                   231                35                 15%
Investment in subsidiaries                                  162,986           111,000                 68%
Other assets and deferred charges                             9,255             1,066                 12%
                                                          ---------         ---------             --------
Gross Assets Available for Distribution                    $181,576          $117,708                 65%
                                                          ---------         ---------             --------

ALLOCATIONS OF PROCEEDS                                    Estimated           Estimated                 %
                                                             Claim              Recovery              Recovery

SECURED CLAIMS
   103/8% Senior Note Claims  (Class 5)                     65,210            65,210                   100%
                                                          ---------         ---------             --------
   Total Secured Claims                                     65,210            65,210                   100%
                                                          ---------         ---------             --------

Proceeds available for payment of administrative                              52,498
   And priority claims

CHAPTER 7 LIQUIDATION COSTS
   Trustee and professional fees                             6,531             6,531                   100%
   Wind-down costs                                           2,600             2,600                   100%
                                                          ---------         ---------             --------
   Total Chapter 7 Liquidation Costs                         9,131             9,131                   100%
                                                          ---------         ---------             --------

CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS
   Administrative Claims                                       760               760                   100%
   Intercompany loans                                        3,200             3,200                   100%
   Chapter 11 Accrued Professional Fees                      3,865             3,865                   100%
   Accounts payable and accrued expenses                       200               200                   100%
   Employee claims and other accruals                          150               150                   100%
                                                          ---------         ---------             --------
   Total Chapter 11 Administrative and Priority Claims       8,175             8,175                   100%
                                                          ---------         ---------             --------


Proceeds available for payment of unsecured Claims
   and Interests                                                              35,192

UNSECURED CLAIMS
   General Unsecured Claims, including lease rejection      17,698             4,565                    26%
         (Class 3)

   115/8% Senior Notes (Class 4)                             8,814             8,814                   100%
   111/4% Senior Subordinated Notes (Class 6)              106,219            21,812                    21%
   Zero Coupon Convertible Subordinated Debentures           3,689                 -                     0%
                                                          ---------         ---------             --------
         (Class 7)
       Total General Unsecured Claims                      136,420            35,192                    26%
                                                          ---------         ---------             --------

PROCEEDS AVAILABLE FOR DISTRIBUTION TO:
   Unsurrendered Preferred Stock  Claims (Class 9)             432                 -                     0%
   Preferred Stock Interests  (Class 10)                         -                 -                     0%
   Common Stock Interests  (Class 11)                            -                 -                     0%

E.   FOOTNOTES TO LIQUIDATION ANALYSIS

     1.   Cash

     Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

     2.   Deferred Income Taxes

     The value of existing net operating loss carryforwards have been considered in the estimate of proceeds from the sale of ABN's subsidiaries.

     3.   Prepaid Expenses And Other Current Assets

     Prepaid expenses and other current assets include prepaid officer's life insurance ($0.4 million), and other miscellaneous assets ($0.6 million). These assets are assumed to generate no net proceeds. (See Other Secured Claims).

     4.   Property, Plant And Equipment

     Property, Plant and Equipment includes fixtures, equipment and leasehold improvements.

     o Fixtures and Equipment: Fixtures and Equipment include miscellaneous office assets, the value of which was based upon management's review of these assets.

     o Leasehold Improvements: No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of the leases.

     5.   Investments In Subsidiaries

     Investments in Subsidiaries represents the value of the equity ABN holds in its operating Subsidiaries. Estimates of liquidation value were based upon market multiples and sale transactions in the individual countries where the Subsidiaries operate, adjusted for the assumed effects of a forced sale atmosphere. Gross estimated proceeds from the liquidation of stock in the Subsidiaries were then adjusted by (i) taxes which would be payable upon such a sale, net of the benefit of any net operating loss carryforwards, and (ii) the impact of minority interests, if any.

     6.   Other Assets And Deferred Charges

     Other Non-Cash Assets and Deferred Charges consist of deferred debt issuance costs ($4.1 million), cash surrender value of officers' life insurance ($2.0 million), executive loans ($2.3 million) and other assets ($0.8 million). The value of the officers' life insurance and executive loans have been assumed to be set off against related liabilities.

     7.   Trustee And Professional Fees

     Total trustee and professional fees are estimated at 3.0% of the proceeds available for distribution (gross liquidation proceeds), or approximately $3.5 million. Professional fees represent the costs in a Chapter 7 case of attorneys, accountants, appraisers, investment bankers and other professionals retained by the trustee, as well as professional costs related to the divestment of operating subsidiaries. Based upon management's review of the nature of these costs and the outcomes of similar liquidations, professional fees are estimated at $3.0 million over the course of the liquidation period.

     8.   Wind Down Costs

     Wind down costs consist of corporate overhead, occupancy and employee costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time. Wind down costs include employee retention bonuses which are designed to motivate employees and to replace certain pre-petition employment contracts that will be rejected on a post-petition basis.

     9.   Chapter 11 Administrative and Priority Claims

     Chapter 11 Administrative and Priority Claims include costs incurred during the Chapter 11 case, including unpaid professional fees, that are assumed allowed in the Chapter 7 case.

     10.  General Unsecured Claims

     General Unsecured Claims include pre-petition trade and other payables, accrued expenses and professional fees, accrued employee compensation, deficiency claims, lease rejection claims and other pre-petition liabilities subject to compromise, including claims arising from the rejection of certain employment contracts with certain senior executives of ABN.

     Lease rejection claims comprise claims resulting from ABN's rejection of unexpired leases of real property. In accordance with section 502(b)(6) of the Bankruptcy Code, each lease rejection claim is calculated as the greater of one year, or 15%, not to exceed three years, of the remaining term of each lease. The Company's only lease claim is on its New York City corporate office. Management believes that the lease on its corporate office is estimated to be at market, thus the lease can be assigned without generating any incremental proceeds or claims.

     11.  Contingent Claims

     ABN is a guarantor of various equipment leases used by its domestic operating subsidiary. It is assumed that a buyer of the domestic operating subsidiary will assume all costs related to such equipment leases such that the guarantees will not be called upon.

                                    EXHIBIT D
                                       TO
                              DISCLOSURE STATEMENT
                  WITH RESPECT TO SECOND AMENDED REORGANIZATION
                      PLAN OF AMERICAN BANKNOTE CORPORATION




                         PROJECTED FINANCIAL INFORMATION

                         PROJECTED FINANCIAL INFORMATION

A.   INTRODUCTION

          ABN CAUTIONS THAT NO REPRESENTATION CAN BE MADE AS TO THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS UPON WHICH THESE PROJECTIONS ARE BASED ARE NOT DERIVED FROM HISTORICAL RESULTS AND ARE SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD ARE LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL AND ADVERSE.

          The financial projections were prepared by ABN's management and are based on the accompanying assumptions and should be read in conjunction with such assumptions.

          The financial projections present, to the best of ABN's knowledge and belief, the expected financial position, results of operations and cash flows of ABN for the periods shown. Accordingly, these projections reflect ABN's judgment, as of the date of this Disclosure Statement, of expected future operating conditions and future business decisions, which are subject to change. The assumptions disclosed herein are those that ABN believes are significant to the projections.

          ABN does not intend to revise the projections to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. ABN assumes no responsibility to advise users of the projections about any subsequent changes.

          ALTHOUGH ABN BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. ABN URGES HOLDERS OF CLAIMS AND INTERESTS TO CONSIDER CAREFULLY THE UNDERLYING ASSUMPTIONS IN EVALUATING THE PLAN.

B.   SUMMARY OF SIGNIFICANT ASSUMPTIONS

          ABN has developed the Projections (summarized below) to assist both Creditors and equity Interest holders in their evaluation of the Plan and to analyze its feasibility. The financial statements have been shown on a fully consolidated basis. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

     1.   Fiscal Years.

          ABN's fiscal year ends on December 31 of each year.

     2.   Plan Terms And Consummation.

          The projections assume a Consummation Date of October 31, 2000. The projections also assume that Allowed Claims and equity Interests will be treated in accordance with the treatment provided in the Plan. If Consummation of the Plan does not occur on or around October 31, 2000, there is no guarantee that, among other things, the trade creditors and customers will support ABN and its domestic and foreign Subsidiaries as projected. A material reduction in trade credit and terms and customer volumes would materially affect ABN's ability to achieve the projected results. Further, if the Consummation of the Plan does not occur by October 31, 2000, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly affect ABN's results of operations and cash flows.

     3.   Assumptions Preceding The Consummation Date.

          As a basis for the projections, management has estimated the operating results for the period of time leading up to the Consummation Date. Specifically, it has been assumed that for the duration of the Chapter 11 Case, trade vendors will continue to provide ABN and its Subsidiaries with goods on customary terms and credit. A significant reduction in terms for ABN's Subsidiaries could potentially affect the Subsidiaries' ability to make available cash to ABN.

     4.   General Economic Conditions.

          The projections were prepared assuming that economic conditions in the markets served by ABN and its Subsidiaries do not differ significantly or deteriorate over the next four years from current economic conditions. Domestic inflation in revenues and costs are assumed to remain relatively low. It has been assumed that the impact of inflation rates in the foreign countries in which ABN's Subsidiaries operate will be offset by a corresponding widening of the relevant U.S. Dollar exchange rate such that foreign inflation will not have a material impact on the U.S. dollar projections. There can be no assurance, however, that a significant change in exchange rates or general economic climate in the countries where ABN's Subsidiaries operate would not have a material affect on cash available to ABN.

     5.   Revenues.

          All revenues of ABN are projected at the operating Subsidiary level. As a holding company, ABN does not book any sales or receive direct revenues from the sale of products and services of its Subsidiary companies.

     UNITED STATES. Revenues in 2000 are projected to decline by 4.5% from 1999 levels, reflecting the mature nature of the U.S. product lines, including the food coupon business and the full year effect of ABNCo's exit from certain unprofitable business lines in 1999. Revenues are projected to grow at an annual compounded rate thereafter of 5.3% due to growth in ABNCo's commercial business and the introduction of new product lines which in the aggregate offset anticipated declines in the food coupon business.

     BRAZIL. Revenue in 2000 is projected to grow by 15.4% from 1999 levels, driven by the continued growth in established product lines such as security printing, printing services, and document management, driver license bureaus, and phone and magnetic cards. Revenues are projected to grow at an annual compounded rate of 9.0% thereafter, due to the introduction of new product lines currently under development.

     FRANCE. A revenue decline of 13.6% in 2000 from 1999 levels is driven by continued weakness in the value of the French Franc partially offset by continued growth across Sati's printing business. Revenues are projected to grow at an annual compounded rate thereafter of 7.4%, due primarily to growth in demand for electronic printing and smart card personalization as a result of the Europe-wide conversion to a common currency.

     AUSTRALIA. A revenue decline of 7.6% in 2000 from 1999 levels is driven primarily by weakness in the Australian Dollar as well as a projected decline in bank contract revenues. Revenues are projected to grow at an annual compounded rate of 3.4% thereafter, due primarily to increased bureau card personalization services in Southeast Asia and growth in smart chip cards.

     ARGENTINA. Revenues in 2000 are projected to grow by 31% from 1999 levels, driven by growth in the new card and card personalization businesses. Revenues are projected to grow at an annual compounded rate thereafter of 28% due to further expansion in South America and growth in smart cards and card personalization as banks continue to increase outsourcing and the market size for these products increases.

     6.   Cost Of Goods Sold.

          Cost of goods sold as a percentage of revenues are expected to remain relatively flat after decreasing by 1.9% between 2000 and 2001. Cost of goods as a percentage of revenues are expected to be 72.5% in 2000, 70.6% in 2001, 70.6% in 2002, and 70.3% in 2003. The decline of this percentage from levels present in the year 2000 relates mainly to the annualized effect of (i) the exit from certain low margin businesses in the United States, (ii) decreased labor costs associated with the site rationalization and relocation program initiated at the U.S. and Australian operations in 1999 and continued in 2000, and (iii) the shift in product mix across all of the Company's operating Subsidiaries.

     7.   Selling And Administrative Expenses.

          Selling and Administrative Expenses are expected to decrease as a percentage of revenues from 15.0% in 1999 to 13.5% in 2000, 12.0% in 2001, 11.4%
in 2002, and 10.9% in 2003. These percentages reflect (i) cost control measures implemented as part of operating restructurings introduced at the various Subsidiaries, (ii) fixed cost leverage resulting from projected sales growth, and (iii) general reductions in corporate overhead due to head count reductions and reduced professional fees associated with the resolution of certain litigation.

     8.   Depreciation And Amortization.

          Depreciation and amortization as a percentage of sales was 7.3% in 1999 and is projected to increase over the projection period, reflecting the goodwill created from applying fresh-start accounting.

     9.   Interest Expense.

          Interest expense reflects interest on the $56.5 million of the 10 3/8% Senior Notes, the $8.0 million of 11 5/8% Senior Notes, debt at the operating Subsidiary level, and various financing fees. Interest payments on the 10 3/8% Senior Notes for December 1999, June 2000, and December 2000 are assumed to be paid in kind in the form of further 10 3/8% notes due at maturity, with cash interest payments commencing with the payment due in June 2001, although the Plan provides that any interests payments due may be paid in kind at ABN's option.

     10.  Joint Venture Income.

          Joint venture income represents ABN's interest in the net income of its smart card joint ventures with Gem Plus in Brazil (signed in 1999) and Australia (signed in 2000).

     11.  Income Taxes.

          Income taxes reflect taxes at both ABN and Subsidiary level. Tax rates for each operating entity reflect the tax regime of its country of operations. At the ABN level, the projections assume that, upon the Consummation Date, Reorganized ABN will be able to utilize net operating loss carryforwards on a limited basis in accordance with Section 382 L (6) of the Internal Revenue Code. Deferred tax assets created by the existence of the loss carryforwards have been partially reserved. The combined federal, state, and local income tax rate, before taking into account the benefit from the utilization of tax loss carryforwards, is estimated at 34%.

     12.  Minority Interest.

          Reflects the net income related to Banco Bradesco S.A.'s 22.5% interest in the Brazilian operations.

     13.  EBITDA.

          EBITDA is defined for purposes of the projections as earnings before interest expense, income tax provisions, depreciation and amortization, unusual items, reorganization items, and extraordinary items.

     14.  Working Capital.

          Working capital is projected primarily on the basis of historic patterns applied to projected levels of operations. It has been assumed that vendor trade terms remain at normal levels in the post-Consummation Date period.

     15.  Capital Expenditures.

          Capital expenditures are primarily for the purchases of equipment consistent with the Company's operating strategies at the various Subsidiaries.

     16.  Dividends / Distributions.

          The operations of ABN are funded primarily through dividends and distributions from its various operating Subsidiaries, including its Brazilian subsidiary. "Dividends/ Distributions" on the consolidated statement of cash flows reflects Banco Bradesco S.A.'s 22.5% interest in the dividends from ABNB.

     17.  Fresh Start Accounting.

          The projections have been prepared using the basic principles of "fresh start" accounting for periods after October 2000. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, entitled "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, ABN will determine the reorganization value of the reorganized company on the Consummation Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets, and ABN will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. The projections assume that the reorganization value in excess of amounts allocable to identifiable assets will be amortized over the three years ($30.0 million per year) following the Consummation Date. ABN is currently evaluating further the manner in which the reorganization value will be allocated to its various assets. It is likely that the final allocation, and therefore the amount of reorganization value in excess of book value, as well as depreciation and amortization expense, will differ from the amounts presented herein.

     18.  Reorganization Value.

          For purposes of this Disclosure Statement and to prepare the projections, management has estimated the reorganization value of Reorganized ABN as of October 31, 2000 to be approximately $266 million.

C.   SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities laws. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which ABN and its Subsidiaries operate and will operate, the success or failure of ABN in implementing its current business and operational strategies, the level of vendor trade support, labor relations and labor costs, the ability of ABN to maintain and improve its revenues and margins, and the liquidity of ABN on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund capital expenditure program of ABN Subsidiaries). For additional information about ABN and relevant risk factors, see "Certain Risk Factors To Be Considered."

D.   FINANCIAL PROJECTIONS

          The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

     a. Pro forma consolidated Reorganized ABN balance sheet at October 31, 2000, including all reorganization and fresh-start adjustments.

     b. Projected consolidated balance sheets for fiscal years ending in 2000, 2001, 2002, and 2003.

     c. Projected consolidated income statements for fiscal years ending in 2000, 2001, 2002, and 2003.

     d. Projected consolidated statements of cash flow for fiscal years ending in 2000, 2001, 2002, and 2003.

          All captions in the attached projections do not correspond exactly to ABN's historical external reporting; some captions have been combined for presentation purposes.

AMERICAN BANKNOTE CORPORATION
PRO FORMA REORGANIZED BALANCE SHEET
OCTOBER 31, 2000
(UNAUDITED)
(IN THOUSANDS)


                                                                   CONSOLIDATED
ASSETS                                      Estimated      Reorganization   Fresh Start   Restated October
                                           October 31,      Adjustments     Adjustments       31, 2000
                                              2000
Current assets:
 Cash....................................     $11,597         ($4,583)(a)   $       -          $7,015(b)
 Accounts Receivable.....................      41,881               -               -          41,881
 Inventories.............................      28,280               -               -          28,280
 Prepaid expenses and other current             1,692               -               -           1,692
 assets..................................
                                             --------         ------------  ----------         -----------
                                               83,450          (4,583)              -          78,868

Reorganization in excess of book value...           -               -          90,041(c)       90,041
Goodwill.................................      66,033               -               -          66,033
Fixed assets and capital leases, net.....      62,963               -               -          62,963
Other assets and deferred charges, net...      82,066(d)       (5,795)(e)           -          76,271
                                             --------         ------------  ----------         -----------

Total Assets.............................    $294,512        ($10,378)         90,041        $374,176
                                             --------         ------------  ----------         -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Revolving Credit Facilities.............      $4,728       $       -       $       -          $4,728
 Current maturities of long-term debt....       2,645               -               -           2,645
 Corporate accrued interest..............           -           2,675(f)            -           2,675
 Payables and accrued expenses...........      67,797          (4,383)(g)           -          63,414
                                             --------         ------------  ----------         -----------
                                               75,169          (1,707)              -          73,461

Noncurrent liabilities:
 Long term debt..........................      52,724          71,899(h)            -         124,623
 Other liabilities.......................      40,004           2,000(i)            -          42,004
 Deferred Income Taxes...................       1,451               -               -           1,451
                                             --------         ------------  ----------         -----------
                                               94,179          73,899               -         168,078

Liabilities subject to compromise........     193,010(j)     (193,010)(k)           -               -
Minority Interest........................      14,364               -               -          14,364

Retained earnings(deficit)...............     (82,209)        110,440          90,041(c)      118,271
                                             --------         ------------  ----------         -----------
 Total stockholders equity(deficit)......     (82,209)        110,440          90,041         118,271
                                             --------         ------------  ----------         -----------

Total liabilities and stockholders'           294,512        ($10,378)         90,041        $374,176
equity...................................
                                             --------         ------------  ----------         -----------



NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

NOTES TO PRO FORMA REORGANIZED BALANCE SHEET

(a) Includes $2.0 million of bankruptcy related professional, advertising and printing fees, $1.5 million of accrued interest on the 115/8% Senior Notes, and $1.1 of other professional fees and litigation settlements. With the exception of interest to be paid on the 115/8% Senior Notes, these amounts presume that holders of Allowed Administrative Claims and Allowed General Unsecured Claims will accept extended payment terms in respect of their claims.

(b) Comprised of approximately $1.0 million of available cash at ABN and $6.0 million of cash at operating subsidiaries, much of which is excluded from ABN's use due to restrictions imposed by local borrowing agreements.

(c) ABN proposes to account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). ABN has estimated a reorganization value of $266 million, $118 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. For the purposes of this presentation, book values have been assumed to equal fair values except for specific items in which quantifiable data is currently available. ABN is currently evaluating the value of various assets, including certain of its fixed assets and leased facilities, which is expected to lead to additional pro forma adjustments to book values and result in a different reorganization value in excess of book as of the Consummation Date. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock and the New Warrants after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. ABN does not make any representation as to the trading value of shares or warrants to be issued pursuant to the Plan.

(d) Includes $9.3 million of deferred debt and other non-cash assets, $7.8 million of investments in joint ventures and other miscellaneous assets, and $65.0 million of deferred income taxes, primarily attributable to net operating loss carry-forwards.

(e) Represents elimination of the deferred debt asset associated with conversion of the 111/4% Senior Subordinated Notes into equity and the elimination of ABN's deferred tax assets.

(f) Includes five months of accrued interest on the 103/8% Senior Notes and three months of accrued interest on the 115/8% Senior Notes, both calculated at the contracted rate of interest.

(g) Payment of administrative claims, other professional fees and litigation settlements.

(h) Includes $63.9 million accrued balance on 103/8% Senior Notes (reflecting $6.3 million of paid-in-kind interest and $1.1 million of additional principal as payment of the consent fee) and $8.0 million of 115/8% Senior Unsecured Notes.

(i)  Settlement accrual.

(j) Involves reclassification of $158.3 million of long-term debt, $30.9 million of accrued interest, and $3.9 million of Convertible Subordinated Notes.

(k)  Elimination of liabilities subject to compromise.

REORGANIZED ABN CORPORATION CONSOLIDATED FINANCIALS
PROJECTED BALANCE SHEETS
FISCAL YEARS ENDING 2000 THROUGH 2003
(UNAUDITED)
(IN THOUSANDS)

                                                             Fiscal Year Ending December 31
ASSETS                                             2000           2001           2002            2003
Current assets:
   Cash.......................................     $6,637        $14,653        $29,422          49,180
   Accounts Receivable........................     41,184         49,205         52,418          55,714
   Inventories................................     27,751         29,959         32,194          34,394
   Prepaid expenses and other current assets..      1,689          4,742          4,922           5,092
                                                 --------      ---------     ----------      ----------
                                                   77,261         98,559        118,956         144,380

Goodwill......................................    150,647        118,560         85,606          57,654
Property, Plant and Equipment.................     61,800         68,332         66,335          64,294
Other assets and deferred charges, net........     76,444         70,971         67,091          62,233
                                                 --------      ---------     ----------      ----------

Total Assets..................................   $366,152       $356,422       $337,988        $328,560
                                                 --------      ---------     ----------      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Revolving Credit Facilities................     $3,826         $3,201         $3,201          $3,201
   Current maturities of long-term debt.......      2,111          2,753          3,093              66
   Payables and accrued expenses..............     61,430         61,116         65,727          68,347
                                                 --------      ---------     ----------      ----------
                                                   67,366         67,070         72,021          71,615

Noncurrent liabilities:
   Long Term Debt.............................    127,535        124,923        116,651         108,965
   Other Liabilities..........................     41,658         38,468         36,543          35,646
   Deferred Income Tax........................      1,451          1,451          1,451           1,451
   Minority Interests.........................     14,354         18,898         20,233          21,524
                                                 --------      ---------     ----------      ----------
                                                  184,998        183,740        174,878         167,586

Total Stockholders' Equity....................    113,788        105,612         91,089          89,359
                                                 --------      ---------     ----------      ----------

Total Liabilities and Stockholders' Equity....   $366,152       $356,422       $337,988        $328,560
                                                 --------      ---------     ----------      ----------

NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

REORGANIZED ABN CORPORATION CONSOLIDATED FINANCIALS
PROJECTED INCOME STATEMENTS
FISCAL YEARS 2000 THROUGH 2003
(UNAUDITED)
(IN THOUSANDS)


                                                           Fiscal Year Ending December 31

                                                2000             2001            2002            2003

TOTAL REVENUES............................   $287,428          $315,715        $339,357       $364,065

COST AND OPERATING EXPENSES

Cost of Goods Sold........................   (207,549)         (222,315)       (239,193)       (255,294)

Selling and Administrative expenses.......    (38,734)          (37,647)        (38,688)        (39,739)

Depreciation and Amortization.............    (20,283)          (45,157)        (44,587)        (39,692)
                                              --------         ---------      ----------      ----------

    OPERATING (LOSS) / INCOME                  20,862            10,596          16,889          29,340

Interest expense..........................    (24,544)          (13,090)        (11,967)        (11,029)

Other, Net................................     (1,950)              326             392             434

Joint Venture Income......................        600             3,738           4,735           5,231
                                              --------         ---------      ----------      ----------

    (LOSS) / INCOME BEFORE INCOME TAXES        (5,032)            1,570          10,049          23,976

Provision for income taxes................     (6,124)          (12,266)        (17,633)        (20,124)
                                              --------         ---------      ----------      ----------

    Income before Minority Interest.......    (11,156)          (10,696)         (7,584)          3,852
                                              --------         ---------      ----------      ----------

Minority Interests........................     (2,486)           (5,063)         (5,781)         (6,482)
                                              --------         ---------      ----------      ----------

    Net Income/(Loss).....................    (13,642)          (15,759)        (13,365)         (2,630)
                                              --------         ---------      ----------      ----------

SUPPLEMENTAL DATA:

EBITDA....................................    $41,146           $55,752         $61,476         $69,033



NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

REORGANIZED ABN CORPORATION CONSOLIDATED FINANCIALS
STATEMENT OF CASH FLOWS
FISCAL YEARS 2000 THROUGH 2003
(UNAUDITED)
(IN THOUSANDS)

                                                             Fiscal Year Ending December 31
                                                   2000           2001           2002            2003

OPERATING ACTIVITIES

    Net (loss) income..........................  (13,642)        (15,759)       (13,365)         (2,630)

Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:

    Depreciation and amortization..............    20,509         45,388         44,818          39,923

    Accounts Receivable........................     1,432         (8,021)        (3,213)         (3,295)

    Other Assets...............................     1,531            991          5,779           6,557

    Inventories................................   (1,871)         (2,208)        (2,235)         (2,199)

    Prepaid Expenses...........................     1,123         (3,071)          (180)           (171)

    Payables and Accrued Expenses..............    10,727          1,160          2,613           2,619

    Other Liabilities..........................   (7,353)        (1,295)         (2,622)         (1,244)

    Minority Interest and JV Reinvestment......     1,886          4,013          4,431           4,982
                                                 --------      ---------      ---------      ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES          14,342         21,198         36,026          44,542



INVESTING ACTIVITIES

    Proceeds from asset sales..................     5,405             --             --              --

    Capital expenditures.......................    (9,193)        (9,640)        (9,721)         (9,782)
                                                 --------      ---------      ---------      ----------

NET CASH USED IN INVESTING ACTIVITIES              (3,788)        (9,640)        (9,721)         (9,782)



FINANCING ACTIVITIES

    Payments to settle long-term debt..........    (5,558)        (1,923)        (7,931)        (10,713)

    Net proceeds (repayments) of revolver......    (2,276)          (624)            --              --

    Other......................................       585             --             --              --

    Distributions/Dividends....................      (871)          (994)        (3,605)         (4,289)
                                                 --------      ---------      ---------      ----------

NET CASH (USED) PROVIDED BY FINANCING              (8,120)        (3,542)       (11,536)        (15,002)
    ACTIVITIES



INCREASE IN CASH AND CASH EQUIVALENTS               2,435          8,016         14,769          19,758



CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR      4,202          6,637         14,653          29,422
                                                 --------      ---------      ---------      ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR           $6,637        $14,653        $29,422         $49,180
                                                 --------      ---------      ---------      ----------







NUMBERS MAY NOT TOTAL DUE TO ROUNDING.